SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

AMENDMENT NO. 1

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

The MONY Group Inc.

1740 Broadway

New York, NY 10019

www.mony.com

Important Special Meeting of Stockholders

to Approve Amended Merger Agreement

[•], 2004

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of The MONY Group Inc., to be held on Tuesday, May 18, 2004, at 10:30 a.m. local time, at the New York Marriott Marquis hotel, 1535 Broadway, New York, New York. The special meeting was postponed from its originally scheduled date of Tuesday, February 24, 2004 and the record date for the special meeting was changed to April 8, 2004.

At the special meeting, holders of MONY common stock as of the close of business on April 8, 2004 will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., as amended on February 22, 2004, providing for the acquisition of MONY by AXA Financial. If the MONY stockholders adopt the amended merger agreement, AIMA Acquisition Co., a wholly owned subsidiary of AXA Financial, will merge with and into MONY, and each issued and outstanding share of MONY common stock will be canceled and converted automatically into the right to receive $31.00 in cash without interest, less any applicable withholding tax, except for any such shares of MONY common stock with respect to which appraisal rights have been properly perfected under Delaware law. As a result of the merger, MONY will cease to be a publicly traded company and will become a wholly owned subsidiary of AXA Financial.

On February 22, 2004, MONY and AXA Financial amended the merger agreement to permit MONY to pay an additional dividend to stockholders of $0.10 per share upon the closing of the merger, thereby bringing the total dividends to be paid to MONY stockholders upon consummation of the merger to approximately $0.33 to $0.35 per share, less any applicable withholding tax. In addition, the merger agreement has been amended to increase the threshold for AXA Financial’s appraisal rights condition in the merger agreement from 10% of our issued and outstanding shares to 15% of our issued and outstanding shares and to impose additional procedural restrictions on AXA Financial’s ability to invoke this condition.

Your board of directors, by unanimous vote and after careful consideration, (i) has approved the amended merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the amended merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the amended merger agreement.

Completion of the proposed merger is subject to the satisfaction or valid waiver of a number of conditions, including, among others, obtaining certain necessary approvals and consents from applicable insurance and banking regulators. Therefore, even if MONY’s stockholders adopt the amended merger agreement, we cannot assure you that the proposed merger will be completed.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting, including more detailed information with respect to changes in the amended merger agreement effected by the amendment. Please give this material your careful and prompt attention. You may also obtain more information about MONY from documents that we have filed with the U.S. Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares of MONY common stock that you own. Because adoption of the amended merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon, a failure to vote, or an abstention from voting, will have the same effect as a vote against the merger.

Accordingly, you are requested to vote your shares of MONY common stock by proxy promptly by either (a) using a toll-free number as described in the enclosed proxy card or voting instruction form, (b) using the Internet as described in the enclosed proxy card or voting instruction form or (c) by completing, signing, dating and promptly mailing the proxy card in the postage-paid envelope provided, whether or not you plan to attend the special meeting. Voting in any of these ways will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Finally, if you have any questions or need assistance in voting your shares of MONY common stock, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at 1-800-488-8075.

On behalf of your Board of Directors, thank you for your cooperation.

Very truly yours,

Michael I. Roth

Chairman of the Board and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2004 and is first being mailed to stockholders on or about [•], 2004.

The MONY Group Inc.

1740 Broadway

New York, NY 10019

www.mony.com

REVISED NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 18, 2004

To the Stockholders of The MONY Group Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The MONY Group Inc., a Delaware corporation, previously scheduled to be held on Tuesday, February 24, 2004, will now be held on Tuesday, May 18, 2004, at 10:30 a.m. local time, at the New York Marriott Marquis hotel, 1535 Broadway, New York, New York, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 22, 2004, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc. Copies of the merger agreement and the amendment to the merger agreement are attached as Annex A and Annex B, respectively, to the accompanying proxy statement. Pursuant to the terms of the amended merger agreement, AIMA Acquisition Co., a wholly owned subsidiary of AXA Financial, will merge with and into MONY, with MONY continuing as the surviving corporation and becoming a wholly owned subsidiary of AXA Financial, and each issued and outstanding share of common stock of MONY, other than those shares of MONY common stock, including MONY restricted common stock, held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $31.00 in cash without interest and less any required withholding tax.

2.	In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1 above.

3.	To consider and vote upon a stockholder proposal, if presented at the special meeting, as described in this proxy statement under the heading “Stockholder Proposal.”

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting and any matters incidental thereto.

The MONY board of directors, by unanimous vote and after careful consideration, (i) has approved the amended merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the amended merger agreement are advisable, fair to and in the best interests of MONY and its stockholders, (iii) recommends that MONY stockholders vote “FOR” adoption of the amended merger agreement and (iv) recommends that MONY stockholders vote “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the amended merger agreement in the event that there are insufficient votes to adopt the amended merger agreement at the special meeting.

The MONY board of directors, by unanimous vote and after careful consideration, recommends that MONY stockholders vote “AGAINST” approval of the stockholder proposal, if presented at the special meeting.

Only MONY stockholders of record at the close of business on April 8, 2004, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

All MONY stockholders of record at the close of business on April 8, 2004 are cordially invited to attend the special meeting in person. However, to assure that your shares of MONY common stock are voted in case you cannot attend, you are urged to vote your shares by proxy by either (a) using a toll-free number as described in the enclosed proxy card or voting instruction form, (b) using the Internet following the instructions on the enclosed proxy card or voting instruction form or (c) by completing, signing, dating and promptly mailing your enclosed proxy card in the postage-paid envelope provided for that purpose. Any stockholder of record attending the special meeting may vote in person even if he or she has returned a proxy.

MONY stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of MONY common stock as determined by the Delaware Court of Chancery under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must deliver a written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement. The amount awarded by the Delaware Court of Chancery in respect of the exercise of a stockholder’s appraisal rights may be more than, less than or equal to the merger consideration.

Adoption of the merger agreement requires approval of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting will be postponed or adjourned in order to permit further solicitation by MONY if (i) Proposal 2 is adopted at the special meeting, or (ii) there is no quorum at the special meeting, and a duly authorized officer of MONY entitled to preside at the special meeting elects to postpone or adjourn the special meeting.

By Order of the Board of Directors

Lee M. Smith

Vice President and Corporate Secretary

New York, New York

[•], 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may vote by proxy by telephone or via the Internet by following the instructions on your proxy card or voting instruction form. Remember, if you do not return your proxy card or vote by proxy by telephone or via the Internet or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement. You may revoke your proxy and vote in person if you decide to attend the special meeting.

If you have certificates representing shares of MONY common stock, please do not send your certificates to MONY at this time. If the merger agreement is adopted, you will be sent instructions regarding the surrender of your certificates to receive payment for your shares of MONY common stock. If you hold your shares of MONY common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of MONY common stock. Following completion of the merger, the paying agent will automatically mail you the merger consideration in exchange for the cancellation of your shares of MONY common stock, provided that you comply with applicable tax certification requirements.

No person has been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by MONY or any other person.

If you have any questions or need assistance in voting your shares of MONY common stock, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at 1-800-488-8075.

i

ANNEX A – Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc.

ANNEX B – Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 22, 2004, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc.

ANNEX C – Opinion of Credit Suisse First Boston LLC, dated February 22, 2004.

ANNEX D – Section 262 of the Delaware General Corporation Law (Appraisal Rights).

ii

SUMMARY TERM SHEET

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including each of the annexes attached to the proxy statement, to fully understand the merger. A copy of the merger agreement is attached as Annex A to this proxy statement and a copy of the amendment to the merger agreement is attached as Annex B to this proxy statement. The merger agreement, as amended, and the proposed merger are referred to in this proxy statement as “the merger agreement” and the “merger,” respectively. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

Proposed Acquisition

•	Stockholder Vote. You are being asked to vote to adopt a merger agreement pursuant to which MONY will be acquired by AXA Financial.

•	Price for Your Stock. In the proposed merger, you will receive $31.00 in cash, without interest, less any applicable withholding tax, for each of your shares of MONY common stock.

•	Dividends. If the merger is completed, you will also receive two dividends from MONY in an aggregate amount of approximately $0.33 to $0.35, less any applicable withholding tax, for each of your shares of MONY common stock.

Board Recommendation (page 40)

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement. See “The Merger — Recommendation of MONY’s Board of Directors.”

MONY’s Reasons for the Merger (page 37)

MONY’s board of directors carefully considered the terms of the proposed transaction and MONY’s strategic alternatives in deciding to enter into the merger agreement and to recommend that stockholders vote “FOR” adoption of the original merger agreement. Among the factors considered by the board of directors were:

•	MONY’s knowledge of, and its beliefs about, the environment in which it operates and the impact of this environment on MONY’s opportunities as a stand-alone entity and on MONY’s ability to consummate an alternative strategic transaction in the future. Specifically, MONY believed that this environment created difficult operating conditions for life insurers in general and MONY in particular;

•	the strategic options available to MONY and MONY’s assessment that none of these options, including remaining independent, is likely to present an opportunity that is equal or superior to the proposed merger with AXA Financial or to create value for MONY stockholders that is equal to or greater than that created by the proposed merger;

•	MONY’s financial condition, results of operations and business and earnings prospects if it were to remain independent, as well as the meaningful risk that MONY would not achieve its expected results;

•	the fact that, because of the strain on statutory capital resulting from new life insurance and annuity sales without sufficient income from life insurance operations to support such sales, MONY had to invest over $50 million of holding company funds in MONY Life in the year prior to September 17, 2003 to support its capital and, in the foreseeable future, MONY expects to continue to have to make sizable investments in the life operations without offsetting income from those operations;

•	the prospect that, absent the proposed merger, the ratings agencies would, in the immediate future, downgrade MONY’s senior debt credit ratings and MONY Life’s financial strength ratings and the effect that such a downgrade would have on MONY Life;

•	the need for economies of scale in MONY’s business which the MONY board of directors believed MONY did not have, the resulting conclusion that MONY’s variable products businesses and career agency distribution system would be worth more to AXA Financial than they are worth to MONY as an independent public company, and MONY’s judgment that a sale to AXA Financial would, therefore, maximize the value MONY’s stockholders would receive for those components of MONY’s business;

•	the belief of the MONY board of directors, based on discussions with MONY’s management and MONY’s financial advisors and publicly available research analysts’ reports, that the market price of MONY common stock in the months immediately preceding the September 17, 2003 public announcement of the proposed merger was inflated by the speculation concerning a possible acquisition of MONY and the premium that AXA Financial’s offer of $31.00 per share represented after taking into account this likely inflation;

•	MONY’s small stock market float and the consequent difficulty that MONY’s large stockholders would have in selling their holdings in the public market, over a relatively short period of time, without depressing the market price of MONY common stock, were MONY to remain an independent public company;

•	the terms of the merger agreement, which provide MONY with an ability to respond to, and to accept, an unsolicited offer that is superior to the merger, if necessary to comply with the MONY board of directors’ fiduciary duties to the MONY stockholders under applicable law;

•	the history of conversations since MONY’s demutualization with other potential acquirors, that, in each case, failed to result in any definitive offer to acquire MONY, and the MONY board of directors’ conclusion that based on such unsuccessful conversations that it was unlikely that a higher value can be achieved for MONY stockholders by means of a transaction with any other party, combined with the likelihood that, given MONY’s ability under the merger agreement, as described immediately above, to respond to and accept an unsolicited offer that is superior to the merger, any other party that is willing and able to pay a price higher than $31.00 per share would come forward before the MONY stockholders vote on the proposed transaction;

•	the belief of the MONY board of directors that, given the potential consolidation savings and other economies that AXA Financial could achieve in a merger with MONY, AXA Financial could extract synergies which were more significant than most potential acquirors, thereby enabling it to pay a higher price for MONY than other potential acquirors who would not be able to extract such synergies;

•	the belief of the MONY board of directors that AXA Financial was significantly better positioned than other potential acquirors of MONY;

•	the written opinion of Credit Suisse First Boston LLC, dated September 17, 2003, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates; and

•	the closing conditions included in the merger agreement, including the board of directors’ beliefs as to (i) the likelihood that the merger would be approved by the requisite regulatory authorities, (ii) whether the merger agreement would be adopted by MONY’s stockholders and (iii) whether the other conditions to AXA Financial’s obligation to close would be satisfied.

In addition to taking into account the foregoing factors, MONY’s board of directors also considered the following potentially negative factors in reaching its decision to approve the original merger agreement:

•	the possibility that MONY would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price in the future;

•	the possible effect of the public announcement of the transaction on the continuing commitment of MONY’s agents and management pending the MONY stockholder vote;

•	the fact that the merger will be a taxable transaction to MONY stockholders;

•	the fact that, because MONY stockholders are receiving cash for their shares of MONY common stock, they will not participate in any potential future growth of either MONY or AXA Financial;

•	the potential public perception that the premium reflected in the $31.00 per share to be paid in the proposed transaction over the trading prices of MONY common stock in the period before the public announcement of the merger is not as high as premiums in some other transactions;

•	the potential impact of the transaction on MONY’s employees, including the possibility that jobs will be eliminated;

•	the possibility that some stockholders might believe that MONY’s fair value is more accurately reflected by MONY’s GAAP or statutory book value than by the market price of MONY common stock; and

•	the interests of some directors and officers of MONY that are different from, or in addition to, the interests of MONY stockholders generally.

In addition to the factors listed above, to the extent still relevant, the board of directors also considered the following factors, among others, in approving the amendment to the merger agreement and in recommending that stockholders vote “FOR” adoption of the amended merger agreement:

•	the fact that on February 19, 2004, Standard & Poor’s (i) downgraded the counterparty credit and financial strength ratings on MONY Life Insurance Co. and MONY Life Insurance Co. of America from “A+” to “A,” (ii) downgraded the counterparty rating on MONY from “BBB+” to “BBB” and (iii) indicated that, if the merger is not completed, the ratings are likely to be lowered by an additional one or two notches, reflecting potential damage to MONY’s reputation with distributors and policyholders, which could adversely affect sales and policyholder surrender activity and impede improvement in operating performance;

•	the fact that, in the five months following the announcement of the merger agreement on September 17, 2003, no other potential acquiror has come forward to make a bid for MONY;

•	MONY’s financial condition, results of operations and business and earnings prospects since the announcement of the merger agreement on September 17, 2003;

•	the belief of MONY’s board of directors that the trading price of MONY’s common stock during the period from the public announcement of the merger agreement until February 22, 2004, which generally traded at prices above the value of the merger consideration, was inflated by speculation that AXA Financial or another acquiror would offer an increased price;

•	the written opinion of Credit Suisse First Boston LLC, dated February 22, 2004, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates;

•	the facts that the merger agreement had been amended such that: (a) the threshold for the appraisal rights closing condition was increased from 10% to 15%, meaning that AXA Financial would no longer have the contractual right to refuse to close the transaction due to the fact that appraisal rights had been demanded in respect of approximately 13.7% of MONY’s issued and outstanding shares, (b) if this appraisal rights condition is no longer satisfied because appraisal rights are demanded in respect of more than 15% of MONY’s issued and outstanding shares, AXA Financial will be deemed to waive that condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived, and (c) if AXA Financial does invoke this condition within the specified five business days, the merger agreement will automatically terminate; and

•	the ability of MONY to pay an additional $0.10 per share cash dividend to holders of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger as provided for in the amendment to the merger agreement.

See “The Merger — MONY’s Reasons for the Merger.”

Opinions of MONY’s Financial Advisor (page 41)

In connection with the proposed merger, MONY’s financial advisor, Credit Suisse First Boston LLC, delivered written opinions to the MONY board of directors, dated September 17, 2003 and February 22, 2004, to the effect that as of the dates of the opinions and based upon and subject to the matters stated in the opinions, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates. The full text of Credit Suisse First Boston’s written opinion dated February 22, 2004 is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinions are addressed to the MONY board of directors and do not constitute a recommendation to any stockholder as to any matter relating to the merger. See “The Merger — Opinion of MONY’s Financial Advisor.”

Certain United States Federal Income Tax Consequences (page 61)

The conversion of shares of MONY common stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger, and the receipt of dividends conditioned on the closing of the merger, to you. See “Certain U.S. Federal Income Tax Consequences.”

The Special Meeting of Stockholders (page 18)

•	Place, Date and Time. The special meeting will be held at the New York Marriott Marquis hotel, 1535 Broadway, New York, New York, at 10:30 a.m. local time, on Tuesday, May 18, 2004.

•	What Vote is Required for Adoption of the Merger Agreement. Adoption of the merger agreement requires the approval of holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote thereon. The failure to vote, or an abstention from voting, has the same effect as a vote against adoption of the merger agreement. As such, your vote is important.

•	What Vote is Required to Adjourn the Special Meeting to Solicit Additional Proxies. Adoption of any proposal to postpone or adjourn the special meeting to a later date for the purpose of soliciting additional proxies with respect to the adoption of the merger agreement requires the approval of holders of a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

•	What Vote is Required to Approve the Stockholder Proposal. Adoption of the stockholder proposal requires the approval of holders of a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

•	Who Can Vote at the Meeting. At the special meeting, you can vote all of the shares of MONY common stock that you own of record as of April 8, 2004, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. As of [•] 2004, there were approximately [•] shares of MONY common stock issued and outstanding, which were held by approximately [•] stockholders of record.

•	Procedure for Voting. You can vote your shares of MONY common stock by:

•	completing, signing, dating and mailing the enclosed proxy card;

•	voting by proxy by telephone or via the Internet as described in the enclosed proxy card or voting instruction form; or

•	attending the special meeting and voting in person.

•	Procedure for Revoking your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a later dated instruction by telephone or via the Internet or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares of MONY common stock, you must follow the directions received from the broker, bank or other nominee to change your instructions.

If your shares of MONY common stock are held in “street name” by your broker, you should instruct your broker to vote your shares by following the instructions provided by your broker. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement. See “The Special Meeting of MONY Stockholders.”

Dissenters’ Rights of Appraisal (page 81)

Delaware law provides stockholders with appraisal rights in the event the merger is consummated. This means that you are entitled to have the value of your shares of MONY common stock independently determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment based on that valuation. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than or the same as the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to MONY before the vote of MONY stockholders at the special meeting on May 18, 2004, and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. After 60 days following the effective date of the merger, any demand for appraisal will become irrevocable and absent consent from the surviving corporation, any MONY stockholder who has made a demand for appraisal will no longer be entitled to receive the $31.00 per share of MONY common stock provided for in the merger agreement; instead, he or she will receive the fair value of the shares, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. If you delivered a valid written demand for appraisal in connection with the special meeting originally scheduled for February 24, 2004, (i) such demand will remain valid for purposes of the May 18, 2004 special meeting and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting. If you have delivered such a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to MONY before the vote of MONY’s stockholders at the special meeting on May 18, 2004 or vote in favor of adoption of the merger agreement at the special meeting. As of March 12, 2004, MONY has received written demands for appraisal from stockholders purporting to represent 7,105,667 shares of MONY common stock as of the date of their demands, which, as of March 8, 2004, represents approximately 14.2% of the outstanding shares of MONY common stock. See “Dissenters’ Rights of Appraisal.”

Litigation Relating to the Merger (page 59)

Ten substantially similar putative class action lawsuits relating to the proposed merger were filed against MONY, its directors, AXA Financial, Inc. and AIMA Acquisition Co. in the Delaware Court of Chancery. The court has since consolidated these actions and the plaintiffs have filed a consolidated complaint and two consolidated amended complaints. In addition, MONY, its directors and AXA Financial have been named in two putative class action lawsuits relating to the proposed merger filed in New York State Supreme Court in Manhattan. The complaints in these actions, all of which purport to be brought as class actions on behalf of all MONY stockholders, excluding the defendants and their affiliates, alleged that the $31.00 cash price per share of MONY common stock to be paid to MONY stockholders in connection with the proposed merger is inadequate and that MONY’s directors breached their fiduciary duties to holders of MONY common stock in negotiating and approving the merger agreement and, in the case of the Delaware litigation, in disseminating incomplete and inaccurate information regarding the proposed merger. The complaints also alleged that AXA Financial and AIMA aided and abetted the alleged breaches of fiduciary duty by MONY and its directors. On January 16, 2004, plaintiffs in the Delaware litigation amended their complaint to include additional allegations relating to the accuracy and/or completeness of information provided by MONY in its proxy statement. Plaintiffs in the Delaware litigation thereafter moved for a preliminary injunction. On February 17, 2004, following a hearing on plaintiffs’ preliminary injunction motion, the Delaware court granted plaintiffs’ motion to the limited extent of enjoining MONY from proceeding with the special meeting until MONY provides supplemental disclosure to its stockholders at least ten days before the special meeting relating to the change-in-control payments under the employment agreements with senior executives of MONY relative to the 18 other transactions as to which the independent directors and their advisors had been provided information by Ernst & Young LLP. The Delaware court otherwise rejected plaintiffs’ arguments in support of an injunction based on the directors’ purported breach of fiduciary duty, and the associated aiding and abetting, claims and plaintiffs’ other disclosure claims. On March 9, 2004, plaintiffs filed a second amended complaint, alleging, among other things, breaches of fiduciary duty by the MONY defendants based on vote manipulation, selective disclosure and false and misleading statements in connection with the MONY board of directors’ decision to set a new record date and meeting date for the vote on the proposed merger. The complaints seek various forms of relief, including damages and injunctive relief that would, if granted, prevent completion of the merger. MONY denies the material allegations of these complaints and intends to defend the actions vigorously.

Additionally, on February 3, 2004, MONY commenced an action in the United States District Court for the Southern District of New York against Highfields Capital Management LP, Southeastern Asset Management and Longleaf Partners Small-Cap Fund alleging, among other things, that (i) the furnishing by defendants, in solicitation materials sent to MONY’s stockholders, of a duplicate copy of MONY’s proxy voting card, without first filing a proxy statement and making the requisite disclosures in connection therewith, violates the federal proxy rules; (ii) certain of defendants’ solicitation materials contained false and misleading statements; and (iii) the defendants are acting as members of a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder in opposing the proposed merger, requiring them to make certain securities filings and disclosures regarding their holdings, plans and intentions before engaging in a solicitation of MONY’s stockholders. On February 3, 2004, the court granted MONY’s request for a temporary restraining order and prohibited defendants from enclosing any proxy voting card, including a duplicate copy of MONY’s proxy voting card, in their solicitation materials, pending a determination on whether a preliminary injunction should be issued. On February 11, 2004, the court denied MONY’s motion for a preliminary injunction and dissolved the temporary restraining order. Later that day, the United States Court of Appeals for the Second Circuit denied MONY’s request for a stay of the order dissolving the temporary restraining order or a preliminary injunction pending appeal, but subsequently granted MONY’s motion for an expedited appeal, which is now pending. On February 20, 2004, defendants Southeastern Asset Management and Longleaf Partners Small-Cap Fund served a joint answer to the complaint. Discovery in the litigation is currently proceeding with respect to MONY’s 13d and proxy disclosure claims. See “Litigation Relating to the Merger.”

MONY Stock Price (page 78)

Shares of MONY common stock are listed on the New York Stock Exchange under the symbol “MNY.” On September 17, 2003, which was the last trading day before announcement of the merger, the closing share price of MONY common stock was $29.33. The average closing stock price of MONY common stock over the one-year period ended September 17, 2003 was $24.74 per share. On February 20, 2004, which was the last trading day before announcement of the amendment of the merger agreement, the closing share price of MONY common stock was $31.21. The average closing stock price of MONY common stock over the one-year period ended February 20, 2004 was $27.98 per share. See “Market Price of MONY Common Stock.”

When the Merger will be Completed (page 64)

We are working to complete the merger as quickly as possible. While we anticipate completing the merger by the end of the second quarter of 2004, the closing of the merger could occur earlier or later because the merger is subject to receipt of stockholder approval and satisfaction of other closing conditions, including the conditions described immediately below. See “The Merger Agreement — Effective Time of the Merger.”

Conditions to Completing the Merger (page 73)

AXA Financial and MONY’s obligation to complete the merger depends upon a number of conditions being satisfied, including the following:

•	adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of MONY common stock;

•	approval of governmental and other authorities required for the merger, including, among other things, the approval of the insurance regulatory authorities of the states of Arizona, New York and Ohio, and such approval of the Banking Commissioner for the State of Connecticut as may be required by applicable law;

•	approval of the Office of Thrift Supervision for the indirect acquisition by AXA Financial of Advest Trust Company, an indirect subsidiary of MONY, and the simultaneous merger of Advest Trust Company into Frontier Trust Company, FSB, a subsidiary of AXA Financial; and

•	the absence of any legal restraint blocking the merger.

In addition, AXA Financial’s obligation to complete the merger is subject to a number of additional conditions, including the following:

•	the absence of a material adverse effect on MONY (as defined in the merger agreement);

•	stockholder approval of new investment advisory contracts and sub-advisory contracts from investment companies registered under the Investment Company Act of 1940 for which a subsidiary of MONY acts as an investment advisor or subadvisor, representing in the aggregate at least 80% of the total assets of all such investment companies;

•	receipt of written confirmation or other written guidance from the Office of Thrift Supervision, reasonably satisfactory to AXA Financial, that the merger of Advest Trust Company and Frontier Trust Company will not adversely affect the existing status of AXA Financial under Section 10(c)(9)(C) of the Home Owners’ Loan Act; and

•	appraisal rights not being perfected by holders of more than 15% of the issued and outstanding shares of MONY common stock prior to the merger; provided that AXA

Financial shall be deemed to have waived this condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived. If AXA Financial does invoke this condition within five business days after the date on which all other conditions to the merger have been satisfied or waived, the merger agreement automatically terminates.

Either MONY or AXA Financial could choose to waive a condition to its obligation to complete the merger if the law permits even though that condition has not been satisfied. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Termination of the Merger Agreement and Termination Fee (pages 75 and 77)

MONY and AXA Financial can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of MONY have adopted the merger agreement. Under certain circumstances either MONY or AXA Financial can decide, without the consent of the other party, to terminate the merger agreement prior to the closing of the merger, even if the stockholders of MONY have adopted the merger agreement. In addition, the merger agreement will automatically terminate if AXA Financial invokes its appraisal rights condition within five business days following the satisfaction or waiver of all the other conditions to the merger. See “The Merger Agreement — Termination.”

MONY will be required to pay a termination fee of $50 million to AXA Financial if, among other things, MONY’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of AXA Financial or if MONY or its board of directors recommends that MONY stockholders approve any acquisition proposal other than the merger. See “The Merger Agreement — Termination Fee.”

Interests of Directors and Executive Officers in the Merger (page 51)

Some directors and officers of MONY have interests in the merger that are different from, or are in addition to, their interests as stockholders in MONY. MONY’s board of directors considered these additional interests when the MONY board of directors approved the merger agreement. See “The Merger — Interests of MONY’s Directors and Executive Officers in the Merger.”

Director and Executive Officer Voting (page 19)

As of March 8, 2004, approximately 3.1% of the issued and outstanding shares of MONY common stock were held by directors and executive officers of MONY and their affiliates. MONY has been advised by its directors and executive officers that they intend to vote all of their shares of MONY common stock in favor of the proposal to adopt the merger agreement. See “The Special Meeting of MONY Stockholders — Director and Executive Officer Voting” and “Security Ownership — Security Ownership of Directors and Executive Officers.”

AXA Financial Voting (page 19)

On December 2, 2003, AXA Financial acquired warrants from affiliates of Goldman, Sachs & Co. to purchase a number of newly issued shares of MONY common stock equivalent to approximately 4.4% of the issued and outstanding shares of MONY common stock. The warrants had originally been issued to affiliates of Goldman, Sachs & Co. on December 30, 1997. AXA Financial exercised the warrants on December 29, 2003, and has publicly announced that it intends to vote the shares issued upon exercise of the warrants in favor of adopting the merger agreement.

Procedure for Receiving Merger Consideration (page 65)

AXA Financial will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. If you hold certificates representing shares of MONY common stock, the paying agent will send you written instructions for surrendering your certificates representing shares of MONY common stock and obtaining the cash merger consideration promptly after we have completed the merger. Do not send in your certificates representing shares of MONY common stock now. If you hold your shares of MONY common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of MONY common stock. Following completion of the merger, the paying agent will automatically mail you the merger consideration in exchange for the cancellation of your shares of MONY common stock, provided that you comply with applicable tax certification requirements. See “The Merger Agreement — Exchange Procedures.”

Payment of Dividends to MONY Stockholders (page 69)

On February 5, 2004, MONY declared a dividend in the aggregate amount of $12.5 million to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. The dividend per share is expected to be within a range of $0.23 to $0.25 per share, less any applicable withholding tax. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. In addition, in connection with the amendment to the merger agreement, on February 22, 2004, MONY declared an additional dividend in the amount of $0.10 per share to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. Stockholders who are holders of record of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger would therefore receive aggregate dividends from MONY of approximately $0.33 to $0.35, less any applicable withholding tax, for each share of MONY common stock held by such stockholder. Each of these dividends is expressly conditioned on the closing of the merger. See “The Merger Agreement — Dividend from Adjusted Net Earnings.” For a discussion of the U.S. federal income tax treatment of the dividends conditioned on the closing of the merger, see “Certain U.S. Federal Income Tax Consequences.”

Questions

If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement or require assistance with voting your shares of MONY common stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: 1-800-488-8075

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer to in this proxy statement, contain forward-looking statements concerning the operations, economic performance, prospects and financial condition of MONY, as well as information relating to the merger. Forward-looking statements include, among other things, discussions concerning MONY’s potential exposure to market risks, as well as statements expressing expectations, beliefs, estimates, forecasts, projections and assumptions. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could be materially better or worse than those anticipated by forward-looking statements due to a number of important factors including, but not limited to, the following:

•	the financial performance of MONY through the completion of the merger;

•	satisfaction of the closing conditions set forth in the merger agreement, including the approval of MONY stockholders and regulatory approvals;

•	a significant delay in the expected completion of the merger;

•	MONY could experience losses, including venture capital losses;

•	MONY could be subjected to downgrades or further downgrades by ratings agencies of MONY’s senior debt ratings and the claims-paying and financial-strength ratings of MONY’s insurance subsidiaries;

•	MONY could be required to take a goodwill impairment charge relating to its investment in The Advest Group, Inc. if the market deteriorates;

•	MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate;

•	MONY may be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it;

•	MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates;

•	actual death-claim experience could differ from MONY’s mortality assumptions;

•	MONY could have liability from as-yet-unknown litigation and claims;

•	larger settlements or judgments than MONY anticipates could result in pending cases due to unforeseen developments;

•	changes in laws, including tax laws, could affect the demand for MONY’s products; and

•	MONY could experience loss of personnel or erosion in its sales force.

MONY does not undertake to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

The MONY Group Inc.

MONY is a Delaware corporation with its executive offices located at 1740 Broadway, New York, New York 10019. Its telephone number is (212) 708-2000. MONY, with approximately $55 billion in assets under management and administration as of September 30, 2003, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, MONY Life of America, The Advest Group, Inc., Enterprise Capital Management, Inc., Matrix Capital Markets Group, Inc., Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation, brokerage and advisory products and services to individuals, corporations and institutions through retail and wholesale distribution channels. MONY’s common stock is traded on the New York Stock Exchange under the symbol “MNY.”

AXA Financial, Inc.

AXA Financial, Inc. is a Delaware corporation with its executive offices located at 1290 Avenue of the Americas, New York, New York 10104. Its telephone number is (212) 554-1234. AXA Financial is a diversified financial services organization offering a broad spectrum of financial advisory, insurance and investment management products and services. It is one of the world’s largest asset managers, with total assets under management of approximately $472.2 billion at September 30, 2003. AXA Financial’s financial advisory and insurance product businesses are conducted principally by its wholly owned life insurance subsidiary, The Equitable Life Assurance Society of the United States, its insurance general agency, AXA Network, LLC, and its broker dealers, AXA Advisors, LLC and AXA Distributors, LLC. Equitable Life, which was established in the State of New York in 1859, is among the largest life insurance companies in the United States. AXA Financial’s investment management and related services business is conducted by Alliance Capital Management L.P.

AIMA Acquisition Co.

AIMA Acquisition Co. is a Delaware corporation with its executive offices located at 1290 Avenue of the Americas, New York, New York 10104 c/o AXA Financial, Inc. Its telephone number is (212) 554-1234. AIMA is a wholly owned subsidiary of AXA Financial. AIMA was formed solely for the purpose of facilitating the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the special meeting of MONY stockholders. You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q:    Why am I receiving this proxy statement and proxy card?

A:    You are receiving this proxy statement and enclosed proxy card because, as of [•], 2004, you owned shares of MONY common stock. Only holders of record of shares of MONY common stock as of the close of business on April 8, 2004 will be entitled to vote those shares at the special meeting. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also provides you with the important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of MONY common stock for the merger and the other matters described herein.

Q:    When and where is the special meeting of stockholders?

A:    The special meeting of stockholders will be held on Tuesday, May 18, 2004, at 10:30 a.m. local time, at the New York Marriott Marquis hotel, New York, New York.

Q:    Why was the special meeting of stockholders postponed from February 24, 2004?

A:    MONY postponed the special meeting of stockholders to May 18, 2004 in order to allow MONY stockholders sufficient time to consider additional disclosure in this proxy statement addressing the important changes to the merger agreement resulting from the recent amendment to the merger agreement and a ruling by the Delaware Chancery Court, in a lawsuit brought by certain MONY stockholders, that MONY must provide additional disclosure to stockholders relating to change in control agreements between MONY and 15 of its officers. In addition, MONY has established April 8, 2004 as the new record date for the special meeting. This reflects MONY’s belief that due to the amendment to the merger agreement and the substantial trading volume in MONY’s shares since the original January 2, 2004 record date for the special meeting, it was necessary and appropriate to set a new record date since the original record date no longer reflects MONY’s current stockholder base and there have been important changes in the terms of the proposed transaction with AXA Financial.

Q:    What does the amendment to the merger agreement provide?

A:    MONY and AXA Financial amended the merger agreement to allow for an additional dividend to stockholders in the amount of $0.10 per share in cash. This dividend reflects the estimated net cost savings to MONY resulting from a reduction in the restricted stock awards otherwise payable to 14 of its executives if the merger is completed. The amendment to the merger agreement also increased AXA Financial’s appraisal demand closing condition threshold from 10% to 15% of the outstanding shares of MONY common stock. The effect of this change is to increase the percentage of shares that could demand appraisal rights without triggering AXA Financial’s right to decline to close the merger. AXA Financial shall be deemed to have waived this condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived. If AXA Financial does invoke this condition within five business days after the date on which all other conditions to the merger have been satisfied or waived, the merger agreement automatically terminates. The board of directors of MONY approved these revisions to the merger agreement as in the best interests of MONY stockholders.

Q:    What am I being asked to vote on?

A:    You are being asked to consider and adopt the merger agreement, pursuant to which AXA Financial will acquire MONY through the merger of a wholly owned subsidiary of AXA Financial, AIMA, with and into MONY. After the merger, MONY will become a wholly owned subsidiary of AXA Financial. In addition, in the event that there are not sufficient votes to adopt the merger agreement at the special meeting, you are being asked to consider and approve any proposal which might be made to postpone or adjourn the special meeting in order to solicit additional votes with respect to the adoption of the merger agreement. You are also being asked to vote on a stockholder proposal, if presented at the special meeting, as described under the heading “Stockholder Proposal.”

Q:    Who is entitled to vote at the special meeting of stockholders?

A:    Holders of record of MONY common stock as of the close of business on April 8, 2004 are entitled to vote on the merger agreement.

Q:    What stockholder approval is required to adopt the merger agreement?

A:    A quorum is necessary to hold the special meeting. Pursuant to MONY’s amended and restated by-laws, holders of at least one-third of the issued and outstanding shares of MONY common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of MONY common stock outstanding as of [•], 2004, [•] shares of MONY common stock would have to be present, in person or by proxy, at the special meeting to constitute a quorum. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote for adoption of the merger agreement.

Q:    What stockholder approval or other action is required to adjourn the special meeting?

A:     If the special meeting cannot be convened because a quorum is not in attendance, stockholders representing a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting may adjourn or, in the absence of a decision by a majority, any officer of MONY entitled to preside at the special meeting may adjourn, the special meeting to a date not more than 30 days after the date of the special meeting. In the event that a quorum is present at the special meeting but there is not a sufficient number of votes to adopt the merger agreement, the special meeting may be adjourned for the purpose of soliciting additional votes with respect to the adoption of the merger agreement upon the affirmative vote of stockholders representing a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Q:    Does MONY’s board of directors recommend the adoption of the merger agreement?

A:    Yes.    MONY’s board of directors unanimously recommends that MONY stockholders vote “FOR” adoption of the merger agreement. MONY’s board of directors considered many factors in deciding to recommend adoption of the merger agreement, including, among other things, the consideration of $31.00 per share in cash to be paid in the proposed merger, the environment in which MONY operates and its impact on MONY’s opportunities as a stand-alone entity or to consummate an alternative strategic transaction in the future, the strategic alternatives currently available to MONY and MONY’s financial condition, results of operations and business and earnings prospects. The $31.00 cash per share merger consideration represents a premium of approximately 5.69% to the closing price of MONY common stock on September 17, 2003 and approximately 25.30% to the average daily closing price of MONY common stock over the one-year period ended September 17, 2003.

Q:    What will MONY stockholders receive in connection with the merger?

A:    In the merger, each issued and outstanding share of MONY common stock will be converted into the right to receive $31.00 in cash, without interest and less any applicable withholding tax, unless you perfect and exercise your appraisal rights as set forth below. You will also receive aggregate dividends from MONY of approximately $0.33 to $0.35, less any applicable withholding tax, for each share of MONY common stock you own if the merger is completed and you are the holder of record of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger.

Q:    Am I entitled to appraisal rights?

A:    Yes. Under Delaware law, if the merger is completed and you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares of MONY common stock, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, but only if you deliver a written demand for an appraisal before the vote on the merger agreement and comply with the applicable Delaware law procedures. A demand for appraisal becomes irrevocable 60 days after the effective time of the merger. Once that happens, absent the consent of the surviving corporation, any stockholder who has made a demand for appraisal rights will no longer be entitled to receive the merger consideration of $31.00 in cash per share of MONY common stock. Instead, these stockholders will receive the fair value, as determined by the Delaware Court of Chancery, of his or her shares of MONY common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, also as determined by the Delaware Court of Chancery. The amount awarded by the Delaware Court of Chancery could be greater than, less than or equal to $31.00 per share of MONY common stock. AXA Financial will not be obligated to complete the merger if appraisal rights are perfected by holders of more than 15% of the issued and outstanding shares of MONY common stock as of immediately prior to the merger. AXA Financial shall be deemed to have waived this appraisal rights closing condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived. If AXA Financial does invoke this condition within five business days after the date on which all other conditions to the merger have been satisfied or waived, the merger agreement automatically terminates.

Q:    What will happen to outstanding and unexercised stock options?

A:    In the merger, each issued and outstanding unexercised stock option, whether vested or unvested, to acquire MONY common stock will be cancelled and converted into the right to receive for each share covered by the stock option the excess, if any, of $31.00 over the per share exercise price of the stock option, without interest, and net of applicable withholding taxes. Each issued and outstanding unexercised stock option with a per share exercise price of $31.00 or more will be canceled without payment. Holders of issued and outstanding unexercised stock options will not receive any dividends in respect of those options unless those options are exercised prior to the effective time of the merger.

Q:    Can I exercise my outstanding stock options in order to vote the underlying shares of MONY common stock at the special meeting?

A:    Holders of vested options to acquire shares of MONY common stock may, pursuant to the terms of the options, exercise the options in exchange for shares of MONY common stock. Shares of MONY common stock received upon the exercise of options may be voted at the special meeting if the shares of MONY common stock are held of record as of the close of business on April 8, 2004, the record date for the special meeting. Depending on the method of exercise, the process of exercising options may take several days. Therefore, if you would like to exercise options before the record date in order to vote such shares of MONY common stock at the special meeting you should do so sufficiently before the record date so as to ensure that you hold the shares issuable upon exercise of the options on the record date.

Q:    What will happen to outstanding shares of restricted MONY common stock?

A:    Some of the officers and directors of MONY hold restricted stock awards. Immediately prior to completion of the merger, each share of restricted stock whether vested or unvested will be converted into the right to receive $31.00 per share. If the merger is completed, holders of record of these shares immediately prior to the effective time of the merger will also receive aggregate dividends from MONY of approximately $0.33 to $0.35 per share, less any applicable withholding tax.

Q:    Will MONY continue to pay dividends on my shares of MONY common stock pending completion of the merger?

A:    On February 5, 2004, MONY declared a dividend in the aggregate amount of $12.5 million to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. The dividend per share is expected to be within a range of approximately $0.23 to $0.25 per share. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. In addition, in connection with the amendment to the merger agreement of February 22, 2004, MONY declared an additional dividend in the amount of $0.10 per share to stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger. Stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective date would therefore receive aggregate dividends from MONY of approximately $0.33 to $0.35, less any applicable withholding tax, for each share of MONY common stock held by such stockholder. Each of these dividends is expressly conditioned on the closing of the merger.

Q:    What will happen to my shares of MONY common stock after the merger?

A:    Following consummation of the merger, your shares of MONY common stock will represent solely the right to receive the merger consideration of $31.00 per share in cash, without interest and less any required withholding tax, unless you perfect your appraisal rights. In addition, upon consummation of the merger, trading in MONY common stock on the New York Stock Exchange will cease and price quotations for MONY common stock will no longer be available. If the merger is completed, and you are the holder of record of your shares immediately prior to the effective time of the merger, you will also receive aggregate dividends of approximately $0.33 to $0.35 per share, less any applicable withholding tax.

Q:    Does AXA Financial have the financial resources to pay the aggregate merger consideration?

A:    The aggregate consideration payable to MONY’s stockholders and option and warrant holders in the merger is approximately $1.5 billion. AXA Financial has represented to us that, as of the closing of the merger, AXA Financial will have available cash sufficient to enable it to pay the aggregate merger consideration. In addition, AXA Financial also has advised us that it expects to obtain these funds from its parent, AXA. There is no financing condition to the consummation of the merger.

Q:    What are the U.S. federal income tax consequences of the transaction?

A:    The conversion of shares into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger, and the receipt of dividends conditioned on the closing of the merger, to you.

Q:    When will the merger be completed and when will payment be received?

A:    We are working toward completing the merger as quickly as possible and we believe that the merger will be completed by the end of the second quarter of 2004. However, the closing of the merger could occur earlier or later than the end of the second quarter of 2004 because the completion of the merger is contingent on the satisfaction of a number of closing conditions, including the approval of MONY stockholders as described in this proxy statement and the approval of regulatory authorities, including applicable insurance and banking regulatory authorities. The effective time of the merger will occur on the third business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement or on such other date as MONY and AXA Financial may otherwise agree.

Q:    What if the merger is not completed?

A:    It is possible that the merger will not be completed. That might happen if, for example, our stockholders do not approve the merger agreement. If that occurs, neither AXA Financial, AIMA nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of MONY common stock. Under some circumstances, a termination fee of $50 million would be payable to AXA Financial by MONY if the merger is not completed.

Q:    What do I need to do now?

A:    We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may cast your vote by proxy by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of MONY common stock on your behalf. Please act as soon as possible so that your shares of MONY common stock can be voted at the special meeting.

Q:    What happens if I do not return a proxy card or otherwise vote by proxy?

A:    If you fail to return your proxy card or cast your vote by proxy by using the telephone or the Internet and you do not vote in person at the special meeting, it will have the same effect as voting against the merger. You are urged to act promptly in returning your proxy.

Q:    May I attend the meeting and vote in person?

A:    Yes. You may vote in person by ballot at the special meeting if you own shares of MONY common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of MONY common stock are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements. Please note that stockholders may be asked to present photo identification for admittance to the special meeting.

Q:    May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A:    Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy card dated after the date of the proxy you wish to revoke, submit a later dated proxy instruction by telephone or via the Internet or attend the special meeting and vote your shares of MONY common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from the broker, bank or other nominee to change your instructions.

Q:    If my shares are held in “street name” by my broker, banker or nominee will my broker vote my shares for me?

A:    Your broker, banker or nominee will not vote your shares of MONY common stock without specific instructions from you. You should instruct your broker, banker or nominee to vote your shares of MONY common stock by following the instructions provided to you by such firm. You should also contact the person responsible for your account to make certain that your shares of MONY common stock are voted. Without instructions, your shares of MONY common stock will not be voted, which will have the effect of a vote against the merger. Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of MONY common stock are voted.

Q:    Who is soliciting my proxy?

A:    The board of directors of MONY is soliciting your proxy. Directors, officers, other employees and career financial professionals of MONY may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. In addition, D. F. King & Co., Inc. is aiding MONY in the solicitation of proxies.

Q:    Should I send in my stock certificates now?

A:    No. If you hold certificates representing shares of MONY common stock, detailed instructions with regard to the surrender of your certificates representing shares of MONY common stock, together with a letter of transmittal, will be mailed to you promptly following completion of the merger. You should not submit your certificates representing shares of MONY common stock to MONY or the paying agent until you have received these materials. The paying agent will send payment for your shares of MONY common stock promptly after the paying agent receives your certificates representing shares of MONY common stock and other required documents.

Q:    How do I receive the merger consideration if I own shares of MONY common stock in book-entry form?

A.     If you hold your shares of MONY common stock in book-entry form — that is, without a stock certificate — you do not need to do anything to receive payment for your shares of MONY common stock. Following completion of the merger, the paying agent will automatically mail you the merger consideration in exchange for the cancellation of your shares of MONY common stock, provided that you comply with applicable tax certification requirements.

Q:    Where can I learn more about MONY?

A:    MONY files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information that MONY files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

Q:    Whom should I contact if I have questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., which is assisting us in the solicitation of proxies, as follows:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: 1-800-488-8075

THE SPECIAL MEETING OF MONY STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting of MONY stockholders will be held on Tuesday, May 18, 2004, at 10:30 a.m. local time, at the New York Marriott Marquis hotel, 1535 Broadway, New York, New York. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement and, in the event that there are not sufficient votes for approval of the proposal to adopt the merger agreement at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement. You are also being asked to consider and vote on the stockholder proposal, if presented at the special meeting.

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders, (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement and (iv) recommends that MONY stockholders vote “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.

The MONY board of directors, by unanimous vote and after careful consideration, recommends that MONY stockholders vote “AGAINST” approval of the stockholder proposal, if presented at the special meeting.

Who Can Vote at the Special Meeting

The holders of record of MONY common stock as of the close of business on April 8, 2004, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares of MONY common stock that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On [•], 2004, there were approximately [•] shares of MONY common stock issued and outstanding held by approximately [•] stockholders of record.

Quorum; Vote Required

A quorum is necessary to hold the special meeting. Pursuant to MONY’s amended and restated by-laws, which were last amended in 1999, holders of at least one-third of the issued and outstanding shares of MONY common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of MONY common stock outstanding as of [•], 2004, [•] shares of MONY common stock would have to be present, in person or by proxy, at the special meeting to constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established. Each share of MONY common stock is entitled to one vote.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote for adoption of the merger agreement. An abstention or the failure to vote your proxy by telephone or via the Internet, or to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Pursuant to MONY’s amended and restated by-laws, if the special meeting cannot be convened because a quorum is not in attendance, stockholders representing a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting may adjourn or, in the absence of a decision by a majority, any officer of MONY entitled to preside at the special meeting may adjourn, the special meeting to a date not more than 30 days after the date of the special meeting. In the event that a quorum is present at the special meeting, but there is not a sufficient number of votes to adopt the merger agreement, the special meeting may be adjourned for the purpose of soliciting additional votes upon the affirmative vote of stockholders representing a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Shares of MONY common stock that are not voted in person or by proxy will not be counted for making the determination whether to adjourn the special meeting and, therefore, will have no impact on the outcome of the vote as to adjourning the special meeting. An abstention will have the same effect as a vote “AGAINST” any proposal to adjourn the special meeting.

The adoption of the stockholder proposal, if presented at the special meeting, requires the affirmative vote of stockholders representing a majority of the shares of MONY common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Shares of MONY common stock that are not voted in person or by proxy will not be counted for making the determination whether to approve the stockholder proposal and, therefore, will have no impact on the outcome of the vote as to the stockholder proposal. An abstention will have the same effect as a vote “AGAINST” the stockholder proposal.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as adoption of the merger agreement, adjournment of the special meeting for the purpose of soliciting additional votes with respect to the adoption of the merger agreement or the stockholder proposal. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not entitled to vote those shares, referred to generally as “broker non-votes.” Although broker non-votes will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists, broker non-votes will not be treated as shares present at the special meeting and entitled to vote on a proposal. Therefore, broker non-votes will have no impact on the outcome of the vote as to adjourning the special meeting or the stockholder proposal, if presented at the special meeting. However, because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of MONY common stock entitled to vote for adoption of the merger agreement regardless of whether such shares are present at the special meeting, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement.

Director and Executive Officer Voting

As of March 8, 2004, approximately 3.1% of the issued and outstanding shares of MONY common stock was held by directors and executive officers of MONY and their affiliates. MONY has been advised by its directors and executive officers that they intend to vote all of their shares in favor of the proposal to adopt the merger agreement. See “Security Ownership — Security Ownership of Directors and Executive Officers.”

AXA Financial Voting

On December 2, 2003, AXA Financial acquired warrants from affiliates of Goldman, Sachs & Co. to purchase a number of newly issued shares of MONY common stock equivalent to approximately 4.4% of the issued and outstanding shares of MONY common stock. The warrants had originally been issued to affiliates of Goldman, Sachs & Co. in 1998. AXA Financial exercised the warrants on December 29, 2003, and has publicly announced that it intends to vote the shares issued upon exercise of the warrants in favor of adopting the merger agreement.

Voting by Proxy

This proxy statement is being sent to you on behalf of the MONY board of directors for the purpose of requesting that you allow your shares of MONY common stock to be represented and voted at the special meeting or any adjournment thereof by the persons named in the enclosed proxy card. All shares of MONY common stock represented at the meeting by proxies voted by telephone or via the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you submit a proxy by telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting and “AGAINST” approval of the stockholder proposal, if presented at the special meeting. The board recommends a vote (i) “FOR” adoption of the merger agreement, (ii) “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting and (iii) “AGAINST” approval of the stockholder proposal, if presented at the special meeting.

The persons named in the proxy card will use their own judgment to determine how to vote your shares of MONY common stock regarding any matters not described in this proxy statement that are properly presented at the special meeting or any adjournment thereof or which are incident to the conduct of the special meeting or any adjournment thereof. MONY does not know of any matter to be presented at the meeting or any adjournment thereof other than the proposal to adopt the merger agreement, the stockholder proposal, if presented at the special meeting and, in the event there are not sufficient votes to approve the merger agreement at the special meeting, any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MONY in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a later dated proxy instruction by telephone or via the Internet or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your shares of MONY common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions by telephone or via the Internet.

MONY will pay the cost of this proxy solicitation. Directors, officers, other employees and career financial professionals of MONY may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. None of these persons will receive additional or special compensation for soliciting proxies. MONY will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. MONY has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D. F. King & Co., Inc. a fee estimated not to exceed $600,000 plus reimbursement of expenses.

Voting of MONY Common Stock in MONY Life and Advest Defined Contribution Retirement/Profit Sharing Plans

MONY Life maintains two tax-qualified defined contribution retirement/profit sharing plans that hold interests in MONY common stock — the Investment Plan Supplement for Employees and Field Underwriters of MONY Life and the Retirement Plan for Field Underwriters of MONY Life. In addition, Advest maintains a tax-qualified defined contribution retirement/profit sharing plan that holds an interest in MONY common stock — the Advest Thrift Plan. Under these plans, the participants are allocated unitized interests equivalent, in the aggregate, to the total number of shares of MONY common stock held under the plans. The trustee of the MONY Life plans is the Benefits Committee of the MONY Life board of directors. The trustee of the Advest Thrift Plan is the Prudential Trust Company. The plans provide that the trustee votes the shares of MONY common stock held under the plans. However, participants in the plans have the right to direct the trustee as to how to vote the number of shares of MONY common stock equivalent to their proportionate interests under the plans. To the extent that participants do not instruct the trustee as to how to vote such shares of MONY common stock, the trustee will, under the terms of the plans, vote the shares of MONY common stock for which participants’ directions were not received in the manner directed by an independent third-party fiduciary retained specifically for this purpose. U.S. Trust Company has been appointed as the independent third-party fiduciary. If you have an interest under the plans, you will be receiving voting instructions from U.S. Trust Company that inform you of the procedures for instructing the trustee as to the voting of the shares represented by your unitized interest in the MONY common stock held under the plans. MONY will pay U.S. Trust Company a fee of approximately $225,000 plus reimbursement of certain expenses for its services.

THE MERGER

The following discussion summarizes the material terms of the merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge stockholders to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

Since MONY’s demutualization in 1998, MONY’s policy has been to meet confidentially with qualified third parties to discuss their potential interest in a business combination or other strategic transaction involving MONY. As part of this policy, from time to time, Michael I. Roth, MONY’s Chairman and Chief Executive Officer, and other authorized representatives of MONY, as well as, at the direction of Mr. Roth, representatives of certain investment banking firms, including Credit Suisse First Boston, Citigroup Global Markets, Goldman Sachs and JPMorgan Chase, had conversations with other companies to explore those companies’ interest in a potential business combination or other strategic transaction involving MONY. Specifically, from 2001 through early April 2003, MONY, either directly, or through its representatives, had conversations with senior representatives, usually chief executive officers, of several nationally and/or internationally recognized companies in the life insurance or financial services industries. These conversations included conversations with three mutual life insurance companies regarding a transaction in which MONY would acquire such company in a sponsored demutualization transaction; four companies in the life insurance or financial services industries regarding a potential merger of equals transaction; and four companies in the life insurance or financial services industries, including AXA Financial, regarding a potential acquisition of MONY. In these conversations, MONY was careful to maintain confidentiality and to proceed in a manner that it believed would maximize stockholder value and not disrupt MONY’s business and operations. In particular, MONY was concerned about the potential effect that a leak could have on its sales force and relationships with other distributors.

Mr. Roth periodically apprised MONY’s board of directors of these conversations and, in some cases, outlined the potential advantages and disadvantages of a potential business combination or strategic transaction. Most of MONY’s conversations with third parties, other than AXA Financial, never progressed beyond an initial meeting. In two cases, not including AXA Financial, MONY provided information regarding its business and operations, including financial information, to a third party in connection with discussions with respect to a business combination or strategic transaction, but these discussions ceased before a definitive offer was made for a business combination or strategic transaction involving MONY. MONY believes that these various conversations ceased for a number of reasons, including (i) in the case of sponsored demutualizations and merger of equals transactions, a desire by the other companies to remain independent, (ii) a lack of a strategic fit, (iii) potential issues regarding integration of the companies, (iv) concerns of the other companies about MONY’s low level of earnings, (v) the small size of MONY relative to the other companies and, therefore, the likelihood that the transaction would not make a significant impact on an acquiror and/or (vi) MONY’s belief that additional conversations would not lead to an attractive transaction.

In 2001, as a result of the decline in the capital markets, an increase in competition and other factors, MONY’s profitability declined precipitously. In response, senior management of MONY took steps to improve MONY’s operating results through a variety of measures, including expense reductions. In this regard, from mid-May through mid-September, 2001, two separate groups of senior level managers met frequently and intensively to plan a reorganization of MONY’s field force and home office staff, in both New York City and Syracuse, in order to reduce MONY’s operating expenses substantially. Among the outcomes of this effort were two major reductions in force in October 2001 and January 2002. As its results for 2002 continued to lag behind MONY’s business plan, MONY initiated a third major reduction in force in December 2002 to reduce its expense base further.

Despite these efforts by MONY’s senior management to improve MONY’s operating results through expense reductions, in late 2002, Fitch and Standard & Poor’s, two ratings agencies, each lowered MONY’s senior debt credit ratings to BBB+ and MONY Life’s financial strength ratings to A+. Also in 2002, two other ratings agencies, Moody’s and A.M. Best, put MONY Life on negative outlook and lowered their ratings of MONY’s senior debt to Baa2 and bbb+ respectively.

In late 2002, as it became increasingly clear that it would be difficult for MONY to meet its return on equity targets and maintain its senior debt and insurer financial strength ratings, MONY’s senior executives consulted with MONY’s outside financial advisors regarding potential strategic alternatives available to MONY, including a potential merger or acquisition of MONY.

In November 2002, the MONY board of directors met with management of MONY and Credit Suisse First Boston to review and discuss potential strategic alternatives available to MONY to maximize stockholder value and to mitigate the risks to MONY and its stockholders of continuing to operate as an independent public company. At this meeting, senior management of MONY, including Mr. Roth, Samuel Foti, MONY’s President and Chief Operating Officer, Kenneth Levine, MONY’s Chief Investment Officer, and Richard Daddario, MONY’s Chief Financial Officer, and Credit Suisse First Boston reviewed, and the MONY board of directors considered, among other things, the potential risks and benefits associated with four potential alternative strategies: “Remain Independent,” “Merger of Equals,” “Sale” of MONY, and “Focus on Distribution/Outsource Manufacturing.” The “Focus on Distribution/Outsource Manufacturing” strategy involved discontinuation by MONY of the manufacture of all or a substantial portion of its insurance products, which were viewed as not being capable of being efficiently manufactured, and increasing sales of more profitable, competitive products manufactured by third parties. For each potential alternative strategy, the MONY board of directors considered and analyzed MONY’s strengths, including its recognized brand name, the upside potential in a more favorable equity market and its diversified focus, on the one hand, and MONY’s weaknesses, including its lack of scale, its low quality sources of earnings, its ratings and the potential for further downgrades, on the other hand, in each case, in light of MONY’s operating environment. With respect to the “Merger of Equals” and “Sale” of MONY alternatives, the board also considered the conversations which had occurred to date with third parties as part of MONY’s policy of exploring business combinations or strategic transactions with qualified third parties. At this time, however, the MONY board of directors did not make any specific determinations with respect to any of these potential strategic alternatives. Rather, the MONY board of directors requested that management continue to explore and consider potential strategic alternatives to maximize stockholder value, including those outlined by senior management of MONY and Credit Suisse First Boston at the meeting.

In the fall of 2002, Christopher Condron, President and Chief Executive Officer of AXA Financial, contacted Mr. Roth to arrange a meeting between the two of them. Mr. Condron and Mr. Roth had previously become acquainted earlier in the year at a lunch arranged and attended by Stanley Tulin, AXA Financial’s Vice Chairman and Chief Financial Officer. Following Mr. Condron’s invitation, he and Mr. Roth met on December 4, 2002. At the meeting, they each generally discussed their respective businesses, including, among other things, the cultural similarities between AXA Financial and MONY, the fact that both companies had been demutualized, the similarities in their retail and wholesale distribution models, and that they are each based in New York. Mr. Condron indicated that such similarities could form the basis for a combination of the two businesses but he neither made a proposal at that time nor indicated that one would be forthcoming.

At a meeting of the board of directors of MONY on January 15, 2003, at which members of MONY’s senior management team, including Messrs. Roth, Levine, Daddario, Foti and Bart Schwartz, MONY’s General Counsel, were present, Mr. Roth again updated the board of directors on MONY’s consideration of various potential strategic alternatives in light of the then-current industry and company-specific trends and circumstances and reported on the discussion that he had had with Mr. Condron on December 4, 2002. Mr. Roth also again reviewed with the MONY board of directors the conversations MONY had had with other companies since the demutualization regarding a potential business combination or strategic transaction involving MONY. Again, the MONY board of directors did not make any specific determinations with respect to any of the potential strategic alternatives other than to instruct Mr. Roth and the MONY senior management team to continue the process of evaluating potential strategic alternatives that might be available to MONY, including a potential transaction with AXA Financial.

At a meeting on January 31, 2003, Mr. Roth and Mr. Condron agreed that it might be in the best interests of their respective companies and stockholders to explore the possibility of a business combination of MONY and AXA Financial.

Around this time, Mr. Roth had a conversation with Mr. Tulin. They discussed the possibility of an acquisition of MONY by AXA Financial. Mr. Tulin told Mr. Roth that, subject to the satisfactory completion of due diligence and approval of AXA Financial’s board of directors, AXA Financial might be prepared to acquire MONY at a price level of approximately $26.00 per share, representing a premium of approximately 20% over MONY’s recent trading prices around the time of such conversation. Mr. Roth stated that, if AXA Financial wanted to make an offer that MONY’s board of directors would find compelling at that time, the price would have to be higher.

On February 11, 2003, MONY and AXA Financial executed a confidentiality agreement in connection with their consideration of a potential business combination. At no time did AXA Financial have the exclusive right to negotiate with MONY with respect to a potential business combination. Over the next several months, MONY provided AXA Financial with substantial non-public information relating to the business and operation of MONY and made MONY personnel available to respond to questions that AXA Financial had about MONY’s business.

On February 19, 2003, MONY formally engaged Credit Suisse First Boston to continue acting as its financial advisor in connection with MONY’s continuing review of strategic alternatives.

At a meeting of Mr. Roth and Mr. Condron on March 12, 2003, Mr. Condron informed Mr. Roth that, based on the results of its limited due diligence to date, AXA Financial was interested in continuing to pursue the possibility of a business combination with MONY.

On March 18, 2003, the MONY board of directors gathered for an off-site dinner and reviewed and discussed, among other things, the process of considering the potential strategic alternatives available to MONY. During dinner, it was communicated to Mr. Roth by the independent directors that they believed that the best way to maximize value for MONY’s stockholders was to enter into a business combination with a third party, assuming that a satisfactory price could be obtained, rather than to continue to operate MONY as an independent entity. The independent directors based this view on their belief that continuing to operate MONY as an independent company would subject MONY’s stockholders to additional financial and operating performance risk and the prospect of further ratings agency downgrades, with the resulting likelihood that the share price of MONY common stock would decline. At the dinner and at a meeting of the MONY board of directors the next day, at which members of MONY’s senior management team, including Messrs. Daddario and Schwartz, were present, Mr. Roth reported on his recent conversations with Mr. Condron and also provided another summary of MONY’s conversations with other companies since the demutualization regarding a possible business combination or strategic transaction. Based upon its determination that the best way to maximize value for MONY’s stockholders was to enter into a business combination with a third party, the MONY board of directors instructed Mr. Roth and senior management of MONY to continue exploring the discussions with AXA Financial and, if the opportunity arose, other third parties.

On March 31, 2003, Mr. Condron advised Mr. Roth that, based on its preliminary due diligence to that date, and subject to the approval of AXA Financial’s board of directors, AXA Financial would be willing to consider a transaction to acquire MONY for cash, at a price level of as much as $28.50 per share of MONY common stock. Based on the closing share price for MONY common stock on March 31, 2003 of $20.90 per share, this price reflected a premium of approximately 29% over the then current market price of MONY common stock.

Between the end of March and late April, 2003, AXA Financial continued to conduct due diligence in order to evaluate MONY’s business and operations and to determine the price it might be willing to pay for MONY in a business combination. MONY made senior personnel available to respond to AXA Financial’s inquiries and set up a data room containing the documents that AXA Financial had requested. In this regard, on April 13, 2003, Mr. Roth had a telephone conference with Mr. Condron and Mr. Tulin to discuss, among other things, the employment agreements that provided for change-in-control payments, commonly referred to as the CIC agreements, for senior executives of MONY, which, among other things, provided severance payments and benefits to the executives upon a termination of their employment by MONY without “cause” or a voluntary termination of employment by the executives for “good reason,” in either case following a change-in-control.

They discussed, in general terms, the potential payments under the CIC agreements and the potential cost to an acquiror of those payments in the event of a business combination with MONY. Mr. Roth told Messrs. Condron and Tulin that MONY had been working with Ernst & Young LLP, which we refer to as E&Y, to quantify the potential cost of those payments. They agreed that AXA Financial would work with MONY and E&Y to review the calculations and to consider possible opportunities to reduce the potential cost of the CIC agreements to AXA Financial. During this call, Messrs. Roth, Condron and Tulin also discussed other potential benefits and savings in a business combination between MONY and AXA Financial, including achieving greater economies of scale and financial synergies.

During April 2003, Mr. Roth had a meeting with the chief executive officer of an internationally recognized company in the life insurance industry regarding the possible sale of MONY to the other company. However, discussions did not progress beyond this preliminary contact because Mr. Roth and the chief executive officer did not believe that there was a good strategic fit between the companies.

On April 15, 2003, Mr. Condron visited MONY’s corporate headquarters in New York City to meet with Mr. Roth and other members of the MONY senior management team, including Messrs. Daddario, Levine, Steven Orluck, MONY’s Chief Distribution Officer, Michael Slipowitz, MONY’s Chief Actuary, and Evelyn Peos, MONY’s Senior Vice President, Life Insurance Division, to discuss generally MONY’s business and operations.

On April 22, 2003, Mr. Roth met with Henri de Castries, Chairman of the Management Board of AXA and Chairman of the Board of AXA Financial, and Mr. Condron. At this meeting, Messrs. de Castries and Condron told Mr. Roth that, based on the results of its due diligence to date, including its preliminary evaluation of the CIC agreements, AXA Financial would be willing to offer to acquire MONY for between $25.00 and $26.50 in cash per share of MONY common stock, subject to the approval of AXA Financial’s board of directors. Mr. Roth informed Messrs. de Castries and Condron that he believed this offer was inadequate in light of Mr. Roth’s assessment of the current financial condition and the future financial prospects of MONY.

The next day, Mr. Roth again met with Mr. Condron to explore the basis for AXA Financial’s proposal and whether AXA Financial might be willing to increase the price it was willing to pay for MONY. Mr. Condron stated that, subject to satisfactory completion of its due diligence and the approval of AXA Financial’s board of directors, AXA Financial was prepared to offer to acquire MONY for $26.50 per share in cash.

On May 2, 2003, Mr. Roth had a telephone conversation with Mr. Condron during which Mr. Condron presented Mr. Roth with an offer, subject to the approval of AXA Financial’s board of directors, to acquire MONY for $26.50 per share, in either cash or AXA American Depositary Receipts. In addition, if the consideration were to be a fixed number of AXA American Depositary Receipts for each share of MONY common stock, Mr. Condron offered to give MONY the right to terminate the merger agreement in the event that, at the closing of the merger, the value of the AXA American Depositary Receipts to be exchanged for each share of MONY common stock in the transaction was less than $15.00.

On May 5, 2003, the MONY board of directors met with members of the MONY senior management team, including Messrs. Daddario and Schwartz as well as representatives of Dewey Ballantine LLP, MONY’s legal counsel, and Credit Suisse First Boston. Mr. Roth and representatives of Credit Suisse First Boston explained to the MONY board of directors the offer from AXA Financial that was presented to Mr. Roth on May 2, 2003, and again reviewed and discussed with the board of directors MONY’s prospects and strategic alternatives in light of the current and projected market environment. In particular, the MONY board of directors considered that AXA Financial was well positioned to effect a combination with MONY because of, among other things, the similarity of AXA Financial’s U.S. distribution to MONY’s distribution, the expense savings that might be achieved by AXA Financial in such a combination and the resulting impact on valuation for MONY’s stockholders and AXA Financial’s capacity to finance the transaction. Mr. Roth also reviewed with the board of directors the conversation he had had in April 2003 with the chief executive officer of an internationally recognized company in the life insurance industry and again reviewed with the board of directors the prior conversations which had occurred with other companies from time-to-time, which he had discussed with the board of directors at prior meetings, and reiterated that all such conversations had ceased. In addition, Mr. Roth again discussed the risks and opportunities associated with MONY remaining independent. In this regard, Mr. Roth analyzed, among other things, the potential rating agency impact and stock market reaction to the decision to remain independent in light of MONY’s current and projected earnings and other facts. The MONY board of directors determined that it was in the best interests of MONY and its stockholders for MONY’s management to continue discussions with AXA Financial.

On May 13, 2003, MONY’s board of directors met again with representatives of MONY’s senior management team, including Messrs. Daddario and Schwartz, and Kimberly Windrow, MONY’s Senior Vice President in charge of Human Resources, and its legal and financial advisors. The board of directors again considered the AXA Financial offer of May 2, 2003, and any potential alternatives to a transaction with AXA Financial, including the feasibility of, and the risks associated with, MONY’s continued operation as an independent public company. The board of directors also discussed matters related to the CIC agreements with the senior executives, including the potential payments to be made to those executives in the event of a transaction with AXA Financial. The MONY board of directors also reviewed proprietary and confidential information provided by E&Y with respect to change-in-control payments in 18 other transactions in the financial services industry. Based on the foregoing, at the conclusion of the meeting, the MONY board of directors determined that a transaction with AXA Financial would likely be beneficial to MONY stockholders and instructed Mr. Roth to proceed with the negotiation of a definitive merger agreement for the board of directors’ consideration at a subsequent meeting.

Over the course of the next week, representatives of MONY and its legal and financial advisors negotiated a merger agreement with representatives of AXA Financial and its advisors. During these discussions, AXA Financial stated that, subject to the completion of its due diligence and the approval of the AXA Financial board of directors, it remained prepared to acquire MONY for $26.50 per share. During these discussions, AXA Financial also stated that it wanted to structure the transaction as a stock-for-stock merger pursuant to which each outstanding share of MONY common stock would be exchanged for such number of AXA American Depositary Receipts as had a value of $26.50, based on the closing price of such AXA American Depositary Receipts as of the day immediately preceding the merger agreement. Based on the closing price of AXA American Depositary Receipts on the 20 trading days immediately preceding May 15, 2003, AXA Financial proposed that each outstanding share of MONY common stock would be converted into the right to receive 1.8 AXA American Depositary Receipts in order to achieve a value of $26.50 per share of MONY common stock.

In addition, during this time, representatives of AXA Financial and its advisors continued business, legal and financial due diligence of MONY, and MONY and its legal and financial advisors conducted due diligence on AXA Financial and AXA. Among other things, the parties discussed the CIC agreements with senior executives of MONY and their effect on the price AXA Financial was prepared to offer for MONY, and preliminarily agreed on certain measures to reduce the potential cost of the agreements to AXA Financial. These measures included, among other things, the addition of non-competition and non-solicitation covenants to the CIC agreements, and the cancellation of all stock options held by the senior executives with an exercise price equal to or greater than the closing price to be offered in the merger for each share of MONY common stock, together with other considerations that could potentially reduce the cost of excise tax “gross up” payments under the CIC agreements. In addition, the parties also discussed the possibility of retaining some of the senior executives covered by the CIC agreements after the effective time of the merger under new employment agreements, thus avoiding the payment of the severance amounts under the CIC agreements.

On the morning of May 21, 2003, the Transaction Committee of the AXA Financial board of directors held a meeting and approved the proposed merger agreement between MONY and AXA Financial.

On the morning of May 21, 2003, Mr. Roth had a conversation with Mr. Tulin. Mr. Roth and Mr. Tulin agreed that the purchase price in the merger would be $26.50 per share and that the exchange ratio to produce this value would be fixed based on the volume weighted average trading price of AXA American Depositary Receipts during that day.

On the evening of May 21, 2003, MONY’s board of directors met to consider the proposed merger agreement between MONY and AXA Financial. Representatives of MONY’s senior management team, including Messrs. Daddario and Schwartz, as well as representatives of MONY’s legal and financial advisors made presentations to the MONY board of directors concerning the merger agreement and the proposed transaction. At this meeting, representatives of Dewey Ballantine LLP reviewed with the MONY board of directors the terms of the proposed merger agreement and the fiduciary duties of the MONY board of directors to the MONY stockholders in connection with the proposed transaction. In addition, the MONY board of directors was advised that, based upon the $26.50 purchase price agreed to between Mr. Roth and Mr. Tulin that morning and the volume weighted average trading price of AXA American Depositary Receipts on May 21, 2003, each outstanding share of MONY common stock would be converted into the right to receive 1.92 AXA American Depositary Receipts. This represented a value of $26.50 per share, based on the volume weighted average trading price of $13.80 of AXA American Depositary Receipts on May 21, 2003, and $26.92 based on the closing share price of $14.02 of such AXA American Depositary Receipts on May 21, 2003. The MONY board of directors was also advised that Mr. Roth and Mr. Tulin had agreed that MONY would have a right to terminate the merger agreement in the event that the value of the AXA American Depositary Receipts delivered to holders of MONY common stock at the closing of the merger based on the exchange ratio was less than $17.00, subject to AXA Financial’s right to increase the exchange ratio by the amount necessary to produce a value of $17.00, and that AXA Financial would have the right to terminate the merger agreement in the event that the value of the AXA American Depositary Receipts delivered to holders of MONY common stock at the closing of the merger based on the exchange ratio was more than $37.00, subject to MONY’s right to decrease the exchange ratio by an amount necessary to produce a value of $37.00.

Following these presentations, the MONY board of directors engaged in extensive discussions about the AXA Financial proposal. During those discussions, members of the board of directors expressed concern about the risk that, pursuant to the terms of the proposed transaction, MONY’s stockholders would be exposed to fluctuations in the trading price of AXA American Depositary Receipts until the closing of the transaction — a risk that was compounded by the possibility that there could be an extended period of time between the signing of the merger agreement and the closing of the merger due to the regulatory approvals and other conditions that would need to be satisfied before the merger could be completed. In this regard, members of the MONY board of directors noted the significant fluctuations in the trading prices of AXA American Depositary Receipts during the preceding two years and that the consideration payable to MONY stockholders at the closing of the merger could be as low as $17.00 per share of MONY common stock if the market price of AXA American Depositary Receipts were to decline significantly. Members of the MONY board of directors also expressed concern that the risk of fluctuations in the trading price of AXA American Depositary Receipts was exacerbated by currency risk since AXA was an international company and a significant portion of its earnings was denominated in foreign currencies. In addition, the MONY board of directors discussed, generally, whether MONY stockholders would want to receive AXA American Depositary Receipts in exchange for their MONY common stock and the potential confusion among stockholders as to what the AXA American Depositary Receipts represent. The MONY board of directors also extensively discussed the CIC agreements, including the potential payments to the executives in the event of a transaction with AXA Financial followed by termination of their employment under the circumstances described in the CIC agreements.

During the meeting, the MONY board of directors asked Mr. Roth to prepare for the board’s review an updated analysis of MONY’s prospects, as well as the risks to MONY’s stockholders, if MONY continued as an independent public company. Later that evening, Mr. Roth informed Mr. Condron that the MONY board of directors was continuing to consider MONY’s strategic alternatives, but was not willing to accept AXA Financial’s current offer principally due to concerns regarding the potential volatility of AXA’s American Depositary Receipts. As a result, on May 21, 2003, MONY and AXA Financial ceased negotiations regarding the proposed transaction.

On June 9, 2003, MONY’s board of directors again met with representatives of Credit Suisse First Boston and Messrs. Daddario and Schwartz. Mr. Daddario reviewed MONY’s historical and current financial performance and presented an updated analysis of MONY’s prospects as an independent public company. This analysis included an assessment of some of the key drivers that have contributed to MONY’s declining earnings since 2000. These include expiration of payments from the sale of its pension business to AEGON N.V., reduced fee income as a result of the declining market value of assets in mutual funds and variable annuity subaccounts, higher corporate pension costs, lower investment income due to declining interest rates and reduced venture capital returns. In addition, Mr. Daddario also discussed MONY’s base case financial projections, and the sensitivity of the base case to variations in annual equity market appreciation, in sales growth in MONY’s lines of businesses and in reductions resulting from expense savings initiatives, among other things. He concluded that, using the most favorable set of assumptions as to these variations, MONY’s return on equity would still likely be significantly lower than that of its peer companies. At the meeting, MONY’s independent directors also discussed the CIC agreements, including the potential payments in the event of a change-in-control. In addition, Credit Suisse First Boston provided further information to the MONY board of directors about AXA, including general financial and market information relating to AXA, information relating to the liquidity of AXA’s American Depositary Receipts and information relating to the effects of potential flowback likely to occur in a transaction in which non-U.S. equity securities are used as consideration. Flowback occurs when U.S. shareholders of a U.S. company receive, in an acquisition of a U.S. company, shares of a foreign acquiring company that are listed on an U.S. exchange and then sell those shares of the foreign company on the U.S. exchange to non-U.S. investors, causing the shares to “flow back” from the U.S. exchange to a foreign market.

At a meeting on June 11, 2003, the corporate governance and nominating committee of MONY’s board of directors, a committee comprised entirely of independent directors, reviewed the CIC agreements. Consistent with the board of directors’ discussion of the CIC agreements in connection with its consideration of the AXA Financial proposal, the committee determined that it was appropriate to further review the CIC agreements given the potential costs of the CIC agreements in a change-in-control transaction. The committee also recognized that the term of the CIC agreements would be automatically extended from December 31, 2003 until December 31, 2004 unless the MONY board of directors gave notice of termination by September 30, 2003. The committee recommended that the independent members of MONY’s board of directors review the CIC agreements to consider whether the CIC agreements should be amended and whether notice of termination should be given. The committee also recommended that the independent directors retain independent legal advisors and executive compensation consultants to assist it with this review. The decision to review the CIC agreements and consider modifications at this time was not requested by representatives of AXA Financial, nor was AXA Financial consulted by MONY or its board of directors in connection with this review.

At a meeting held on June 13, 2003, MONY’s independent directors retained Gibson, Dunn & Crutcher LLP as independent legal advisors, and Frederic W. Cook & Co., which we refer to as FW Cook, as independent executive compensation consultants, to assist with the independent directors’ review of the CIC agreements. Shortly thereafter, E&Y was engaged by Gibson, Dunn & Crutcher LLP to assist in connection with the review of the CIC agreements.

During the next several weeks, the independent directors and their advisors conducted a detailed review and analysis of the CIC agreements, including the payments potentially due under the CIC agreements and the potential cost of those payments in a change-in-control transaction. MONY’s independent directors and, at times, a committee of these independent directors, met on several occasions with their advisors to review their analyses and recommendations, and also held discussions with Mr. Roth about potential modifications to the CIC agreements.

In evaluating and considering modifications to the CIC agreements, the independent directors, with the assistance of their independent advisors, Gibson, Dunn & Crutcher LLP and FW Cook, evaluated various factors with respect to the terms of the CIC agreements, including market standards for change-in-control agreements generally, the multiples of annual compensation used in determining severance pay, the amount of annual compensation of the covered executives, the specific terms of the triggering events and other contractual provisions, the number of individuals covered by the agreements and the aggregate amount of the potential payments under the CIC agreements. In addition, the independent directors considered the percentage that the payments would represent in relation to the total equity value of a potential transaction involving the sale of MONY. At various points in time, the independent directors evaluated this percentage both in absolute terms and relative to change-in-control payments in 18 transactions in the financial services industry based on proprietary and confidential information that E&Y had provided to Gibson, Dunn & Crutcher LLP and FW Cook. The values of these transactions ranged from $125 million to $35 billion and the number of individuals receiving payments ranged from one employee to 448 employees. In addition, the independent directors and their advisors took account of MONY’s compensation history compared to that of other companies, including the fact that MONY did not have a seasoned stock-option program, because it had demutualized only in 1998 and because there were regulatory limitations on awards of stock options or restricted stock for a period of five years following the demutualization. In the course of this work, the independent directors determined that the maximum potential payments under the then-existing CIC agreements represented approximately 14% of the assumed equity value of MONY in a potential transaction, based on a number of assumptions, including, a $28.00 per share transaction value, an employment termination date of February 1, 2004 and that each executive with a CIC agreement would receive the maximum payments payable under his or her CIC agreement. The independent directors considered this percentage to be unacceptably high, both in absolute terms and in relation to the assumed equity value of a potential transaction. Accordingly, the independent directors determined that it would be appropriate to amend the CIC agreements to make them more consistent with current market practices, both in terms of the operative provisions of these agreements and their potential costs in a change-in-control transaction.

Together with their independent advisors, the independent directors developed a proposal for amended CIC agreements that would substantially reduce the cost of these agreements. The amended CIC agreements proposed by the independent directors included a number of changes to the prior CIC agreements, as a result of which the potential payments to the executives in the aggregate were reduced by more than one-half of the potential payments under the prior CIC agreements. Among other changes, the proposed amendments to the CIC agreements reduced the severance pay multiples for most of the executives, removed long-term incentive plan payments from the calculation of severance pay and provided that outstanding long-term incentive plan cycles would be paid out only on a pro-rata basis, rather than in full. The proposed amendments also removed provisions of the prior CIC agreements for four of the executive officers applicable upon a covered termination that would have treated them as satisfying the age requirement for retiree medical benefits and, in the case of one such executive, enhanced early retirement pension benefits. The potential cost of the proposed amended CIC agreements was further reduced because the decrease in the payments also reduced the amounts that would be subject to the federal income tax rules relating to change-in-control payments, resulting in a reduction in the liability for “gross-up” payments under the agreements and an increase in the relative amounts that would be tax deductible. The proposed amendments also modified the definition of “good reason” for certain of the executives as to make it less favorable to the executives and required that the executives comply with certain restrictive covenants following termination of employment, including with respect to noncompetition with MONY’s business and nonsolicitation of its employees. The proposed amendments also extended the term of the CIC agreements to December 31, 2004, subject to annual renewal thereafter.

At a meeting of the MONY board of directors on July 3, 2003, Mr. Roth indicated that he would be willing to accept an amended CIC agreement proposed by the independent directors of the MONY board of directors and would be willing to recommend that the other executives accept amendments to their agreements as well. The MONY board of directors resolved that the existing CIC agreements not be renewed upon the expiration of the then-current term on December 31, 2003 and directed that MONY and its advisors cease all discussions with any third parties relating to the sale of MONY or any other transaction that would constitute a change-in-control under the CIC agreements until such time as the existing agreements expired or the amended CIC agreements were executed.

After taking account of all of the proposed changes to the CIC agreements, E&Y estimated, in July 2003, that the aggregate amount of the maximum potential payments to the individuals under the proposed amended CIC agreements would be approximately $79 million on a pre-tax basis, based on a number of assumptions, including, a $28.00 per share price for MONY common stock, the consummation of a change-in-control transaction in 2003, a February 1, 2004 termination date and that each executive with a CIC agreement would receive the maximum payments payable under his or her CIC agreement. This represented an estimated reduction in maximum potential payments of approximately $110 million on a pre-tax basis when compared to the prior CIC agreements. This reduction included the value of certain changes to the CIC agreements that had been preliminarily agreed with AXA Financial in May 2003.

The independent directors were advised that the maximum potential payments under the proposed amended CIC agreements would represent approximately six percent of the equity value of the assumed transaction, based on a number of assumptions, including, a $28.00 per share price for MONY common stock, the consummation of a change-in-control transaction in 2003, a February 1, 2004 termination date and that each executive with a CIC agreement would receive the maximum payments payable under his or her CIC agreement. The independent directors were also advised that this percentage would be above the 75th percentile of change-in-control payments as a percentage of transaction value in relation to the 18 other transactions as to which the independent directors and their advisors had been provided information by E&Y. The relevant 75th percentile, average and 25th percentile percentages and aggregate change-in-control payments in the 18 other transactions were 4.92%, 3.37%, and 0.94% respectively, and $218.7 million, $196.8 million and $24.4 million respectively. Compared with the 18 other transactions as to which the independent directors and their advisors had been provided information by E&Y, the potential MONY payments would have ranked eighth largest in terms of the total dollar amount of the change-in-control payments and fifth largest in terms of the amount of the change-in-control payments as a percentage of total transaction value. The estimated payment amounts as of the date of this proxy statement for each of the executive officers covered by the CIC agreements are also described below. See “Interests of MONY’s Directors and Executive Officers in the Merger.”

Based on the above changes, FW Cook advised the directors that the amended CIC agreements were reasonable, defensible and competitive. The independent directors unanimously approved the amended CIC agreements and they determined that the executives would be asked to enter into an amended CIC agreements with terms that continued until December 31, 2004, subject to renewal, in replacement of their current CIC agreements prior to the expiration of their term. MONY then notified each of the senior executives that their existing CIC agreement would not be renewed for 2004, and each executive was offered the amended CIC agreement prepared and approved by the independent directors and their independent advisors. By the end of July, on the recommendation of Mr. Roth, all of the executives signed the amended CIC agreements. On August 14, 2003, MONY described the amendments of the CIC agreements in its quarterly report filed on Form 10-Q and attached the amended agreements as exhibits to that filing.

In late July 2003, Mr. Condron telephoned Mr. Roth to discuss his interest in renewing discussions with MONY, in September 2003, concerning a potential business combination. Mr. Roth stated that he would be willing to resume discussions in September, 2003.

On August 12 and 13, 2003, representatives of MONY, including Messrs. Roth, Daddario, Foti, Levine and Orluck, met with representatives of four ratings agencies. As a result of these conversations, MONY’s management became convinced that it was likely that one or more of the ratings agencies would downgrade MONY’s ratings due to, among other things, the ratings agencies’ concerns about MONY’s earnings and debt service coverage ratios. Three of the four ratings agencies stated that their ratings committees would meet in September to review MONY’s ratings in light of MONY’s earnings performance. Mr. Roth informed the ratings agencies that he expected discussions with a potential strategic partner to resume in September 2003.

On September 3, 2003, Mr. Roth and Mr. Condron met to discuss in detail a potential business combination. Mr. Condron told Mr. Roth that, subject to the satisfactory completion of its due diligence and the approval of the AXA Financial board of directors, AXA Financial was prepared to make a cash offer of $29.50 per share for each outstanding share of MONY common stock. AXA Financial informed MONY that it was willing to increase its offer to $29.50 per share in cash from its May 18, 2003 offer of approximately $26.50 per share in AXA American Depositary Receipts principally due to AXA Financial’s revaluation of MONY’s underlying variable insurance, mutual fund and securities brokerage businesses in light of the overall improvement in general U.S. economic conditions and equity market performance.

Mr. Roth then noted that since the time of their prior discussions in May 2003, MONY had amended its CIC agreements, resulting in significantly lower potential payments under those agreements. Mr. Roth stated that he believed AXA Financial should increase the price to be paid to MONY’s stockholders in the potential transaction by the potential reduction in payments to the executives under the amended CIC agreements that was in excess of the potential cost savings under the prior CIC agreements that had been preliminarily agreed to in May with AXA Financial. Mr. Condron agreed that AXA Financial would review the additional cost savings to AXA Financial of the amended CIC agreements and agreed, in principle, that the additional savings would be added to the price that AXA Financial would be willing to pay for each outstanding share of MONY common stock. Mr. Roth estimated that, based on the facts existing at that time, an additional $1.50 per share should be added to the offer price conveyed on September 3, to reflect the cost savings to AXA Financial of the changes in the CIC agreements, for a total price of $31.00 per share.

Over the next week, representatives of MONY and its legal, financial and executive compensation advisors provided additional information to AXA Financial concerning the modifications to the CIC agreements and the additional reductions in the cost of the potential payments under the agreements. In addition, representatives of AXA Financial and its advisors also performed additional business, legal and financial due diligence of MONY.

In a telephone conversation on September 10, 2003, Mr. Condron informed Mr. Roth that AXA Financial was prepared to increase its offer by $1.20 a share, to $30.70, reflecting the estimated value to AXA Financial of the additional reductions in the potential cost of the CIC agreements and other factors. During the conversation, Mr. Roth advised Mr. Condron that AXA Financial’s bid would have to be $31.00 per share in cash. Mr. Condron told Mr. Roth that based on that cost reduction and other considerations, and subject to the approval of AXA Financial’s board of directors, AXA Financial would be prepared to offer $31.00 per share for all of the outstanding shares of MONY common stock.

Over the next several days, representatives of MONY and AXA Financial, as well as representatives of their legal advisors, finalized the definitive merger agreement for the proposed transaction, including a provision permitting MONY to declare a dividend from its Adjusted Net Earnings, as defined in the merger agreement, not to exceed $0.45 per share of MONY common stock.

During this time, AXA Financial insisted, as a condition of the transaction, that four of MONY’s executives, Messrs. Roth, Foti, Levine and Daddario, enter into agreements with MONY and AXA Financial to limit the maximum amounts of severance and other payments that could be made under their respective amended CIC agreements. AXA Financial requested these agreements because it had relied on MONY’s representation as to the potential cost of the amended CIC agreements in determining the consideration it was willing to offer. These agreements were not intended to reduce the amounts called for by the amended CIC agreements, but instead to impose a ceiling on some of the potential payments under the agreements at the amounts that had been estimated by MONY and represented to AXA Financial as the expected payment amounts. On September 17, 2003, the parties entered into the agreements that provided for these limitations.

On September 16, 2003, the MONY board of directors held a meeting to consider adjustments to certain incentive compensation arrangements applicable in 2003 for the executives covered by the CIC agreements, as well as for other employees of MONY, that had been considered and approved by the compensation committee of the MONY board of directors at its meetings on September 9 and September 16, 2003. At the meeting were representatives of MONY, including Messrs. Daddario and Schwartz, and Ms. Windrow. At the request of the compensation committee, representatives of MONY’s advisors reviewed with the MONY board of directors the terms of the proposed adjustments. Also in attendance and advising the independent directors were Gibson, Dunn & Crutcher LLP, their independent legal advisor, and FW Cook, their independent executive compensation consultants. The proposed adjustments were being considered in connection with compensation arrangements that would expire unpaid or result in payments below the target levels if a change-in-control transaction did not occur during 2003, a situation that the compensation committee had recommended be addressed. This involved awards of restricted stock, annual bonuses and long-term incentive plan units under which payouts or vesting would be determined, in part, by reference to MONY’s results through 2003, and which would otherwise vest and pay at target levels if a transaction were consummated in 2003. In considering the proposed adjustments, the MONY board of directors reviewed and discussed the substantial cost savings to MONY that resulted from the executives’ decision to enter into the amended CIC agreements in replacement of the then-existing CIC agreements, and the resulting enhancement of stockholder value in the merger, the development by the executives of a favorable sale transaction for MONY at the request of the MONY board of directors, and the dedication and performance of senior management throughout the sale process. The MONY board of directors concluded that the adjustments approved by the compensation committee were appropriate and should be approved. These adjustments, and the amounts involved, are described in greater detail in this proxy statement under the heading “Interests of MONY’s Directors and Executive Officers in the Merger.” AXA Financial was apprised of these adjustments following the initial approval by the compensation committee on September 9 and following final approval by the MONY board of directors on September 16.

On the morning of September 17, 2003, the MONY board of directors held a meeting to consider the proposed transaction. Representatives of MONY, including Messrs. Daddario and Schwartz, and Ms. Windrow, and its legal and financial advisors reviewed with the MONY board of directors the proposed transaction. In particular, representatives of Dewey Ballantine LLP reviewed with the MONY board of directors the terms of the proposed merger agreement and the fiduciary duties of the MONY board of directors to the MONY stockholders in connection with the proposed transaction. Also, representatives of Credit Suisse First Boston reviewed with the MONY board of directors its financial analysis of the merger consideration. After a thorough discussion regarding the proposed transaction, the MONY board of directors adjourned the meeting to consider the matter further.

The AXA Financial board of directors held a meeting and approved the proposed transaction during the morning of September 17, 2003.

Later in the afternoon on September 17, 2003, the MONY board of directors reconvened the meeting. At the meeting were representatives of MONY, including Messrs. Daddario and Schwartz, and Ms. Windrow. At this time, Credit Suisse First Boston rendered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 17, 2003, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates. At this meeting, the MONY board of directors approved resolutions of the compensation committee of the board of directors with respect to incentive compensation arrangements applicable in 2003 for executives and other employees. See “— Interests of MONY’s Directors and Executive Officers in the Merger.” At the conclusion of the meeting, the MONY board of directors unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and recommended that MONY stockholders vote “FOR” adoption of the merger agreement.

Later on September 17, 2003, MONY and AXA Financial executed the merger agreement and publicly announced the proposed transaction.

On September 18, 2003, each of the four ratings agencies upgraded their “outlook” on MONY due to their favorable assessment of a potential transaction.

Between September 22 and October 8, 2003, ten substantially similar putative class action lawsuits were filed against MONY, its directors, AXA Financial and/or AIMA in the Court of Chancery of the State of Delaware, which lawsuits were subsequently consolidated. We refer to this consolidated lawsuit as the Delaware litigation. The consolidated complaint in the Delaware litigation alleged that the $31.00 cash price per share to be paid to MONY stockholders in connection with the proposed merger is inadequate and that MONY’s directors breached their fiduciary duties in negotiating and approving the merger agreement by, among other things, (i) failing to maximize stockholder value, (ii) improperly diverting merger consideration from MONY’s stockholders to MONY’s management by amending and extending management’s CIC agreements, (iii) failing to comply with Delaware law in determining the “fair value” of MONY’s stock and (iv) disseminating incomplete and inaccurate information regarding the proposed merger. The consolidated complaint alleged that AXA Financial and AIMA aided and abetted the alleged breaches of fiduciary duty by MONY and its directors. The complaint sought various forms of relief, including damages and injunctive relief that would, if granted in its entirety, prevent completion of the merger. See “Litigation Relating to the Merger.”

On December 2, 2003, AXA Financial acquired warrants representing approximately 4.4% of the issued and outstanding shares of MONY common stock from affiliates of Goldman, Sachs & Co. at an effective price of $30.80 per MONY share, including the purchase price and the exercise price of the warrants. The warrants had originally been issued to affiliates of Goldman, Sachs & Co. on December 30, 1997. AXA Financial exercised the warrants on December 29, 2003 and has publicly announced that it intends to vote the shares issued upon exercise of the warrants in favor of adopting the merger agreement.

On or about January 9, 2004, MONY mailed to each of its stockholders as of the record date of January 2, 2004, a definitive proxy statement, dated January 8, 2004, in connection with the special meeting scheduled for February 24, 2004.

Subsequent to the announcement of the transaction, three MONY stockholders, Highfields Capital Management LP, Third Avenue Management LLC and Southeastern Asset Management, Inc., investment adviser to Longleaf Partners Small-Cap Fund, each publicly announced that they intended to vote against the proposed merger and seek appraisal rights under Delaware law. The three stockholders purport to own, in the aggregate, approximately 12% of the outstanding shares of MONY common stock. Two of these stockholders, Highfields Capital and Southeastern, commenced solicitations in opposition to the proposed merger.

On January 16, 2004, plaintiffs in the Delaware litigation sought and were granted leave to further amend their complaint to include additional allegations relating to the accuracy and/or completeness of information provided by MONY in the proxy statement. Thereafter, plaintiffs requested a hearing on their application for a preliminary injunction, seeking to enjoin the stockholder vote. A hearing was scheduled for February 13, 2004. See “Litigation Relating to the Merger.”

On February 5, 2004, pursuant to the merger agreement, MONY announced a dividend, conditioned on the closing of the merger, in the aggregate amount of $12.5 million to MONY stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger.

In addition, on February 5, 2004, Fitch changed its rating status on MONY to “evolving” from “positive,” based on the opposition by some MONY stockholders to the merger.

On February 11, 2004, Institutional Shareholder Services, an investor advisory service, recommended that MONY stockholders vote against the merger.

A hearing on plaintiffs’ application for a preliminary injunction in the Delaware litigation was held on February 13, 2004, following which, by memorandum opinion dated February 17, 2004, the Delaware Court of Chancery rejected plaintiffs’ arguments with respect to the directors’ purported breach of the fiduciary duty to maximize stockholder value and the associated aiding and abetting claims, together with all but one of plaintiffs’ disclosure claims. The Delaware Court of Chancery granted plaintiffs’ motion to the limited extent of issuing a preliminary injunction preventing MONY from proceeding with the special meeting to vote on the merger until 10 days after having made certain supplemental disclosures relating to the amount of the benefits that the MONY executives would receive under the CIC agreements relative to the 18 other transactions as to which the independent directors and their advisors had been provided information by E&Y. This proxy statement contains those disclosures on pages 28 to 30. See “Litigation Relating to the Merger.”

On February 17, 2004, AXA Financial issued a press release stating that the $31.00 per share price was “full and fair” and that it would not increase its offer. In addition, AXA Financial stated that it was committed to closing the merger immediately following the receipt of all regulatory approvals and the satisfaction of other closing conditions, notwithstanding the then-current level of appraisal rights demands.

Also on February 17, 2004, Glass, Lewis & Co., an independent proxy and financial advisory firm, issued a recommendation that all MONY stockholders vote against the merger.

On February 18, 2004, MONY announced that it would postpone the special meeting scheduled for February 24, 2004 in light of the opinion issued by the Delaware Court of Chancery on February 17, 2004.

On February 19, 2004, Standard & Poor’s lowered its counterparty credit and financial strength ratings on MONY Life Insurance Co. and MONY Life Insurance Co. of America from “A+” to “A” after a review of MONY’s full-year 2003 financial performance. Standard & Poor’s also lowered its counterparty rating on MONY from “BBB+” to “BBB.” Standard & Poor’s also stated that if the merger is successfully completed, the ratings are likely to be raised by one notch and assigned a positive outlook, reflecting implicit support from AXA Financial. However, if the merger is not completed, Standard & Poor’s added, it would probably reduce the ratings by an additional one or two notches, reflecting potential damage to MONY’s reputation with distributors and policyholders, which could adversely affect sales and policyholder surrender activity and impede improvement in operating performance. Standard & Poor’s placed all of these ratings on CreditWatch with developing implications. Also on February 19, 2004, A.M. Best changed the under review status of MONY to “developing” from “positive” for the financial strength and long-term debt ratings on all unsecured obligations for the members of the MONY Group, Inc. A.M. Best stated that this change reflected A.M. Best’s view that there is additional risk and uncertainty related to the proposed merger due to the Delaware Court of Chancery’s opinion of February 17, 2004.

Subsequent to the opinion of the Delaware Court of Chancery on February 17, 2004, Mr. Roth had a telephone conversation with Mr. Condron in which Mr. Condron proposed that Mr. Roth and other executives covered by CIC agreements agree to a reduction in the amounts they were otherwise entitled to receive upon the consummation of the merger. Mr. Condron indicated that AXA Financial would agree to allow MONY to pay a special cash dividend in an amount corresponding to the resulting estimated net cost savings of any such reductions. This dividend would be in addition to the dividend declared on February 5, 2004 and would be conditioned on the consummation of the merger. Mr. Roth, in turn, proposed to Mr. Condron that AXA Financial consider certain concessions with respect to the appraisal rights condition. Mr. Roth asked each of the executives with CIC agreements who had received restricted stock awards in 2001 to forfeit, in their entirety, those 2001 restricted stock awards and all the executives agreed to do so. Mr. Roth then advised Mr. Condron that the executives with CIC agreements would agree to forfeit their 2001 restricted stock awards with a cumulative value of approximately $7.4 million provided that the estimated net cost savings from this reduction could be used to fund an additional special cash dividend to MONY stockholders payable at closing and further provided that AXA Financial agree to a concession with regard to the appraisal rights condition. Mr. Condron agreed that AXA Financial would be willing to increase the threshold of the appraisal rights condition from 10% to 15%. Given that the then-current number of shares for which appraisal demands had been asserted was approximately 13.7%, this change meant that the threshold would not be exceeded at that time.

Over the next several days, representatives of MONY and AXA Financial, as well as their legal advisors, finalized the terms of an amendment to the merger agreement and amendments to the Incentive Compensation Agreements to reflect the waiver of the restricted stock awards, the additional special cash dividend of $0.10 payable as a result thereof and the change agreed to by Mr. Condron with respect to the appraisal rights condition. In addition, AXA Financial agreed that it would be deemed to have waived the appraisal rights condition if it does not notify MONY in writing of its intention to invoke the condition within five business days after the date on which all other conditions to the merger have been satisfied or waived. If AXA Financial does invoke the appraisal rights condition within five business days after the date on which all other conditions to the merger have been satisfied or waived, the merger agreement automatically terminates.

The Transaction Committee of the AXA Financial board of directors held a meeting and approved the amendment to the merger agreement on February 22, 2004.

On the afternoon of February 22, 2004, the MONY board of directors held a meeting to consider the proposed amendment to the merger agreement and the amendments to the Incentive Compensation Agreements. Representatives of MONY, including Messrs. Daddario and Schwartz, and its outside legal and financial advisors, reviewed with the MONY board of directors the proposed amendments. In particular, representatives of Dewey Ballantine LLP reviewed with the MONY board of directors the terms of the proposed amendments and the fiduciary duties of the MONY board of directors to the MONY stockholders in connection with the proposed amendments. MONY’s legal advisors also updated the MONY board of directors on the status of the Delaware litigation. In addition, Mr. Daddario made a presentation to the MONY board of directors regarding the financial outlook for MONY in the event that the merger with AXA were not consummated. The MONY board of directors, in consultation with its financial advisors, also discussed possible alternatives for MONY in lieu of consummating a business combination, including selling MONY subsidiaries or other assets or replacing MONY’s current senior management team with a new senior management team. During this discussion, the MONY board of directors noted that, in the five months since the AXA Financial transaction had been announced, no other potential acquiror has come forward to make a bid for MONY.

Also at this meeting, representatives of Credit Suisse First Boston reviewed with the MONY board of directors its financial analysis of the consideration pursuant to the amended merger agreement and rendered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 22, 2004, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the consideration pursuant to the amended merger agreement was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates.

The MONY board of directors then addressed the timing of the special meeting and the record date for the special meeting in light of the MONY board of directors’ determination that the consummation of the merger would be in the best interests of MONY stockholders. In connection with this discussion, representatives of Dewey Ballantine LLP and Richards, Layton & Finger, Delaware counsel for MONY, addressed the legal responsibilities and prerogatives of the MONY board of directors, and the considerations the MONY board of directors should take into account, in connection with the setting of new meeting and record dates. Gibson, Dunn & Crutcher LLP, the independent counsel to the outside directors, was also present, by telephone, for this discussion. In addition, a representative of MONY’s proxy solicitor, D.F. King & Co., Inc., also reviewed with the MONY board of directors the status and analysis of the voting to date with respect to the proposed merger. The directors discussed two alternatives. The first was allowing the vote to proceed without setting a new record date and with only a relatively short adjournment or postponement of the special meeting. The second was setting new record and meeting dates with sufficient time between such dates to solicit votes of MONY stockholders. In determining how best to serve the interests of the MONY stockholders with respect to these two alternatives, the MONY board of directors discussed and considered, among other factors:

•	The fact that the merger agreement had been amended in certain significant respects.

•

The fact that many current MONY stockholders would not be able to vote on the merger due to the extraordinary volume of trading in MONY common stock since the original January 2, 2004 record date. The board of directors viewed this fact as particularly significant given the advice it received from MONY’s proxy solicitor to the effect that even though a clear majority of the shares of MONY common stock that had been voted to date had been voted in favor of the merger, there was a significant risk that the merger would not ultimately be approved by a majority of all the outstanding shares, due at least in part to the heavy trading volume. This advice was based on the assumption that a significant portion of this trading represented sales without proxies from record date holders to post-record date buyers whose economic interests will be significantly affected by the outcome of the vote on the merger but who would not be entitled to vote on the merger absent a change in the record date.

•	The fact that setting a new record date a meaningful period of time after the postponement of the special meeting would afford all supporters and opponents of the merger, including, but not limited to, those investors who may have an economic interest in the merger as a result of their interest in convertible bonds issued by AXA Financial’s parent to finance the merger, a fair opportunity to purchase additional shares of MONY stock to vote at the special meeting.

•	The fact that because (i) the Delaware Chancery Court’s order of February 17, 2004 required MONY to make additional disclosures to MONY stockholders before holding the vote, (ii) such disclosures would have to be drafted, filed and cleared with the SEC, printed and mailed, and MONY stockholders would have to be afforded a reasonable period of time to read and evaluate the new information and (iii) MONY’s stock was experiencing, and was expected to continue to experience, heavy trading volume, there was a potential for further disenfranchisement of current and future MONY stockholders if the original record date was maintained but the meeting date was delayed.

•	The fact that additional recent developments — such as the S&P downgrade and the recent negative pronouncements of the other rating agencies suggesting additional downgrades if the proposed transaction is not approved — constituted important new information that would likely bear on a stockholder’s assessment of the desirability of voting in favor of adoption of the merger agreement.

•	The observation of MONY’s proxy solicitor that MONY has approximately 445,000 “odd-lot” stockholders — that is, stockholders who own fewer than 100 shares each — who, in the aggregate, own approximately 18% of MONY’s outstanding shares, and that this is an unusually large percentage for odd-lot stockholders to own when compared to the number of shares owned by odd-lot stockholders of other public companies; and the advice of MONY’s proxy solicitor that an interval significantly longer than that normally required in a typical proxy solicitation would be needed to communicate effectively with so many odd-lot owners, to focus them on the new disclosures and to encourage them to participate in the stockholder vote.

•	The fact that re-scheduling the record date to a date closer to the meeting date would mean that it would be more likely that the stockholders who would be affected by the consummation of the merger would be those entitled to vote on the merger.

After a thorough discussion, the MONY board of directors unanimously approved the amendment to the merger agreement, determined that the terms of the merger and the other transactions contemplated by the amended merger agreement are advisable, fair to and in the best interests of MONY and its stockholders and recommended that MONY stockholders vote “FOR” adoption of the amended merger agreement. The MONY board of directors also unanimously approved the amendments to the Incentive Compensation Agreements and declared a special dividend of $0.10 per share in cash to the holders of record of MONY common stock immediately prior to the effective time of the merger. In addition, in light of the above-mentioned factors and after consultation with its advisors, the MONY board of directors unanimously resolved to reschedule the special meeting for May 18, 2004 and to reset the record date for the special meeting to April 8, 2004.

Later on February 22, 2004, MONY and AXA Financial executed the amendment to the merger agreement. MONY and the executives of MONY later executed the amendments to the Incentive Compensation Agreements.

On February 23, 2004, MONY and AXA Financial publicly announced the amendment to the merger agreement, the $0.10 per share special dividend, the postponement of the special meeting to May 18, 2004 and the setting of April 8, 2004 as the record date for the special meeting.

Also on February 23, 2004, Moody’s changed the direction of the rating review on MONY and MONY Life to “direction uncertain” from “review for possible upgrade.” Moody’s also placed the Prime-2 short-term commercial paper rating of MONY under review for possible downgrade. Moody’s rating action reflected MONY’s announcement of the amendment to the merger agreement with AXA Financial, Inc., the rescheduling of its stockholders’ meeting to May 18, 2004 from February 24, 2004, and the increased uncertainty about the transaction being completed. In addition, Moody’s announced that it had changed the direction of its rating review of MONY’s senior debt, now at Baa2, and MONY Life’s insurance financial strength, now A2, to “uncertain.”

MONY’s Reasons for the Merger

MONY’s board of directors consulted with senior management and MONY’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the original merger agreement and the transactions contemplated by the original merger agreement and to recommend that MONY’s stockholders vote “FOR” adoption of the original merger agreement.

•	MONY’s knowledge of, and its beliefs about, the environment in which it operates, including reduced returns on MONY’s venture capital portfolio as compared to MONY’s historical returns, the expiration of payments from the sale of its pension business to AEGON N.V., weak domestic and global economic conditions, depressed and volatile equity markets and low interest rates, strong competition in its business segments and diminishing short-term liquidity, and the impact of this environment on MONY’s opportunities as a stand-alone entity and MONY’s ability to consummate an alternative strategic transaction in the future. Specifically, MONY believed that these factors combined to create difficult operating conditions for life insurers in general and MONY in particular because of, among other things, reduced fee income, weaker demand for sales of equity-related products, lower margins and losses in investment portfolios.

•	The strategic options available to MONY, which are described above under the heading “— Background of the Merger” and included remaining independent, focusing on distribution/outsourcing manufacturing, a merger of equals and a sale of MONY, and MONY’s assessment that none of these options, including remaining independent, is likely to present an opportunity that is equal or superior to the proposed merger with AXA Financial or to create value for MONY stockholders that is equal to or greater than that created by the proposed merger.

•	MONY’s financial condition, results of operations and business and earnings prospects if it were to remain independent, including the significant decrease in the holding company’s cash, MONY’s return on equity remaining significantly below industry averages and MONY’s interest coverage ratios remaining significantly below the level that the ratings agencies consider appropriate for MONY’s current rating, as well as the meaningful risk that MONY would not achieve its expected results.

•	The fact that, because of the strain on statutory capital resulting from new life insurance and annuity sales without sufficient income from life insurance operations to support such sales, MONY had to invest over $50 million of holding company funds in MONY Life to support its capital in the year prior to September 17, 2003 and, in the foreseeable future, MONY expects to continue to have to make sizable investments in the life operations without offsetting income from those operations.

•	The prospect that, absent the proposed merger, the ratings agencies would, in the immediate future, downgrade MONY’s senior debt credit ratings and MONY Life’s financial strength ratings and, the effect that such a downgrade would have on MONY Life, including (i) potentially causing it either (a) to lose business to competitors, especially in light of the fact that MONY Life’s distribution is heavily dependent on third-party channels, and/or (b) to pay higher gross concessions to its distributors to maintain premium volume, resulting in lower profits, (ii) creating a significant risk of policy surrenders to MONY Life, thereby reducing revenue and requiring a write-down of deferred acquisition costs and (iii) undermining its relationships with its distributors and, thus, its attractiveness to third parties as a potential acquisition candidate.

•	The need for economies of scale in MONY’s business, which the MONY board of directors believed MONY did not have, especially (i) in the variable products and asset management businesses and (ii) in a company with a career agency sales force, to produce competitive rates of return on capital employed; the resulting conclusion that MONY’s variable products businesses and career agency distribution system would be worth more to AXA Financial than they are worth to MONY as an independent public company; and MONY’s judgment that a sale to AXA Financial would, therefore, maximize the value MONY’s stockholders would receive for those components of MONY’s business.

•	The belief of the MONY board of directors, based on discussions with MONY’s management and MONY’s financial advisors and publicly available research analysts’ reports, that the market price of MONY common stock in the months immediately preceding the September 17, 2003 public announcement of the proposed merger was inflated by the speculation concerning a possible acquisition of MONY and the premium that AXA Financial’s offer of $31.00 per share represented after taking into account this likely inflation.

•	MONY’s small stock market float and the consequent difficulty that MONY’s large stockholders would have in selling their holdings in the public market, over a relatively short period of time, without depressing the market price of MONY common stock, were MONY to remain an independent public company.

•	The terms of the merger agreement, which provide MONY with an ability to respond to, and to accept, an unsolicited offer that is superior to the merger, if necessary to comply with the MONY board of directors’ fiduciary duties to the MONY stockholders under applicable law.

•	The history of conversations since MONY’s demutualization with other potential acquirors, as described in more detail above under the heading “— Background of the Merger,” that, in each case, failed to result in any definitive offer to acquire MONY, and the MONY board of directors’ conclusion that based on such unsuccessful conversations it was unlikely that a higher value can be achieved for MONY stockholders by means of a transaction with any other party, combined with the likelihood that, given MONY’s ability under the merger agreement, as described immediately above, to respond to and accept an unsolicited offer that is superior to the merger, any other party that is willing and able to pay a price higher than $31.00 per share would come forward before the MONY stockholders vote on the proposed transaction.

•	The belief of the MONY board of directors that, given the potential consolidation savings and other economies that AXA Financial could achieve in a merger with MONY, AXA Financial could extract synergies which were more significant than most potential acquirors, thereby enabling it to pay a higher price for MONY than other potential acquirors who would not be able to extract such synergies.

•	The belief of the MONY board of directors that AXA Financial was significantly better positioned than other potential acquirors of MONY due to (i) AXA’s large size and AXA Financial’s ability to consummate the transaction without a financing condition, (ii) AXA’s high price/earnings ratio, which permitted the transaction to be accretive to its earnings more quickly than would be the case for other potential acquirors, (iii) the similarity of AXA Financial’s operations to those of MONY, including the fact that AXA Financial has long experience with a career agency sales force similar to MONY Life’s sales force, (iv) the fact that Equitable Life is domiciled in New York State, MONY Life’s state of domicile, and the impact of that fact on the ability to obtain certain regulatory approvals for the transaction as quickly as possible and (v) AXA’s history as an active acquiror experienced in acquisition integration and (vi) AXA Financial’s history of managing the closed block of life insurance business of Equitable Life following Equitable Life’s demutualization in 1991, as a result of which AXA Financial has over 10 years of experience in managing a closed block for the protection of policyholders in accordance with the New York Insurance Law.

•

The financial presentation of Credit Suisse First Boston LLC, and the opinion, dated September 17, 2003, of Credit Suisse First Boston to the MONY board of directors, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the $31.00 per share merger consideration was fair, from a financial point of view to the holders of MONY common stock, other than AXA Financial and its affiliates.

•	The closing conditions included in the merger agreement, including the board of directors’ beliefs as to (i) the likelihood that the merger would be approved by the requisite regulatory authorities, (ii) whether the merger agreement would be adopted by MONY’s stockholders and (iii) whether the other conditions to AXA Financial’s obligation to close would be satisfied.

In addition to taking into account the foregoing factors, MONY’s board of directors also considered the following potentially negative factors in reaching its decision to approve the original merger agreement.

•	The possibility that MONY would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price in the future.

•	The possible effect of the public announcement of the transaction on the continuing commitment of MONY’s agents and management pending the MONY stockholder vote.

•	The fact that the merger will be a taxable transaction to MONY stockholders.

•	The fact that, because MONY stockholders are receiving cash for their shares of MONY common stock, they will not participate in any potential future growth of either MONY or AXA Financial.

•	The potential public perception, based on the fact that during the three month period prior to September 17, 2003, MONY’s common stock traded within a range of $26.56 to $29.44 per share, which prices the MONY board of directors believed were inflated due to widespread speculation in the marketplace that MONY was a takeover target, that the premium reflected in the $31.00 per share to be paid in the proposed transaction over recent trading prices of MONY common stock is not as high as premiums in some other transactions.

•	The potential impact of the transaction on MONY’s employees, including the possibility that jobs will be eliminated.

•	The possibility that some stockholders might believe that MONY’s fair value is more accurately reflected by the Company’s GAAP or statutory book value than by the market price of MONY common stock.

•	The interests of some directors and officers of MONY that are different from, or in addition to, the interests of MONY stockholders generally, as described under “Interests of MONY’s Directors and Executive Officers in the Merger.”

In addition to the factors listed above, to the extent still relevant, the board of directors also considered the following factors, among others, in approving the amendment to the merger agreement on February 22, 2004 and in recommending that stockholders vote “FOR” adoption of the amended merger agreement:

•	the fact that on February 19, 2004, Standard & Poor’s (i) downgraded the counterparty credit and financial strength ratings on MONY Life Insurance Co. and MONY Life Insurance Co. of America from “A+” to “A,” (ii) downgraded the counterparty rating on MONY from “BBB+” to “BBB” and (iii) indicated that, if the merger is not completed, the ratings are likely to be lowered by an additional one or two notches, reflecting potential damage to MONY’s reputation with distributors and policyholders, which could adversely affect sales and policyholder surrender activity and impede improvement in operating performance;

•	the fact that, in the five months following the announcement of the merger agreement on September 17, 2003, no other potential acquiror has come forward to make a bid for MONY;

•	MONY’s financial condition, results of operations and business and earnings prospects since the announcement of the merger agreement on September 17, 2003;

•	the belief of MONY’s board of directors that the trading price of MONY’s common stock during the period from the public announcement of the merger agreement until February 22, 2004, which generally traded at prices above the value of the merger consideration, was inflated by speculation that AXA Financial or another acquiror would offer an increased price.

•	the written opinion of Credit Suisse First Boston LLC, dated February 22, 2004, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the merger consideration was fair, from a financial point of view, to the holders of MONY common stock, other than AXA Financial and its affiliates, discussed further below under “—Opinion of MONY’s Financial Advisor.” The full text of the opinion dated February 22,2004 is attached to this proxy statement as Annex C;

•	the facts that the merger agreement had been amended such that: (a) the threshold for the appraisal rights closing condition was increased from 10% to 15%, meaning that AXA Financial would no longer have the contractual right to refuse to close the transaction due to the fact that appraisal rights had been demanded in respect of approximately 13.7% of MONY’s issued and outstanding shares, (b) if this appraisal rights condition is no longer satisfied because appraisal rights are demanded in respect of more than 15% of MONY’s issued and outstanding shares, AXA Financial will be deemed to waive that condition if it does not invoke it within five business days after the date on which all other conditions to the merger have been satisfied or waived, and (c) if AXA Financial does invoke this condition within the specified five business days, the merger agreement will automatically terminate; and

•	the ability of MONY to pay an additional $0.10 per share cash dividend to holders of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger as provided for in the amendment to the merger agreement.

The foregoing discussion of the information and factors considered by MONY’s board of directors, while not exhaustive, includes the material factors considered by the MONY board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, MONY’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The MONY board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and to support the decision to approve the merger agreement and to recommend that MONY’s stockholders adopt the merger agreement.

As noted above, one of the factors considered by the MONY board of directors was MONY’s ability under the terms of the merger agreement to respond to an unsolicited offer under certain circumstances. As is customary in transactions like the merger, the merger agreement provides the MONY board of directors with an ability to comply with its fiduciary duties by responding to, and accepting, an unsolicited offer that is financially superior to the merger, subject, in certain circumstances, to the payment of a termination fee to AXA Financial. Since the announcement of the merger agreement, MONY has not received any proposals with respect to any possible business combination. On October 3, 2003, the Chief Executive Officer of MONY received a personal letter from the Chief Executive Officer of a third party who, in 2001, had expressed an interest in a possible business combination with MONY. The letter conveyed best wishes for success in closing the merger with AXA Financial and expressed confidence that the transaction would be consummated. The letter went on to indicate that in the unlikely event that the transaction did not close, MONY should not hesitate to contact the third party. Before MONY’s demutualization, the same party had, following due diligence, made a proposal to acquire MONY at a price that MONY regarded as wholly inadequate and which proved to be at a significant discount to MONY’s market capitalization following demutualization. This third party recently publicly stated that it has no intention of interfering with MONY’s current proposed transaction with AXA Financial.

Recommendation of MONY’s Board of Directors

MONY’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of MONY and its stockholders, (iii) recommends that MONY stockholders vote “FOR” adoption of the merger agreement and (iv) recommends that MONY stockholders vote “FOR” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement in the event that there are insufficient votes to adopt the merger agreement at the special meeting.

Opinion of MONY’s Financial Advisor

Credit Suisse First Boston LLC acted as MONY’s exclusive financial advisor in connection with the merger. MONY selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with MONY. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, MONY requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the consideration provided for in the merger to the holders of MONY common stock, other than AXA Financial and its affiliates. On September 17, 2003, at a meeting of the MONY board of directors held to evaluate the merger, Credit Suisse First Boston delivered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 17, 2003, the date of the merger agreement, to the effect that, as of that date, and based on and subject to the matters described in its opinion, the per share merger consideration to be received by holders of MONY common stock was fair, from a financial point of view, to such holders, other than AXA Financial and its affiliates. A copy of the September 17, 2003 opinion, and a summary of the material financial analyses underlying the September 17, 2003 opinion, was included in the proxy statement dated January 8, 2004 that was mailed to MONY stockholders on or about January 9, 2004.

In connection with its consideration of the amendment to the merger agreement, the MONY board of directors asked Credit Suisse First Boston to render a new opinion as to the fairness, from a financial point of view, of the consideration provided for in the merger to the holders of MONY common stock, other than AXA Financial and its affiliates. On February 22, 2004, at a meeting of the MONY board, Credit Suisse First Boston delivered to the MONY board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 22, 2004, to the effect that, as of that date, and based on and subject to that matters described in the opinion, the per share merger consideration to be received by holders of MONY common stock was fair, from financial point of view, to such holders, other than AXA Financial and its affiliates.

The full text of Credit Suisse First Boston’s written opinion, dated February 22, 2004, to the MONY board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C. Holders of MONY common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion is addressed to the MONY board of directors and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of MONY common stock, other than AXA Financial and its affiliates, in the merger. It does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any MONY stockholder as to any matter relating to the proposed merger. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its February 22, 2004 opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to MONY, as well as the amended merger agreement. Credit Suisse First Boston also reviewed certain other information relating to MONY, including financial forecasts, provided to or discussed with Credit Suisse First Boston by MONY and met with the management of MONY to discuss the business and prospects of MONY. Credit Suisse First Boston considered certain financial and stock market data of MONY and compared those data with similar data for other publicly-traded companies in businesses similar to MONY and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to financial forecasts for MONY, Credit Suisse First Boston was advised by MONY’s management and assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of MONY’s management as to the future financial performance of MONY. MONY advised Credit Suisse First Boston that MONY may, pursuant to Section 6.2 of the amended merger agreement, declare and pay to the holders of record of shares of MONY common stock outstanding immediately prior to the consummation of the merger (i) a cash dividend in an aggregate amount not to exceed $12.5 million and (ii) a cash dividend in an amount not to exceed $0.10 per share on MONY common stock. Credit Suisse First Boston also assumed, with MONY’s consent, that the proposed merger would be consummated upon the terms and subject to the conditions set forth in the merger agreement without amendment, modification or waiver of any material terms thereof.

Credit Suisse First Boston is not an actuary and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. In that regard, Credit Suisse First Boston made no analyses of, and expressed no opinion as to, the adequacy of the policy and other insurance reserves of MONY and relied upon information furnished to it by MONY as to such adequacy.

In addition, Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of MONY, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston’s opinion. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies available to MONY, and also did not address MONY’s underlying business decision to engage in the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of MONY. Except as described above, MONY imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its February 22, 2004 opinion to the MONY board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MONY. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to

MONY or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the MONY board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the MONY board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s written opinion dated February 22, 2004 delivered to the MONY board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

In performing its analyses, Credit Suisse First Boston used financial forecasts for MONY based on internal estimates by MONY’s management. In February 2004, MONY’s management provided Credit Suisse First Boston with a revised forecast for MONY on a stand-alone basis, which is referred to as the base case forecast, and also provided Credit Suisse First Boston with adjustments to the base case forecast.

The base case forecast assumes that the merger with AXA Financial was not completed and that MONY experienced a one-notch downgrade of its financial strength and senior debt ratings, and that imposition of a negative outlook or the equivalent by the rating agencies. The base case forecast took into account the effect of these events on MONY’s financial results. In addition, the base case forecast assumed the implementation of new expense reduction initiatives, including a reduction in the support provided to MONY’s distribution system, as well as new retention programs for key agents and home office personnel. On February 19, 2004, Standard & Poor’s downgraded MONY’s financial strength and senior debt ratings. The base case forecast further assumes that MONY will benefit from expense reduction initiatives it had contemplated prior to the announcement of the merger as well as the new expense reduction initiatives, will avoid further ratings downgrades, will be successful in stabilizing sales, will benefit from stock market appreciation and will achieve venture capital returns of approximately 8% in 2004 and 2005. The base case forecast also assumes that MONY will make annual capital contributions to its life insurance subsidiaries of $35 million annually in 2004 and 2005, will not buy any shares of MONY common stock, will suspend payment of dividend on shares of MONY common stock and will successfully refinance $275 million of senior notes that mature on December 15, 2005.

MONY’s management also made certain adjustments to the base case forecast to reflect the complete elimination of MONY’s deferred acquisition cost asset, commonly referred to as DAC, and goodwill asset(s) as required under generally accepted accounting principles when applying purchase accounting. In addition, MONY adjusted the base case forecast for the establishment of an asset to reflect a hypothetical value of MONY’s in force insurance business, commonly referred to as VOBA, which is also a required adjustment under generally accepted accounting principles when applying purchase accounting. The amount of such asset was determined by MONY’s management by developing a hypothetical assumption regarding the amount of expense savings and revenue synergies that an acquiror might be able to achieve by consolidating MONY, which when combined with a net decrease in amortization expense from VOBA post-acquisition, as compared to that from DAC pre-

acquisition, would result in a minimum level of earnings sufficient to produce an acceptable return on investment by an acquiror. Accordingly, the hypothetical VOBA asset was determined to be approximately 50% of the carrying value of MONY’s pre-acquisition DAC asset. The hypothetical value of VOBA assumed by MONY management did not purport to represent the actual value of such asset that an acquiror might determine. The purchase accounting adjustments made by MONY’s management to the base case forecast were not meant to be a complete list of purchase accounting adjustments required under generally accepted accounting principles or to be a reflection of the fair value or recoverability of any specific assets or liabilities on MONY’s pre-acquisition balance sheet. The aforementioned adjustments to the base case forecast were assumed to occur on January 1, 2004. These adjustments, excluding any assumed expense savings or revenue synergies that an acquiror might achieve, improved projected 2004 ROE from 1.0% under the base case forecast to 4.2% and projected 2005 ROE from 2.1% under the base case forecast to 5.5%. These adjustments are not necessarily indicative of the nature or extent of any adjustments that AXA Financial might make upon the consummation of the merger.

In the following summary, “adjusted” estimated earnings refers to estimated earnings for MONY for a given period based on the base case forecast, with the adjustments described above. Similarly, “adjusted” book value refers to book value of MONY as of a given date, with the adjustments described above. Book values for MONY for purposes of these adjustments include the effect of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” commonly referred to as FAS 115, which defines the treatment of unrealized gains and losses on certain investments.

Implied Valuation Multiples and Premiums

In preparing its opinion, Credit Suisse First Boston reviewed and considered certain valuation multiples implied by the $31.00 per share merger consideration, as shown in the following table:

Implied Multiples at $31.00 per Share of MONY Common Stock

	Research Analysts’ Consensus	Base Case Forecast Management Estimates	Adjusted Base Case Forecast Management Estimates
Price / 2003E Earnings	310.0x	260.1x	NM
Price / 2004E Earnings	79.9x	78.0x	24.7x
Price / 2005E Earnings	63.9x	36.3x	18.1x
Price / GAAP Book Value at December 31, 2003	0.73x	0.73x	1.06x
Price / Adjusted Statutory Book Value at December 31, 2003	NA	2.07x	2.07x

Under the column labeled “Research Analysts’ Consensus,” the earnings data were based on publicly available research analysts’ estimates, while the GAAP book value represents actual book value per basic share of MONY common stock outstanding as of December 31, 2003. Under the column labeled “Base Case Forecast Management Estimates,” the earnings data reflect MONY’s management’s base case forecast as described above, while the GAAP book value represents actual book value per basic share of MONY common stock outstanding as of December 31, 2003. Under the column labeled “Adjusted Based Case Forecast Management Estimates,” the earnings data reflect the base case forecast, with the adjustments described above, while the GAAP book value reflects actual book value per basic share of MONY common stock outstanding as of December 31, 2003, with the adjustments described above. For purposes of normalizing results for this analysis, the 2004 estimated earnings under both the base case forecast and adjusted base case forecast reflected in the table above exclude an after-tax charge of $51 million related to merger expenses and restructuring expenses unrelated to the merger, net of tax credits. The adjusted statutory book value is the adjusted statutory book value of MONY Life as of December 31, 2003 according to MONY’S management, adjusted for MONY management’s estimates of holding company items, which consist of adding $250 million for the value of The Advest Group, Inc., adding holding company cash and other cash of $307 million, treating $216 million of surplus notes as capital and subtracting long-term debt of $876 million.

Credit Suisse First Boston also considered various premiums implied on the date the merger was announced, September 17, 2003, by the $31.00 per share merger consideration, including the premiums to the closing price of MONY common stock as of September 17, 2003, to the 52-week high price of MONY common stock as of September 17, 2003, and to the 52-week average price of MONY common stock as of September 17, 2003. This analysis indicated the following implied premiums:

Implied Premiums at $31.00 per Share of MONY Common Stock

Premium to Closing Price on September 17, 2003	5.7%
Premium to 52-Week High as of September 17, 2003	5.7%
Premium to 52-Week Average as of September 17, 2003	25.3%

Credit Suisse First Boston also observed that, since the merger was announced on September 17, 2003, shares of MONY common stock had traded as high as $33.33 per share and as low as $29.33 per share.

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the financial, operating and stock market data and the trading multiples of selected corporations. Like MONY, each of the selected corporations was a publicly traded company with a market capitalization in excess of $200 million predominantly engaged in the life insurance business in the United States. The selected corporations were:

•	AmerUs Group Co.

•	Jefferson-Pilot Corporation

•	Kansas City Life Insurance Company

•	Lincoln National Corporation

•	MetLife, Inc.

•	Principal Financial Group, Inc.

•	Protective Life Corporation

•	Prudential Financial, Inc.

•	Stancorp Financial Group, Inc.

•	The Phoenix Companies, Inc.

•	Torchmark Corporation

•	UnumProvident Corporation

Credit Suisse First Boston compared the market values of 11 of the selected companies as multiples of estimated calendar year 2004 and 2005 earnings and the market values of the selected companies as multiples of book value as of December 31, 2003, excluding the effect of FAS 115. Credit Suisse First Boston believed that it is a common practice to exclude the effect of FAS 115 when considering the price-to-book valuation multiples of publicly traded life insurance companies. Market values were calculated by multiplying the February 20, 2004 stock price for the relevant company by the number of weighted average fully-diluted shares outstanding for the latest quarter based on the relevant company’s most recent publicly available information. Estimated calendar year 2004 and 2005 earnings for the 11 selected companies were based on publicly available research analysts’ estimates. The remaining company was excluded from the earnings analysis because estimates were not available. This comparison resulted in the following high, mean, median and low multiples:

	Multiples Derived from Estimated 2004 Earnings	Multiples Derived from Estimated 2005 Earnings	Multiples Derived from December 31, 2003 Book Value
High	19.5x	15.9x	2.40x
Mean	12.7x	11.1x	1.45x
Median	12.1x	11.0x	1.48x
Low	9.2x	8.4x	0.69x

Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of (i) 12.5x to 13.5x to the estimated adjusted calendar year 2004 earnings for MONY, (ii) 10.5x to 11.5x to the estimated adjusted calendar year 2005 earnings for MONY and (iii) 0.80x to 1.00x to the adjusted book value for MONY as of December 31, 2003. These ranges of multiples were selected on the basis of Credit Suisse First Boston’s knowledge of the life insurance industry and its review of various financial characteristics of the selected companies and of comparable financial characteristics of MONY. In determining the book value multiple range to use in its analysis, Credit Suisse First Boston selected a range that was towards the lower end of the multiples derived from the selected companies, primarily reflecting the relatively lower book value multiples of companies which, like MONY, had relatively lower returns on equity. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration in the merger of $31.00:

Implied Per Share Equity Reference Range
Based on Estimated Adjusted 2004 Earnings	$15.66 - $16.92
Based on Estimated Adjusted 2005 Earnings	$17.95 - $19.66
Based on Adjusted December 31, 2003 Book Value	$23.12 - $28.90
Market Range	$19.96 - $23.59

Precedent Transactions Analysis

Using publicly available information, Credit Suisse First Boston reviewed 79 selected transactions in the life insurance industry announced from 1995 to 2004. In each of the selected transactions, the target was a life insurance company with operations in the U.S. and the equity deal value exceeded $200 million.

Selected Transactions

Acquiror	Target
• The Devlin Group, LLC	• Forethought Financial Services, Inc.

• Swiss Reinsurance Co.	• CNA Financial Corp. (Individual Life Business)

• Jefferson-Pilot Corporation	• Great West Lifeco Inc. (U.S. Group Life, Disability and Dental)

• The Hartford Financial Services Group, Inc.	• CNA Financial Corp. (Life, Disability and Specialty Business)

Acquiror	Target

• Prudential Financial, Inc.	• Cigna Corporation (Retirement Business)

• Manulife Financial Corp.	• John Hancock Financial Services, Inc.

• Reinsurance Group of America, Inc.	• Allianz Life Insurance Co. of North America (Life Reinsurance)

• Bank One Corporation	• Zurich Life Company

• Great West Lifeco Inc.	• Canada Life Financial Corporation

• Prudential Financial, Inc.	• American Skandia, Inc.

• Midland National Life Insurance Company	• Clarica Life Insurance (U.S.) Company

• Royal Bank of Canada	• Business Men’s Assurance Company of America

• Nationwide Financial Services, Inc.	• Provident Mutual Life Insurance Company

• Swiss Re	• Lincoln National Reassurance Company

• Fortis N.V.	• Protective Life Corporation (Dental Benefits Division)

• Protective Life Corporation	• First Variable Life Insurance Company/ Inter-State

• Sun Life Financial Inc.	• Keyport Life Insurance Company

• Old Mutual Plc	• Fidelity and Guaranty Life Insurance Co.

• American International Group, Inc.	• American General Corporation

• AEGON N.V.	• J.C. Penney Direct Marketing Services, Inc.

• The Hartford Financial Services Group	• Fortis Financial Group

• AXA Group	• AXA Financial, Inc.

• Fortis N.V.	• American Memorial Life Insurance Company

• ING Group N.V.	• Aetna Financial Services and Aetna International

• Royal Bank of Canada	• The Liberty Corporation (Insurance Operations)

• The Hartford Financial Services Group	• Hartford Life Inc.

• ING Group N.V.	• ReliaStar Financial Corporation

• AmerUs Life Holdings, Inc.	• Indianapolis Life Insurance Company

• General Electric Company	• Phoenix American Life Insurance Company

• Jefferson-Pilot Corporation	• Guarantee Life Insurance Company

• Metropolitan Life Insurance Company	• GenAmerica Financial Corporation

• The Allstate Corporation	• American Heritage Life Investment Corporation

• Allianz Aktiengesellschaft	• Life USA Holding Inc.

Acquiror	Target

• Fortis N.V.	• American Bankers Insurance Group

• Swiss Re	• Royal Maccabees Life Insurance Company

• AEGON N.V.	• Transamerica Corporation

• UNUM Corporation	• Provident Companies Inc.

• American International Group, Inc.	• SunAmerica Inc.

• Swiss Re	• Life Re Corporation

• Lincoln National Corporation	• Aetna, Inc. (Domestic Individual Life Business)

• Fortis N.V.	• John Alden Financial Corp.

• AmerUs Life Holdings, Inc.	• AmVestors Financial Corporation

• Conseco, Inc.	• Washington National Corporation

• American General Corporation	• Western National Corporation

• MetLife, Inc.	• Security First Corp.

• Lincoln National Corporation	• Cigna Corporation (Individual Life and Annuity Business)

• ING Group N.V.	• Equitable of Iowa Companies

• Unitrin, Inc.	• The Reliable Life Insurance Company

• Conseco, Inc.	• Colonial Penn Life Insurance Company

• Protective Life Corporation	• West Coast Life Insurance Company

• Jefferson-Pilot Corporation	• Chubb Life Insurance Company of America

• ReliaStar Financial Corporation	• Security – Connecticut Corporation

• American General Corporation	• USLIFE Corporation

• Americo Life, Inc.	• Ohio State Life Insurance Company

• AEGON N.V.	• Providian Corporation

• American General Corporation	• Home Beneficial Corporation

• Conseco, Inc.	• Pioneer Financial Services, Inc.

• SunAmerica Inc.	• John Alden Life Insurance Company

• Conseco, Inc.	• Transport Holdings Inc.

• Conseco, Inc.	• American Travelers Corporation

• Conseco, Inc.	• Capitol American Financial Corporation

• General Electric Capital Corporation	• First Colony Corporation

• Provident Companies, Inc.	• The Paul Revere Corporation

• Conseco, Inc.	• Life Partners Group, Inc.

• SunAmerica Inc.	• Central National Life Insurance Company of Omaha

• WellPoint Health Networks Inc.	• Massachusetts Mutual Life Insurance Company (Group Life & Health)

• General Electric Capital Corporation	• The Life Insurance Company of Virginia

Acquiror	Target

• Southwestern Financial Corporation	• Southwestern Life Insurance Company

• General Electric Capital Corporation	• Union Fidelity Life Insurance Company

• American General Corporation	• Independent Insurance Group, Inc.

• MetLife, Inc.	• New England Life Insurance Company

• Massachusetts Mutual Life Insurance Company	• Connecticut Mutual Life Insurance Company

• Jefferson-Pilot Corporation	• Alexander Hamilton Life Insurance Company of America

• Humana Inc.	• EMPHESYS Financial Group, Inc.

• United Healthcare Group Incorporated	• MetraHealth Companies, Inc.

• General Electric Capital Corporation	• AMEX Life Insurance Company

• Jefferson-Pilot Corporation	• Kentucky Central Life Insurance Company

• Zurich Insurance Company	• Federal Kemper Life Assurance Company and Kemper Investors Life Insurance Company

• Conseco, Inc.	• CCP Insurance, Inc.

Credit Suisse First Boston then compared the implied equity values paid in 41 of the selected transactions as multiples of publicly available research analysts’ estimates of quarterly earnings for the twelve-month period following the date of announcement of each transaction and the implied equity values paid in 57 of the selected transactions as multiples of book value reported prior to the date of announcement of each transaction. In each case, the remaining transactions were excluded from the calculation of the relevant multiple because the relevant data were not available publicly. This comparison resulted in the following high, mean, median and low multiples:

	Multiples Derived from Book Value	Multiples Derived from Next 12 Months Earnings
High	5.2x	28.7x
Mean	1.7x	15.3x
Median	1.4x	14.6x
Low	0.7x	8.1x

Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of (i) 16.0 to 18.0x to estimated adjusted calendar year 2004 earnings for MONY and (ii) 0.90x to 1.10x to adjusted book value for MONY as of December 31, 2003. These ranges of multiples were selected on the basis of Credit Suisse First Boston’s knowledge of the life insurance industry and its review of various financial characteristics of the selected transactions and of comparable financial characteristics of MONY. In determining the book value multiple range to use in its analysis, Credit Suisse First Boston selected a range that was towards the lower end of the multiples derived from the selected transactions, primarily reflecting the relatively lower book value multiples of target companies which, like MONY, had relatively lower returns on equity. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Estimated Adjusted 2004 Earnings	$20.05 - $22.55
Based on Adjusted December 31, 2003 Book Value	$26.01 - $31.79
Average	$23.03 - $27.17

Discounted Cash Flow Analysis

Credit Suisse First Boston performed a discounted cash flow analysis to calculate the estimated present value per share of MONY common stock by discounting its future dividend stream from 2004 to 2008 and a terminal value in 2008. This analysis assumed no dividends would be paid on shares of MONY common stock over calendar year 2004 through 2008, and thus the value of this component of the analysis was zero. The range of estimated terminal values for MONY at the end of 2008 was calculated by applying earnings terminal value multiples of 12.0x, to 14.0x to MONY’s calendar year 2009 estimated adjusted earnings, and book value terminal value multiples of 0.80x to 1.00x, to MONY’s calendar year 2008 estimated adjusted book value. In selecting these terminal value multiples, Credit Suisse First Boston considered the financial characteristics of MONY as well the financial characteristics and trading multiples of the selected publicly traded companies referred to above under “Selected Companies Analysis” and used similar criteria as described above under “Selected Companies Analysis.” Estimated adjusted earnings and book value for MONY were based on MONY’s management base case forecast for 2004 and 2005, adjusted as described above, and thereafter a 10% growth rate on earnings, excluding the benefit to earnings associated with the hypothetical elimination of MONY’s DAC asset and the establishment of a hypothetical new VOBA asset described above. This growth rate was supplied by MONY’s management. The present value of the dividends and terminal values were calculated using discount rates ranging from 10.0% to 12.0% based on Credit Suisse First Boston’s estimate of the cost of equity capital of MONY. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Adjusted Earnings Estimates	$14.57 - $18.55
Based on Adjusted Book Value Estimates	$17.30 - $23.61
Average	$15.93 - $21.08

Credit Suisse First Boston also performed a similar discounted cash flow analysis assuming $100 million in annual pre-tax expense savings as a result of the acquisition, to be realized 50% over the first twelve months following the acquisition and 100% thereafter, as well a one-time $150 million after-tax restructuring charge and $20 million of after-tax transaction expenses. This analysis assumed that $25 million or more in annual pre-tax expense savings that would have resulted from the acquisition are already included in MONY’s base case forecast and adjusted base case forecast. All multiples and discount rates used in this analysis were identical to those used in the discounted cash flow analysis described above, except that the book value terminal value multiples used ranged from 1.20x to 1.40x. This analysis indicated the following implied per share equity reference ranges for MONY common stock, as compared to the per share merger consideration of $31.00:

Implied Per Share Equity Reference Range
Based on Adjusted Earnings Estimates	$23.37 - $30.69
Based on Adjusted Book Value Estimates	$24.49 - $32.11
Average	$23.93 - $31.40

Other Factors

In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	the historical price performance of MONY common stock and the relationship between movements in MONY common stock and selected companies in the life insurance industry; and

•	the one-day, one-week, 30-day and 90-day premiums, and premiums to 52-week high, 52-week low and 52-week average paid in selected transactions with equity deal values greater than $200 million in the U.S. and Canadian life insurance sectors announced between January 1, 1996 and September 28, 2003, excluding merger-of-equal transactions, and the same premiums implied as of the date the merger was originally announced, September 17, 2003, by the per share merger consideration in the merger of $31.00.

Miscellaneous

MONY has agreed to pay Credit Suisse First Boston fees for its financial advisory services in connection with the merger, a substantial portion of which are contingent upon the completion of the merger. A portion of this fee was payable on delivery of Credit Suisse First Boston’s opinions. Credit Suisse First Boston’s aggregate fee is currently estimated to be approximately $16 million. MONY also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates have from time to time provided, are currently providing and may in the future provide, investment banking and other financial services to MONY, AXA Financial and their respective affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston has received and expects to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the equity and/or debt securities of MONY, AXA Financial and their respective affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of MONY’s Directors and Executive Officers in the Merger

Some of MONY’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in MONY. The MONY board of directors was aware of these additional interests and considered them when the MONY board of directors approved the merger agreement. These interests include the following:

Indemnification

MONY’s amended and restated by-laws and the merger agreement contain provisions regarding indemnification of MONY’s directors and officers. MONY’s amended and restated by-laws, which were last amended in 1999, provide that MONY will indemnify any director or officer of MONY who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to, among other things, become a director or officer of MONY, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer or on such director’s or officer’s behalf in connection with such action, suit or proceeding and any appeal therefrom. These indemnifications are valid as long as the director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of MONY and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful; except that in the case of an action or suit by or in the right of MONY to procure a judgment in its favor (i) such indemnification shall be limited to expenses, including attorneys’ fees, actually and reasonably incurred by such director or officer in the defense or settlement of such action or suit and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to MONY unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. In addition, the merger agreement provides for the maintenance of directors’ and officers’ insurance for a period of six years after the effective time of the merger. See “The Merger Agreement — Company Indemnification Provisions.”

Nonemployee Directors

Stock Options.    In July 2002, each nonemployee director was granted an option to acquire 5,000 shares of MONY common stock at an exercise price of $29.70 per share. The stock options are scheduled to vest in three equal annual installments, subject to the continued service of the director and have a term of exercise of ten years. Pursuant to the merger agreement, all outstanding stock options, whether or not exercisable at the effective time of the merger and regardless of the exercise price of such stock options, will be cancelled, effective as of the effective time of the merger, in exchange for a single lump sum cash payment, which will be paid within five business days following the effective time of the merger, equal to the product of (i) the number of shares of MONY common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of $31.00 over the exercise price per share of such stock option; provided, that if the exercise price per share of any such stock option is equal to or greater than $31.00, such stock option will be canceled without payment. This payment will be subject to the execution by the option holder of an agreement and release with respect to all rights under the stock options.

Deferred Compensation.    Under deferred compensation agreements entered into with certain nonemployee directors of MONY Life, these directors have elected to defer receipt of all or part of their annual retainer and meeting fees that are otherwise payable in cash. A director’s account is credited with the amount of directors’ fees that are deferred over time and with deemed earnings based upon the election of the director from among several investment options. The directors are eligible for payment of their accounts upon their retirement or other termination of service from the board of directors, payable at the election of the director in either a lump-sum or in monthly installments, generally over one to five years. Upon the effective time of the merger, all current directors of MONY Life are expected to retire and would upon retirement become entitled to payment of their deferred compensation accounts in accordance with the terms of their prior payment elections.

Payment Amounts.    The following table summarizes the estimated amounts that would become payable to each of MONY’s nonemployee directors in connection with the merger. For purposes only of these calculations, it is assumed that the effective time of the merger will occur as of May 31, 2004. These amounts are subject to variation depending upon the actual effective time of the merger.

Director	Vested Stock Option Payment	Accelerated Stock Option Payment	Accrued Deferred Compensation
Tom H. Barrett	$2,210	$4,290	$772,684
David L. Call	$2,210	$4,290	$0
G. Robert Durham	$2,210	$4,290	$0
Margaret M. Foran	$0	$0	$0
Robert Holland, Jr.	$2,210	$4,290	$821,675
James L. Johnson	$2,210	$4,290	$0
Frederick W. Kanner	$2,210	$4,290	$234,209
Robert R. Kiley	$2,210	$4,290	$249,029
Jane C. Pfeiffer	$2,210	$4,290	$149,942
Thomas C. Theobald	$2,210	$4,290	$346,911
David M. Thomas	$2,210	$4,290	$0

Charitable Awards and Life Insurance Programs for Non-Employee Directors. MONY Life maintains the MONY Life Charitable Awards Program for its non-employee directors. Under this program, MONY Life will make a charitable donation in the name of each non-employee director to the charitable organizations and/or educational institutions designated by the director. The maximum donation payable on behalf of each director is $500,000, based on that director’s length of service. Under the program, eligible directors are paired to the extent practicable. Donations are at the death of the last survivor of each pair but, as to the first to die of the pair, no later than five years after his or her death. If a director is not paired, the donation is made no later than five years after his or her death. In most cases, the program is funded by life insurance policies that are issued and owned by MONY Life.

Under the terms of the charitable awards program, the non-employee directors remain eligible to participate following their retirement from the MONY Life board of directors. Each of the directors of MONY Life is expected to retire from the board upon the effective time of the merger. Upon their retirement, Messrs. Barrett, Call, Durham, Holland, Johnson, Kanner, Kiley and Theobald and Ms. Pfeiffer will each be entitled to have donations made following their deaths in the amount of $500,000 each, and Mr. Thomas and Ms. Foran will be entitled to have donations made following their deaths in the amount of $300,000 and $200,000, respectively. The charitable awards program also covers eight former directors of MONY Life who have previously retired. As of December 31, 2003, the second-to-die policies funding this program had a total cash value of $3,718,825 and MONY Life is carrying total reserves of $3,773,534 for the death benefits payable under these insurance policies. During 2003, MONY Life paid $276,007 in annual premiums on these insurance policies.

In addition, under a retirement policy for directors of MONY Life, each of the retiring non-employee directors who is age 70 or over at the effective time of the merger will be provided for his or her lifetime with term life insurance coverage with a $40,000 death benefit, the beneficiary of which is designated by the director. The following directors will be entitled to coverage under this program following the effective time of the merger: Messrs. Call, Barrett, Durham and Johnson and Ms. Pfeiffer. The life insurance program also covers ten former directors of MONY Life who have previously retired. The aggregate annual revenue cost paid by MONY Life during 2003, for all coverage under this program was $4,528.

AXA Financial indicated to MONY in November 2003 that it intended to honor the benefits of the retired and retiring MONY non-employee directors under the charitable awards and life insurance programs following the effective time of the merger.

Executive Officers

Change in Control Agreements.    In July 2003, MONY Life entered into amended CIC agreements with the following executive officers: Michael I. Roth, Samuel J. Foti, Kenneth M. Levine, Richard Daddario, Victor Ugolyn, Richard E. Connors, Grant W. Kurtz, Steven Orluck, Evelyn Peos, Ernest P. Rogers, Bart Schwartz, Michael Slipowitz, Lee M. Smith and Kimberly G. Windrow. MONY Life also entered into an amended CIC agreement with one employee who is not an executive officer. These CIC agreements were entered into to replace the then-existing CIC agreements and represented a substantial reduction in the individual and aggregate cost of the agreements to MONY. As discussed above under the heading “The Merger—Background of the Merger,” the payments to the executives in the aggregate were reduced by slightly more than one-half of the potential payments under the prior CIC agreements, and the aggregate amount of the reduction in payments to the executives was estimated at the time to be approximately $110 million, based on a number of assumptions. The term of the CIC agreements currently extends through December 31, 2004, with such term automatically extended each December 31 thereafter unless MONY Life notifies its executive officers of its decision not to renew. Upon a change in control the term of the CIC agreements is automatically extended to the third anniversary of the change in control, or the second anniversary in the case of two of the CIC agreements. MONY also has entered into employment agreements with the executives, but these agreements are superseded upon the effectiveness of the CIC agreements. The execution of the merger agreement between AXA Financial and MONY has caused the CIC agreements to become effective, with the rights thereunder subject to the merger becoming effective.

The CIC agreements provide that, if the executive remains employed following the merger, the executive (i) will continue to receive base compensation at a rate not less than the rate in effect immediately prior to the merger, (ii) will continue to participate in all incentive compensation plans on a basis no less favorable than immediately prior to the merger and (iii) will be entitled to employee and fringe benefits equivalent in the aggregate to those provided immediately prior to the merger.

The CIC agreements also provide the executives with severance payments in the event of termination of employment by MONY other than for “cause” or by the executive for “good reason,” each as defined in the CIC agreements, during the term of the CIC agreements. Under the CIC agreements, severance payments would be made in a cash lump sum following termination of employment, determined as the sum of the following:

(i)	an amount equal to the sum of the following components, multiplied by 2.5, in the case of Messrs. Roth, Foti, Levine and Daddario, and by 2.0, for Mr. Ugolyn and the other nine executives:

(a)	the executive’s annual base salary in effect at the time of employment termination; plus

(b)	one-third the sum of the executive’s annual bonuses paid for 2001 and 2002 and the target amount of the executive’s annual bonus for 2003;

(ii)	an amount equal to any annual incentive compensation payments awarded for a year prior to the year in which the termination date occurs, but not paid as of the termination date, plus a pro rata portion of the annual bonus that would have been earned through the termination date, based on the greater of the current year’s target bonus or the average of the bonuses payable for the two prior calendar years;

(iii)	an amount equal to the long-term incentive compensation payments in accordance with the terms of the plan for completed cycles, which provides for acceleration of payments, and, with respect to uncompleted cycles, the pro-rata amount that would have been earned through the termination date, based on the greater of the target value or the earned value;

(iv)	an amount equal to the present value of the additional retirement benefits that would have been accrued by the executive under the retirement plans in which the executive participates had employment continued for the remainder of the term of the CIC agreement; and

(v)	an amount equal to the present value of the additional costs of medical and dental benefits and retiree medical benefits had the executive continued to be employed for the remainder of the term of the CIC agreement, and continuation of split-dollar life insurance, where applicable.

In addition, upon a termination “without cause” or for “good reason”, the CIC agreements provide for immediate vesting of any unvested stock options and restricted stock awards, continued coverage under disability and life insurance programs, and outplacement services for up to one year with a nationally recognized outplacement firm. All supplemental pension plan benefits, including amounts that are accrued as of the effective time of the merger, will be paid to the executive in a single payment following termination of employment under the CIC agreements.

The CIC agreements provide that, to the extent that the severance payments and benefits payable under the agreements would cause the executive to be liable for excise taxes applicable by reason of Section 280G of the Internal Revenue Code, the executive will receive additional “gross up” payments to indemnify the executive for the effect of the excise taxes. However, in the event that the amounts payable to the executive would not exceed the excise tax threshold under Section 280G by more than ten percent, the payments to the executive will be reduced below this threshold to avoid application of the excise tax. The potential amount of the aggregate “gross up” payments under the CIC agreements is estimated to be approximately $10 million. The actual amount payable will be based on a variety of factors, including whether employment is terminated under the CIC agreements and the date of such termination, applicable interest rates, and the valuation of restrictive covenants under the CIC agreements, none of which can be determined with a reasonable degree of certainty as of the date of this proxy statement.

The CIC agreements require the executives to abide by restrictive covenants relating to non-competition, non-solicitation, non-disclosure and non-disparagement during and for the periods following their employment by MONY or any successor specified in the CIC agreements. In addition, prior to any benefits being paid to an executive under the CIC agreements, the executive must sign a general waiver and release of claims against MONY and its affiliates.

The CIC agreements for Messrs. Roth, Foti, Levine and Daddario were further amended at the request of AXA Financial on September 17, 2003 by letter agreements entered into among the executives, AXA Financial and MONY. The letter agreements provide limitations on the amounts payable to each of the executives under the CIC agreements, based on calculations made as to the amounts payable under the CIC agreements for an assumed termination of employment in connection with the merger becoming effective as of May 31, 2004. The letter agreements also provide adjustments of the limits for earlier or later dates, based on the change in the obligations over time under the CIC agreements with respect to annual and long-term bonus amounts and retirement benefits. The limitations applicable at May 31, 2004, which include reductions pursuant to the amended Incentive Compensation Agreements dated as of February 20, 2004, are as follows: Mr. Roth, $21,219,173, Mr. Foti, $14,847,775, Mr. Levine, $11,601,506 and Mr. Daddario, $8,600,377. The limitations do not apply to the payment for vested stock options nor to the “gross up” indemnification for excise taxes described above.

Stock Options.    The executives have received periodic grants of options to acquire shares of MONY common stock from the time of the 1998 reorganization of MONY Life as part of MONY’s incentive compensation program. The exercise prices of the stock options are equal to the fair market value of MONY common stock at the time of grant. Stock options generally become vested over time subject to the continued employment of the executive and have a term of ten years. Pursuant to the merger agreement, all outstanding stock options, whether or not exercisable at the effective time of the merger and regardless of the exercise price of such stock options, will be cancelled, effective as of the effective time of the merger, in exchange for a single lump sum cash payment, which will be paid within five business days following the effective time of the merger, equal to the product of (i) the number of shares of MONY common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the excess, if any, of $31.00 over the exercise price per share of such stock option; provided, that if the exercise price per share of any such stock option is equal to or greater than $31.00, such stock option will be canceled without payment. This payment will be subject to the execution by the option holder of an agreement and release with respect to all rights under the stock options.

Restricted Stock.    The executives also have received periodic grants of shares of restricted MONY common stock as part of MONY’s incentive compensation program. Restricted stock generally becomes vested over time subject to the continued employment of the executive and, in some cases, upon the attainment of corporate performance goals. Pursuant to the merger agreement, all outstanding shares of restricted MONY common stock, whether or not vested, will be cancelled in exchange for the right to receive a cash payment of $31.00 per share of restricted MONY common stock within five business days following the effective time of the merger, less applicable tax withholdings. In addition, pursuant to the terms of the merger agreement, each of the executives would be entitled to receive a cash dividend of $0.33 to $0.35 per share on any shares of restricted stock outstanding immediately prior to the merger.

Incentive Compensation Agreements.    In September 2003, the compensation committee of the MONY board of directors adopted, and the MONY board of directors approved, resolutions adjusting certain incentive compensation arrangements applicable in 2003 for the executives covered by the CIC agreements, as well as for other employees of MONY, that will become effective in the event that the merger is completed in 2004. In connection with its review of these incentive compensation arrangements, as well as related resolutions, the compensation committee consulted with an independent legal advisor, Gibson, Dunn & Crutcher LLP, and an independent compensation consultant, FW Cook.

Pursuant to the compensation committee resolutions, each executive covered by a CIC agreement has entered into an “Incentive Compensation Agreement,” as amended, which provides for the payment of his or her target annual and long-term incentive awards in lieu of annual and long-term incentive plan awards earned for the plan periods ending on December 31, 2003. Such payments are subject to the condition that the executive does not voluntarily terminate employment prior to the effective time of the merger. The September 2003 compensation committee resolutions also had provided that each executive covered by a CIC agreement would be entitled to receive full vesting of the restricted stock awards granted in May 2001 that would otherwise have been forfeited on December 31, 2003, and that the value of such shares (at $31.00 each) would have been paid to the executive upon completion of the merger. However, these executives, except Mr. Kurtz, who did not receive a restricted stock award pursuant to the compensation committee resolutions, have agreed in the amended Incentive Compensation Agreements to forfeit all shares of such restricted stock that otherwise would have vested, and the value of which at the merger price would have been paid out in full, upon completion of the merger under the original Incentive Compensation Agreements. The compensation committee resolutions also approved the payment of certain incentive compensation upon the effective time of the merger as a retention incentive for employees other than the executives covered by the CIC agreements.

The estimated aggregate incremental value of all compensation approved under these compensation committee resolutions, after giving effect to the amended Incentive Compensation Agreements, is approximately $17.12 million. Of this amount, approximately $5.56 million relates to the individuals covered by the CIC agreements and approximately $11.56 million relates to retention incentives for other corporate officers and employees. Excluding the executive officers with CIC agreements, 21 corporate officers have restricted stock awards covered by the resolutions, 58 corporate officers are included in the long- term incentive plan covered by the resolutions, and approximately 900 employees are included in annual incentive plans that are covered by the resolutions.

Payment Amounts.    The following table summarizes the estimated amounts that would become payable to each of the executive officers covered by the CIC agreements in connection with a termination of employment by MONY other than for “cause” or by the executive for “good reason,” each as defined in the CIC agreements, following the merger. In addition, the following table summarizes the estimated amounts that would become payable to an executive officer who is not covered by a CIC agreement. For purposes only of these calculations, it is assumed that the effective time of the merger will occur, and that the severance amounts will become payable, as of May 31, 2004. These amounts are subject to variation depending upon the actual dates of these events, and whether the employment of an executive is terminated under the CIC agreements or otherwise. Each of the executives listed in the following table will also receive the merger consideration in respect of the shares of MONY common stock beneficially owned by such executive. See “Security Ownership—Security Ownership of Directors and Executive Officers.”

Executive[1]	Severance Payment[2]	Vested Stock Option Payment	Accelerated Stock Option Payment	Restricted Stock Payment	2003 AIC and LTIP Payment[3]
Michael I. Roth Chairman of the Board and Chief Executive Officer	$12,646,645	$613,000	$495,000	$2,096,375	$1,388,250

Samuel J. Foti
President and Chief Operating Officer	$9,031,893	$446,250	$371,250	$1,670,297	$1,181,250

Kenneth M. Levine
Executive Vice President and Chief Investment Officer	$6,610,409	$191,000	$148,500	$652,174	$435,000

Richard Daddario
Executive Vice President and Chief Financial Officer	$5,724,312	$191,000	$148,500	$673,179	$435,000

Victor Ugolyn
Chairman, President and Chief Executive Officer, Enterprise Capital Management, Inc.	$4,966,989	$110,750	$99,000	$439,088	$456,450

Executive[1]	Severance Payment[2]	Vested Stock Option Payment	Accelerated Stock Option Payment	Restricted Stock Payment	2003 AIC and LTIP Payment[3]

Arnold Brousell(4)
Vice President and Controller	$64,004	$20,225	$17,325	$172,425	$75,219

Richard E. Connors
Senior Vice President, Annuity Division	$2,223,253	$110,750	$99,000	$249,985	$166,750

Grant W. Kurtz
Chief Executive Officer, Advest	$2,224,464	$99,000	$99,000	$0	$243,000

Steven Orluck
Executive Vice President and Chief Distribution Officer	$2,998,654	$213,531	$148,500	$672,552	$348,000

Evelyn Peos
Senior Vice President Life Insurance Division	$2,540,340	$103,000	$99,000	$246,881	$137,100

Ernest P. Rogers
Senior Vice President and Chief Information Officer	$2,403,790	$103,000	$99,000	$247,728	$130,500

Bart Schwartz
Senior Vice President and General Counsel	$2,101,393	$99,000	$99,000	$314,472	$171,525

Michael Slipowitz
Senior Vice President and Chief Actuary	$1,962,292	$103,000	$99,000	$291,774	$108,075

Lee M. Smith
Vice President and Corporate Secretary	$1,700,339	$23,800	$19,800	$88,971	$123,900

Kimberly G. Windrow	$1,721,721	$99,000	$99,000	$236,003	$157,500
Senior Vice President, Human Resources

(1)	Under the letter agreements entered into with MONY and AXA Financial on September 17, 2003, the maximum payments under the CIC Agreements for Messrs. Roth, Foti, Levine and Daddario is limited to the following amounts as of May 31, 2004: Mr. Roth, $21,219,173, Mr. Foti, $14,847,775, Mr. Levine, $11,601,506 and Mr. Daddario, $8,600,377. These amounts do not include the payment amounts for vested stock options, which are included in the above table, or the additional payments to indemnify the executive for excise taxes that may be due by reason of Section 280G of the Internal Revenue Code. As a result, the actual total payments to Messrs. Roth, Foti, Levine and Daddario may exceed the payment limitations described above. These amounts do include the payment amounts of the executive’s accrued and vested supplemental pension benefits, described in footnote (2) below, and the full amount of the incentive payments described in footnote (3) below. In their amended Incentive Compensation Agreements, dated February 20, 2004, Messrs. Roth, Foti, Levine and Daddario agreed that these maximum payments would be reduced by the forfeiture of restricted stock awards granted in May of 2001 by $1,539,150 for Mr. Roth, by $1,205,900 for Mr. Foti, by $775,000 for Mr. Levine, and by $682,000 for Mr. Daddario, which reductions are included in the maximum payments set forth above.
(2)

Represents the estimated amounts of the cash severance payments and non-cash severance benefits under the CIC agreements, exclusive of any additional payments to indemnify the executive for excise taxes that may be due by reason of Section 280G of the Internal Revenue Code. This column does not include the amounts of the accrued and vested supplemental pension benefits of the executives as of May 31, 2004, which are estimated as follows: for Mr. Roth, $2,901,062, Mr. Foti, $1,402,909, Mr. Levine, $3,288,136,

Mr. Daddario, $1,127,438, Mr. Ugolyn, $950,350, Mr. Brousell, $9,614, Mr. Connors, $297,196, Mr. Kurtz, $1,786,798, Mr. Orluck, $152,518, Ms. Peos, $489,062, Mr. Rogers, $1,130,799, Mr. Schwartz, $0, Mr. Slipowitz, $198,082, Mr. Smith, $529,694 and Ms. Windrow, $0.

(3)	Represents the amounts of payments in lieu of annual and long-term incentive plans under the incentive compensation agreements entered into with the executives covered by CIC agreements, to the extent such payments exceed the amounts otherwise earned under the terms of these plans for 2003. These earned amounts, which would also be paid upon the effective time of the merger, are as follows: Mr. Roth, $1,736,750, Mr. Foti, $1,443,750, Mr. Levine, $565,000, Mr. Daddario, $565,000, Mr. Ugolyn, $608,550, Mr. Brousell, $104,990, Mr. Connors, $209,250, Mr. Kurtz, $757,000, Mr. Orluck, $452,000, Ms. Peos, $182,900, Mr. Rogers, $169,500, Mr. Schwartz, $220,975, Mr. Slipowitz, $149,425, Mr. Smith, $156,100 and Ms. Windrow, $192,500.
(4)	Any severance amount payable to Mr. Brousell would be paid pursuant to the applicable severance policies and benefit plans of MONY Life for a termination of employment. Mr. Brousell has not entered into a CIC agreement with MONY Life.

Deferred Compensation Trust.    MONY Life maintains a trust fund that holds assets to be used to satisfy liabilities under non-qualified deferred compensation plans that cover officers and directors, as well as other employees. Following the effective time of the merger, MONY Life will be required to make an irrevocable contribution to the trust in an amount that is sufficient to pay each plan participant or beneficiary their accrued benefits as of the effective time of the merger. As of January 31, 2004, it is estimated that MONY would be required to transfer approximately $28.7 million to the trust in connection with the merger, less any amounts that become payable under the plans in connection with the merger, in addition to the approximately $143.8 million value of assets that are currently in the trust. The additional contributions to the trust will not increase the amount of any benefit that is payable to any participant under the plans.

Financing; Source of Funds

The merger is not conditioned upon AXA Financial obtaining financing. Approximately $1.5 billion will be required to acquire the issued and outstanding shares of our common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and warrants. AXA Financial has represented to MONY that as of the closing it will have available cash sufficient to enable it to pay the aggregate merger consideration. In addition, AXA Financial has also advised us that it expects to obtain these funds from its parent, AXA.

Effect of the Merger on MONY Common Stock

MONY common stock is currently listed on the New York Stock Exchange under the symbol “MNY.” Following the merger, it is expected that MONY common stock no longer will be traded on the New York Stock Exchange, price quotations no longer will be available and the registration of MONY common stock under the Securities Exchange Act of 1934 will be terminated.

LITIGATION RELATING TO THE MERGER

Between September 22 and October 8, 2003, ten substantially similar putative class action lawsuits were filed against MONY, its directors, AXA Financial and/or AIMA in the Court of Chancery of the State of Delaware in and for New Castle County, entitled Beakovitz v. AXA Financial, Inc., et al., C.A. No. 20559-NC (Sept. 22, 2003); Belodoff v. The MONY Group Inc., et al., C.A. No. 20558-NC (Sept. 22, 2003); Brian v. The MONY Group Inc., et al., C.A. No. 20567-NC (Sept. 23, 2003); Bricklayers Local 8 and Plasterers Local 233 Pension Fund v. The MONY Group Inc., et al., C.A. No. 20599-NC (Oct. 8, 2003); Cantor v. The MONY Group Inc., et al., C.A. No. 20556-NC (Sept. 22, 2003); E.M. Capital, Inc. v. The MONY Group Inc., et al., C.A. No. 20554-NC (Sept. 22, 2003); Garrett v. The MONY Group Inc., et al., C.A. No. 20577-NC (Sept. 25, 2003); Lebedda v. The MONY Group Inc., et al., C.A. No. 20590-NC (Oct. 3, 2003); Martin v. Roth, et al., C.A. No. 20555-NC (Sept. 22, 2003); and Muskal v. The MONY Group Inc., et al., C.A. No. 20557-NC (Sept. 22, 2003).

By order dated November 4, 2003, Vice Chancellor Stephen P. Lamb, to whom the cases had been assigned, consolidated all ten actions under the caption In re The MONY Group Inc., Shareholders Litigation, Consolidated C.A. No. 20554-NC, and ordered plaintiffs to file a consolidated amended complaint. On or about November 5, 2003, plaintiffs filed a Consolidated Class Action Complaint on behalf of a putative class consisting of all MONY stockholders, excluding the defendants and their affiliates. The consolidated complaint alleges that the $31.00 cash price per share to be paid to MONY stockholders in connection with the proposed merger is inadequate and that MONY’s directors breached their fiduciary duties in negotiating and approving the merger agreement by, among other things, (i) failing to maximize stockholder value, (ii) improperly diverting merger consideration from MONY’s stockholders to MONY’s management by amending and extending management’s CIC agreements, (iii) failing to comply with Delaware law in determining the “fair value” of MONY’s stock and (iv) disseminating incomplete and inaccurate information regarding the proposed merger. The consolidated amended complaint alleges that AXA Financial and AIMA aided and abetted the alleged breaches of fiduciary duty by MONY and its directors. The complaint seeks various forms of relief, including damages and injunctive relief that would, if granted in its entirety, prevent completion of the merger. Defendants served and filed their answers to the consolidated amended complaint on December 29, 2003.

On January 16, 2004, after the filing and mailing of the definitive proxy statement on January 8, 2004, plaintiffs sought and were granted leave to further amend their complaint to include additional allegations relating to the accuracy and/or completeness of information provided by MONY in such proxy statement. Thereafter, plaintiffs requested a hearing on their motion for a preliminary injunction to enjoin the stockholder vote which had been scheduled to occur at the special meeting on February 24, 2004. A hearing on plaintiffs’ motion for a preliminary injunction was held on February 13, 2004. By order dated March 1, 2004, and an opinion released on February 17, 2004, Vice Chancellor Lamb granted plaintiffs’ motion to the limited extent of enjoining MONY from proceeding with the special meeting until MONY provides supplemental disclosure to its stockholders at least ten days before the special meeting relating to the amount of the benefits that the MONY executives would receive under the CIC agreements relative to the 18 other transactions as to which the independent directors and their advisors had been provided information by E&Y. This proxy statement contains those disclosures on pages 28 to 30. Vice Chancellor Lamb otherwise rejected plaintiffs’ arguments in support of an injunction based on the directors’ purported breach of fiduciary duty, the associated aiding and abetting claims and plaintiffs’ other disclosure claims.

On March 9, 2004, plaintiffs filed a second amended complaint which included, among other things, allegations that (i) the MONY board of directors’ decision to reschedule the special meeting and set a new record date reflects an attempt by MONY to manipulate the vote by disenfranchising its long-term stockholders, (ii) MONY selectively communicated its intent to change the record date to certain investors so as to enable them to acquire voting power prior to the public announcement of the new record date, (iii) the press release issued in connection with the board’s decision to reschedule the meeting and record dates was materially false and misleading in that it failed to disclose and/or misrepresented the manipulation of the voting process and the true reason for the changing of such dates and (iv) the rescheduling of the meeting and record dates constitutes a breach of fiduciary duty by the MONY defendants. The second amended complaint seeks an order directing that MONY reinstate the record date of January 2, 2004 or, alternatively, denying voting power with respect to MONY shares allegedly purchased with knowledge of the prospect of a new record date.

In addition, MONY, its directors and AXA Financial have been named in two putative class action lawsuits filed in New York State Supreme Court in Manhattan, entitled Laufer v. The MONY Group, et al., Civ. No. 602957-2003 (Sept. 19, 2003) and North Border Investments v. Barrett, et al., Civ. No. 602984-2003 (Sept. 22, 2003). The complaints in these actions contain allegations substantially similar to those in the original consolidated complaint in the Delaware cases, and likewise purport to assert claims against MONY and its directors for breach of fiduciary duty and against AXA Financial for aiding and abetting a breach of fiduciary duty. The Laufer and North Border complaints also seek various forms of relief, including damages and injunctive relief that would, if granted, prevent the completion of the merger. On December 29 and 30, 2003, respectively, defendants served their answers to the Laufer and North Border complaints.

MONY has denied the material allegations of the complaints and intends to vigorously defend the actions.

On February 3, 2004, MONY commenced an action in the United States District Court for the Southern District of New York, entitled The MONY Group Inc. v. Highfields Capital Management LP, Longleaf Partners Small-Cap Fund and Southeastern Asset Management, No. 04 Civ. 00916. MONY’s complaint alleges, among other things, that: (i) the furnishing by defendants, in solicitation materials sent to MONY’s stockholders, of a duplicate copy of MONY’s proxy voting card, without first filing a proxy statement and making the requisite disclosures in connection therewith, violates the federal proxy rules; (ii) certain of defendants’ solicitation materials contained false and misleading statements; and (iii) the defendants are acting as members of a “group” under Section 13(d) of the Securities Exchange Act and the rules promulgated thereunder in opposing the proposed merger, requiring the defendants to make certain securities filings and disclosures regarding their holdings, plans and intentions before engaging in a solicitation of MONY’s stockholders.

Based on the first of these allegations, on February 3, 2004, Judge Loretta Preska granted MONY’s request for a temporary restraining order and prohibited defendants from enclosing any proxy voting card, including a duplicate copy of MONY’s proxy voting card, in their solicitation materials, pending a determination on whether a preliminary injunction should be issued. By order dated February 11, 2004, Judge Richard Holwell denied MONY’s motion for a preliminary injunction and dissolved the temporary restraining order. Later that day, MONY filed a notice of appeal from Judge Holwell’s order and made an emergency application to the United States Court of Appeals for the Second Circuit, seeking an expedited appeal from the denial of the preliminary injunction, as well as stay of Judge Holwell’s order dissolving the temporary restraining order or a preliminary injunction pending appeal. A single judge of the Second Circuit denied MONY’s request for a stay or injunction pending appeal, but the Court subsequently granted MONY’s motion for an expedited appeal, which is now pending.

On February 20, 2004, defendants Southeastern Asset Management and Longleaf Partners Small-Cap Fund served a joint answer to the complaint. On February 25, 2004, defendant Highfields Capital Management LP also served an answer to the complaint.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the merger relevant to a stockholder whose shares of MONY common stock are converted to cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended, which is commonly referred to as the Code, Treasury regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular MONY stockholders in light of their personal circumstances. The summary applies only to MONY stockholders who hold their shares of MONY common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, stockholders who acquired their shares of MONY common stock pursuant to the exercise of employee stock options or other compensation arrangements, stockholders who dissent and exercise appraisal rights, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, persons who hold the shares of MONY common stock as part of a straddle, hedge, conversion transaction or other integrated investment or persons that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any MONY stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign trust or estate, and does not address any state, local or foreign tax consequences of the merger.

The receipt of cash for shares of MONY common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a MONY stockholder who has shares of MONY common stock converted into cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for shares of MONY common stock pursuant to the merger and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of MONY common stock, that is, shares acquired at the same cost in a single transaction, converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the stockholder has held the shares of MONY common stock for more than one year. Certain limitations apply to the use of capital losses.

MONY will take the position that the dividends that are conditioned on the closing of the merger (See “The Merger Agreement — Dividend from Adjusted Net Earnings”) are appropriately treated as dividends for U.S. federal income tax purposes. Other characterizations are possible, however, and the Internal Revenue Service might assert, and a court might hold, that the dividends, or some portion thereof, should be treated as additional cash received in exchange for shares of MONY common stock pursuant to the merger or as ordinary non-dividend income. MONY stockholders are urged to consult with their own tax advisors regarding the proper treatment for tax purposes of the dividends that are conditioned on the closing of the merger.

Backup withholding at the applicable rate may apply to cash payments a stockholder receives if such stockholder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable tax reporting or backup withholding tax rules and certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations. Any amount withheld under the backup withholding tax rules from a payment to a stockholder will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability, provided that the required procedures are followed.

MONY stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

REQUIRED REGULATORY APPROVALS

Consummation of the merger is subject to a number of regulatory approvals that are described below. Although MONY and AXA Financial have no reason to believe that they will not be able to obtain these regulatory approvals, they cannot predict whether the required regulatory approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to MONY and AXA Financial, or whether these approvals will be obtained at all. MONY and AXA Financial are not aware of any other material governmental approvals or actions that are required prior to consummation of the merger other than those described below.

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that legislation, MONY and AXA Financial cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements have been satisfied. MONY and AXA Financial have filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division and on December 10, 2003, were granted early termination of the waiting period.

At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets by MONY or AXA Financial. Individual states or private parties also may bring actions under the antitrust laws in certain circumstances. Although MONY and AXA Financial believe that the merger is legal under the federal antitrust laws, MONY and AXA Financial cannot provide any assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful.

In addition to U.S. antitrust approval, MONY and AXA Financial are required to obtain approval of the merger from the Brazilian Competition Authority with respect to a broker-dealer subsidiary of MONY that is based in Brazil. MONY and AXA Financial have made the required filing with the Brazilian Competition Authority. Under Brazilian law, the merger may be completed before this antitrust approval has been granted.

Insurance Regulation

The insurance laws and regulations of U.S. jurisdictions generally require that, prior to the acquisition of control or merger with the holding company parent of an insurance company domiciled, or, in some cases, commercially domiciled, in that jurisdiction, the acquiror must obtain the prior approval of, or file notification with and meet the waiting period requirements imposed by, the insurance regulatory authority of that jurisdiction. In this regard, completion of the merger is subject to the prior approval of the insurance departments of the states of Arizona, New York and Ohio. AXA Financial filed applications for prior approval with each of these insurance departments on January 15, 2004. AXA Financial has kept and continues to keep the insurance departments apprised of relevant developments since the filing of the applications.

In addition to the acquisition of control filings, AXA Financial has made or will make notice filings with insurance departments in states where AXA Financial’s subsidiaries and MONY’s subsidiaries together have sufficiently large market shares in particular insurance lines to require notification prior to completion of the acquisition. Approval of the merger is not required in these states, but these insurance departments could take action to impose conditions on the merger that could delay or prevent its consummation.

In addition to U.S. insurance regulatory matters, AXA Financial is required to obtain prior approval of the merger from the Cayman Islands Monetary Authority with respect to MONY’s insurance subsidiary that is domiciled in the Cayman Islands. AXA Financial and MONY have made the required application for approval with, and have received preliminary approval from, the Cayman Islands Monetary Authority.

The prohibition on acquisitions of 5% or more of MONY’s common stock without the prior approval of the New York Superintendent of Insurance imposed pursuant to Section 7312(v) of the New York Insurance Law expired on December 23, 2003, thereby permitting acquisitions of 5% or more of MONY’s common stock without the Superintendent’s prior approval from and after December 24, 2003. However, no one may acquire control of MONY without the Superintendent’s prior approval, and acquisition of 10% or more of the voting stock is presumed to confer control.

MONY has learned that one or more of its stockholders, including at least one stockholder that has purported to demand appraisal of its shares, has written to the New York Insurance Department asserting that the execution and announcement of the merger agreement violated Section 7312(v) of the New York Insurance Law. That section prohibits, among other things, certain offers to acquire five percent or more of the voting stock of a New York domiciled insurer that has demutualized, without the prior approval of the Superintendent of Insurance, if such offer is made within five years following the distribution of the demutualization consideration (that is, the payments to the policyholders of the reorganized mutual insurance company), or December 23, 2003, in the case of MONY Life. A violation of Section 7312(v) (or an action which may result in a violation) may be enforced or enjoined by a proceeding commenced by, among others, MONY, the Superintendent of Insurance, the New York Attorney General or any policyholder of MONY Life or stockholder of MONY. The New York Insurance Department has informed AXA Financial that it has concluded that neither the signing nor the announcement of the merger agreement falls within the purview of Section 7312(v). On February 18, 2004, the New York Attorney General’s office telephoned AXA Financial and requested a letter explaining AXA Financial’s position as to the applicability of Section 7312(v) to the merger. AXA Financial’s counsel responded by letter dated February 20, 2004. Neither AXA Financial nor MONY has received any further communication on this issue from the New York Attorney General’s office.

Bank Regulation

Pursuant to the Home Owners’ Loan Act of 1933 and the Bank Merger Act, MONY and AXA Financial are prohibited from consummating the merger until they have filed applications with, and obtained the prior approval of, the Office of Thrift Supervision for AXA Financial’s acquisition of MONY, and the indirect acquisition of MONY’s federal savings bank subsidiary Advest Trust Company. An application may also be required to be filed with the Banking Commissioner for the State of Connecticut with respect to the change of control of MONY’s federal savings bank subsidiary. AXA Financial has filed all required applications for approval with U.S. bank regulatory authorities and AXA Financial has received and responded to, and continues to receive and respond to, comments from such authorities. AXA Financial has kept and continues to keep U.S. bank regulatory authorities apprised of relevant developments since the filing of the required applications. In addition to U.S. bank regulatory matters, AXA Financial is required to obtain prior approval of the merger from the Cayman Islands Monetary Authority with respect to MONY’s bank subsidiary that is based in the Cayman Islands. AXA Financial and MONY have made the required application for approval with, and received preliminary approval from, the Cayman Islands Monetary Authority.

Broker-Dealer Regulation

MONY and AXA Financial own several registered broker-dealer subsidiaries. All of these broker-dealers are member firms of the National Association of Securities Dealers and one MONY broker-dealer is a member firm of various stock exchanges, including the New York Stock Exchange. In contemplation of the change in control of the MONY broker-dealers, MONY and AXA Financial are required to apply for and obtain approvals from the National Association of Securities Dealers, the New York Stock Exchange and certain other self-regulatory organizations.

General

MONY and AXA Financial conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. MONY and AXA Financial have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, as amended. The description in this section is not complete. You should read the merger agreement, the amendment to the merger agreement and the other annexes attached to the proxy statement, carefully and in their entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Annex A, and the complete text of the amendment to the merger agreement is attached to this proxy statement as Annex B.

The Merger

AIMA, a newly formed, wholly owned subsidiary of AXA Financial will merge with and into MONY, with MONY being the surviving corporation of the merger (the “surviving corporation”). All property, rights, privileges, powers and franchises of MONY and AIMA will vest in the surviving corporation, and all debts, liabilities and duties of MONY and AIMA will become the debts, liabilities and duties of the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as set forth in the certificate of merger. The closing of the merger will take place on the third business day after all of the conditions contained in the merger agreement have been fulfilled or waived, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions, or at such other place and time and/or on such other date as MONY and AXA Financial may agree in writing.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of MONY common stock will be converted into the right to receive $31.00 in cash, without interest. Each converted share of MONY common stock and all shares of MONY common stock held by MONY and its subsidiaries as treasury shares will be canceled and retired at the effective time of the merger. The shares of holders of MONY common stock who have perfected appraisal rights will be subject to appraisal in accordance with Delaware law.

Each issued and outstanding share of MONY restricted common stock granted pursuant to the MONY restricted stock ownership plan will be canceled in exchange for the right to receive $31.00 in cash.

Each issued and outstanding option to purchase shares of MONY common stock with a per share exercise price of less than $31.00 will be canceled and converted into an amount of cash equal to the excess of $31.00 over the exercise price of the option, subject to the holder of such option’s execution of an agreement, in form and substance reasonably satisfactory to AXA Financial, pursuant to which MONY, AXA Financial and their affiliates are released from any and all liability in respect of such holder’s options. Each issued and outstanding stock option with a per share exercise price equal to or in excess of $31.00 will be canceled without payment.

AXA Financial will cause the surviving corporation to deliver to each holder of MONY warrants issued and outstanding immediately prior to the effective time of the merger the undertakings required by each warrant certificate that represents such warrants.

If, prior to the merger, the outstanding shares of MONY common stock are altered by reason of a stock split, combination, reclassification, stock dividend or any other similar transaction, the merger consideration will be adjusted accordingly.

Exchange Procedures

Prior to the merger, AXA Financial will select a bank or trust company reasonably acceptable to MONY, as paying agent. As of the effective time of the merger, AXA Financial will deposit, or will cause the surviving corporation to deposit, as a trust fund for the former holders of record of certificates representing MONY common stock, other than any shares held by MONY and its subsidiaries in treasury, appraisal shares or restricted shares, cash in the amount equal to the aggregate merger consideration which such holders are entitled to receive.

Promptly after the effective time of the merger, the paying agent will mail to each eligible holder of record of shares of MONY common stock a letter of transmittal and instructions on how to exchange MONY common stock certificates for the cash merger consideration. Please do not send in your MONY stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card.

After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, AXA Financial will cause your check to be mailed to you. The MONY stock certificates you surrender will be canceled. After completion of the merger, there will be no further transfers of MONY common stock, and MONY stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of the MONY common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to AXA Financial that such tax is not applicable.

If your MONY common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and the posting of a bond as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

If you do not return a completed letter of transmittal and your MONY stock certificates to the paying agent within one year after the effective time of the merger, you will be required to seek payment of the cash merger consideration from AXA Financial.

AXA Financial, the surviving corporation and the paying agent are entitled to deduct and withhold from the merger consideration payable to any former holder of shares of MONY common stock, MONY restricted common stock, stock options or warrants, the amount it is required to deduct and withhold from the merger consideration under the Internal Revenue Code of 1986, or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid.

None of AXA Financial, AIMA, the surviving corporation or the paying agent shall be liable to any former holder of MONY common stock for any such cash which is deliverable to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by MONY and AXA Financial relating to themselves and their respective subsidiaries. MONY has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	its subsidiaries;

•	its capitalization;

•	its corporate power, authority and action;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	its governmental filings, reports, SEC documents and statutory financial statements;

•	the absence of certain changes or events;

•	litigation and investigations;

•	the absence of undisclosed liabilities;

•	tax matters;

•	its properties and assets;

•	its insurance practices, permits and insurance licenses;

•	its regulatory filings;

•	its investments;

•	its insurance and annuity reserves;

•	the accuracy of information contained in this proxy statement, other than information provided by AXA Financial or AIMA, and compliance with SEC rules and regulations;

•	its brokers;

•	its compensation and benefit plans;

•	labor matters;

•	its intellectual property rights;

•	that no state anti-takeover statute is applicable to the merger;

•	its material contracts;

•	environmental matters;

•	its insurance coverage;

•	its investment advisory clients and contracts;

•	its registered funds;

•	its compliance with privacy policies and laws;

•	its compliance with anti-money laundering regulations;

•	AIMR compliance;

•	the amended Incentive Compensation Agreements eliminating approximately $7,395,000 in restricted stock awards otherwise payable to fourteen executives of MONY if the merger is completed;

•	the opinions of Credit Suisse First Boston LLC; and

•	its stockholders’ rights plan.

AXA Financial has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	the authorization, execution, delivery and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of certain violations as a result of the merger agreement;

•	the accuracy of information contained in this proxy statement provided by AXA Financial and AIMA and compliance with SEC rules and regulations;

•	its brokers;

•	litigation and investigations; and

•	the availability of funds necessary to consummate the merger.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, MONY has agreed, subject to limited exceptions, that, among other things, it (i) will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties, including its relationships with policyholders, insureds, agents, underwriters, brokers and investment advisory clients and customers, and to keep available the services of its current key employees and maintain its current rights and franchises and (ii) without the prior written consent of AXA Financial:

•	will not and will not permit any subsidiary to change its charter documents;

•	will not declare, set aside for payment, or pay any stockholder dividend or other distribution on the capital stock of MONY or any of its wholly owned subsidiaries, except that MONY is permitted to declare and pay a dividend as provided in “— Dividend from Adjusted Net Earnings” below;

•	will not and will not permit any subsidiary to merge with another person, acquire a material portion of another person or commit to make any capital expenditure not in the ordinary course of business consistent with past practice;

•	will not sell, transfer, lease, sub-lease, license, subject to a lien or otherwise transfer (i) the MONY headquarters, (ii) any other material facility owned or leased by it or its subsidiaries, except for transactions in an amount not in excess of $4,000,000 in any one case or $16,000,000 in the aggregate or (iii) any of its or its subsidiaries’ assets or property, except for sales by MONY’s insurance company subsidiaries pursuant to the MONY investment policy, sales of investment securities by MONY and its subsidiaries in the ordinary course of business consistent with past practice, transactions carried out pursuant to existing written contracts or commitments and transactions in an amount not in excess of $4,000,000 in any one case or $16,000,000 in the aggregate;

•	will not permit any subsidiary that is an insurance company to conduct transactions in certain investments except pursuant to the MONY investment policy;

•	will not and will not permit any subsidiary to issue, sell, grant, pledge or encumber any of its capital stock or other securities, including options and warrants, or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities;

•	will not and will not permit any subsidiary to incur, guarantee or assume any indebtedness, except short-term borrowings in the ordinary course of business;

•	will not and will not permit any subsidiary to establish any benefit plan, amend or otherwise increase, accelerate the payment or vesting of amounts payable or to become payable under, or fail to make any required contribution to any benefit plan, or accelerate the vesting of any options or restricted shares;

•	will not and will not permit any subsidiary to grant an increase in the compensation of its directors, officers, employees, consultants, representatives or agents, except for increases in the ordinary course of business consistent with past practice for employees who are not party to a contract that provides benefits contingent on a change in control of MONY;

•	will not and will not permit any subsidiary to grant an increase in the benefits to its directors, officers, employees, consultants, representatives or agents;

•	will not and will not permit any subsidiary to enter into or modify any severance, consulting, retention or employment agreement or, except in the ordinary course of business consistent with past practice, hire or terminate any officer, employee, consultant, representative or agent, except to the extent that the applicable severance shall not exceed $1,000,000 in any one case or $5,000,000 in the aggregate;

•	will not implement or adopt any change in accounting principles or accounting practices except as may be required by a change in U.S. GAAP or applicable statutory accounting practices;

•	will not and will not permit any subsidiary to pay, discharge, settle or satisfy any claims, liabilities or obligations, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that do not exceed the case reserve established for such litigation on the litigation schedule previously delivered by it to AXA Financial, plus an additional $10,000,000 in the aggregate for all such settlements and the settlement of any other litigation not set forth on the litigation schedule, (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practice but not in excess of $2,000,000 individually or $10,000,000 in the aggregate or (iv) payment of principal and interest on outstanding indebtedness;

•	except as would not individually or in the aggregate, reasonably be expected to result in a cost to MONY that exceeds $10,000,000 plus the amount of any reserve established with respect to the following on MONY’s financial statements most recently filed with the SEC, will not and will not permit any subsidiary to, other than in the ordinary course of business consistent with past practice, (i) make or rescind any election relating to taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (iii) make a request for a written ruling of a taxing authority relating to taxes, other than any request for a determination concerning qualified status of any company benefit plan intended to be qualified under Internal Revenue Code, Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to taxes or (v) except as required by law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

•	will not and will not permit any subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

•	will not and will not permit any subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and it will, and will cause each of its subsidiaries to, enforce the provisions of all such agreements;

•	will not permit any subsidiary that is an insurance company to voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses as would not restrict the business or operations of such subsidiary in any material respect or as may be required to comply with applicable law;

•	will not terminate, cancel, amend or modify any insurance coverage maintained by it or any if its subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage, except in the ordinary course of business consistent with past practice;

•	will not and will not permit any subsidiary that is an insurance company to materially change its (i) underwriting or claims management, (ii) pricing except in the ordinary course of business consistent with past practice or (iii) reserving practices, except as required by applicable law;

•	will not and will not permit any subsidiary to purchase or redeem any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

•	will not (i) amend any of amended Incentive Compensation Agreements, (ii) waive any of its rights or any obligation of any other party under the amended Incentive Compensation Agreements, or (iii) enter into any other agreements or understandings with the parties to the amended Incentive Compensation Agreements with respect to the subject matter of the amended Incentive Compensation Agreements;

•	will not permit any broker/dealer or adviser subsidiary to voluntarily forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its registrations, licenses, qualifications with any governmental entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except (i) as may be required by law or (ii) such forfeitures, abandonments, amendments, terminations, changes, modifications or waivers as would not, individually or in the aggregate, restrict the business or operations of such subsidiary in any material respect; and

•	will not and will not permit any subsidiary to agree or commit to do any of the foregoing.

Dividend from Adjusted Net Earnings

The merger agreement permits MONY to: (i) set a record date for, and declare and pay a dividend to MONY stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger in an aggregate amount not to exceed $12.5 million and (ii) set a record date for, and declare and pay a dividend to MONY stockholders who are record holders of the issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger in an amount not to exceed $0.10 per share of MONY common stock, provided that, among other things, each dividend is conditioned upon the closing of the merger. MONY may not set a record date for, declare or pay any other dividends. MONY has declared the maximum dividends allowable under the merger agreement, approximately $0.33 to $0.35 per share of MONY common stock, and the payment of such dividends is conditioned on the closing of the merger. For a discussion of the U.S. federal income tax treatment of the dividends conditioned on the closing of the merger, see “Certain U.S. Federal Income Tax Consequences.”

Proxy Statement; MONY Stockholders’ Meeting; Recommendation

Promptly following the date of the merger agreement, MONY and AXA Financial will prepare, and MONY will file with the SEC, this proxy statement relating to the adoption of the merger agreement by MONY’s stockholders. MONY and AXA Financial will each use its reasonable best efforts to have the proxy statement cleared by the SEC as promptly as practicable after it is filed. MONY will use reasonable best efforts to cause this proxy statement to be mailed to MONY’s stockholders as promptly as practicable after the proxy statement is cleared by the SEC. Each of MONY and AXA Financial will promptly as practicable notify the other of certain events relating to the proxy statement. In addition, all filings by MONY and AXA Financial with the SEC, and all mailings by MONY to MONY’s stockholders in connection with the merger and transactions contemplated by the merger agreement, are subject to the prior review and consent of the other.

MONY will promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the proxy statement is cleared by the SEC, a meeting of the holders of common stock for the sole purpose of seeking the adoption of the merger agreement by the MONY stockholders. Except as provided below under the caption “— Acquisition Proposals,” the MONY board of directors will recommend adoption of the merger agreement and include its recommendation in the proxy statement and will use its reasonable best efforts to solicit and obtain such adoption. However, nothing will prohibit MONY from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the MONY board of directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

Subject to its rights to terminate the merger agreement described below under the heading “— Termination” and notwithstanding any withdrawal, amendment or modification by the MONY board of directors of its recommendation of the merger agreement, the merger agreement must be submitted to the MONY stockholders at stockholder meeting for the purpose of adopting the merger agreement.

Acquisition Proposals

MONY has agreed that it will not, nor will it authorize or permit any subsidiary, or any of its or their respective directors, officers or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action to in any way knowingly facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, as defined below, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. In addition, MONY has agreed to, and to cause its subsidiaries to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person with respect to any Alternative Transaction Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of the MONY stockholders for the adoption of the merger agreement, in response to a bona fide written Alternative Transaction Proposal that the MONY board of directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to constitute a Superior Proposal, as defined below, and which Alternative Transaction Proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach of these provisions, MONY may, subject to the requirements described below, and after giving AXA Financial written notice of such action, (i) furnish information with respect to MONY and its subsidiaries to the person making the Alternative Transaction Proposal pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the confidentiality agreement executed by MONY and AXA Financial in connection with the merger, provided that all such information has previously been provided to AXA Financial or is provided to AXA Financial prior to or substantially concurrently with the time it is provided to such person and (ii) participate in discussions or negotiations with the person making such Alternative Transaction Proposal and its advisors and representatives regarding such Alternative Transaction Proposal.

MONY has agreed to promptly advise AXA Financial of any Alternative Transaction Proposal and any inquiry with respect to or that could reasonably be expected to lead to any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal or inquiry, including any changes thereto, and the identity of the person making any such Alternative Transaction Proposal or inquiry and of any discussions, explorations or negotiations sought to be entered into or continued by such person with MONY, its subsidiaries or any of their respective directors, officers, employees or other representatives. MONY has also agreed to keep AXA Financial fully informed on a current basis of the status, including any change to the terms and conditions thereof, of any Alternative Transaction Proposal or inquiry.

Neither the MONY board of directors nor any committee of the MONY board of directors may directly or indirectly:

•	(i) withdraw, or amend or modify in a manner adverse to AXA Financial, or publicly propose to withdraw, or amend or modify in a manner adverse to AXA Financial, the approval, recommendation or declaration of advisability by the MONY board of directors or any committee of the merger agreement, or the merger or the other transactions contemplated by merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal; or

•	subject to MONY’s right to terminate the merger agreement in light of a Superior Proposal described below under the heading “— Termination,” approve or recommend, or publicly propose to approve or recommend, or allow MONY or its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (i) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Alternative Transaction Proposal, other than a confidentiality agreement referred to above, or (ii) requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding these restrictions, at any time prior to obtaining the approval of the MONY stockholders of the merger agreement, and subject to MONY’s compliance at all times with the provisions contained in this section, the MONY board of directors may withdraw, or amend or modify in a manner adverse to AXA Financial, its recommendation of the advisability of the merger agreement or recommend, adopt or approve any Alternative Transaction Proposal if the MONY board of directors determines in good faith by resolution duly adopted, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the MONY stockholders under applicable law.

An “Alternative Transaction Proposal” is any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction other than the transaction provided for by the merger agreement, referred to as a “business combination transaction,” involving MONY, (ii) MONY’s acquisition of any third party, other than AXA Financial, AIMA or any of their subsidiaries, in a business combination transaction in which the stockholders of the third party immediately prior to consummation of such business combination transaction will own more than 15% of MONY’s outstanding capital stock immediately following such business combination transaction, including the issuance by MONY of more than 15% of any class of its voting equity securities as consideration for assets or securities of a third party or (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any subsidiary of MONY, of assets or properties that constitute 15% or more of the assets of MONY and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of MONY, in each case other than the merger and the transactions contemplated by the merger agreement.

A “Superior Proposal” is a bona fide written proposal made by a third party (i) which is for a business combination transaction involving, or any purchase or acquisition of, (a) at least 50% of all the voting power of the MONY common stock or (b) at least 50% of the consolidated assets of MONY and its subsidiaries, taken as a whole, and (ii) which is otherwise on terms which the MONY board of directors determines in good faith by resolution duly adopted (a) would result in a transaction that, if consummated, is more favorable to holders of MONY common stock, from a financial point of view, than the merger, after consultation with a nationally recognized investment banking firm, taking into account all the terms and conditions of such proposal and the merger agreement, including any proposal by AXA Financial to amend the terms of the agreement, and (b) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed.

Regulatory Filings

As promptly as practicable after the date of the merger agreement, MONY and AXA Financial will make all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all filings required by the insurance regulatory authorities in Arizona, Ohio, New York and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with the merger agreement. See “Required Regulatory Approvals.” In addition, each of MONY and AXA Financial will use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

Employee Matters

Until the earlier of (i) one year after the effective date of the merger or (ii) December 31, 2004, the surviving corporation of the merger will provide to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation employee benefits and compensation plans that are substantially comparable in the aggregate to those currently provided to them as employees of MONY or its subsidiaries, excluding any equity-based or long-term incentive plans. The foregoing does not restrict in any way the surviving corporation’s ability to amend or modify or terminate any benefit plan or to terminate any person’s employment.

For 90 days following the effective time of the merger, the surviving corporation will provide to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation severance and any similar benefits which are substantially equivalent in the aggregate to the severance and similar benefits currently provided to current employees of MONY and its subsidiaries. Thereafter, until the earlier of (i) one year after the effective date of the merger or (ii) December 31, 2004, the surviving corporation is required to provide severance and any similar benefits to current employees of MONY and its subsidiaries who continue as employees of the surviving corporation only on a basis that is substantially equivalent in the aggregate to those severance or similar benefits provided from time to time by AXA Financial to similarly situated employees of AXA Financial.

Until the first anniversary of the effective time of the merger, in the case of all Tier 1 agents and Tier 2 agents of MONY and its affiliates, and until the second anniversary of the effective time of the merger, in the case of all Tier 3 agents and Tier 4 agents of MONY and its affiliates, the surviving corporation will honor the agency contract between such agent and the applicable insurance subsidiary, including the commission-related compensation. In addition, until the first anniversary of the effective time of the merger, the surviving corporation will cause MONY to permit each Tier 1 agent, Tier 2 agent, Tier 3 agent and Tier 4 agent who continues to remain under contract with MONY or any of its affiliates during such period to continue to market insurance policies, annuity contracts and related products under the name of such insurance subsidiary. None of the foregoing, however, precludes the surviving corporation or any affiliate from (i) imposing restrictions or conditions on any such agents to promote compliance with applicable law or (ii) substituting the broker-dealer services of one or more of AXA Financial’s existing broker-dealer affiliates, or any third-party broker-dealer, for the broker-dealer services currently used by such agents to market such policies, contracts and related products.

Company Indemnification Provisions

AXA Financial will cause the surviving corporation to maintain MONY’s existing indemnification provisions with respect to present and former directors, officers, employees and agents of MONY and all other persons who may presently serve or have served at MONY’s request as a director, officer, employee or agent of another entity for all expenses and other amounts paid by reason of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted or required under applicable law and MONY’s amended and restated certificate of incorporation and amended and restated by-laws, for a period of not less than six years after the effective time of the merger.

Immediately prior to the closing of the merger, AXA Financial will purchase a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of MONY and its subsidiaries on terms and conditions, including limits, as favorable as may be available, but no more favorable than the policies currently in effect, which policy will remain in effect for a period of six years after the effective time of the merger; provided, however, that, among other things, the premium for such run-off policy shall not exceed 300% of the last annual aggregate premium paid prior to the date of the merger agreement for directors’ and officers’ insurance currently in place.

Additional Matters

Each of MONY and AXA Financial agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with governmental requirements and any other third party consents and to effect all necessary registrations and filings.

Company Rights Agreement

The MONY board of directors will take all actions reasonably requested by AXA Financial in order to render the rights issued pursuant to the Rights Agreement, dated as of November 10, 1998 between MONY and First Chicago Trust Company of New York, inapplicable to the merger and the other transactions contemplated by the merger agreement. Except as approved in writing by AXA Financial, the MONY board of directors will not amend the Rights Agreement, redeem the rights, or take any action with respect to, or make any determination under, the Rights Agreement.

Stockholder Litigation

MONY must give AXA Financial the opportunity to participate in the defense or settlement of any stockholder litigation against MONY and/or its directors relating to the transactions contemplated by the merger agreement. MONY agrees that it will not settle or offer to settle any litigation commenced prior to or after the date of the merger agreement against MONY or any of its directors or executive officers by any stockholder of MONY relating to the merger agreement, the merger, any other transaction contemplated by the merger agreement or otherwise, without the prior written consent of AXA Financial.

Thrift Merger

As promptly as practicable, MONY and AXA Financial will, and will cause Advest Trust Company, an indirect subsidiary of MONY, and Frontier Trust Company, a subsidiary of AXA Financial, and any of MONY’s and AXA Financial’s other respective subsidiaries or affiliates as may be necessary, to take all actions necessary for Advest Trust Company to merge into Frontier Trust Company under Section 10(e) of the Home Owners’ Loan Act, as amended, and applicable Office of Thrift Supervision regulations, and 12 U.S.C. § 1815(d)(3) in such manner as is reasonably necessary for the existing status under Section 10(c)(9)(C) of the Home Owners’ Loan Act, as amended, of AXA Financial and all of its subsidiaries and affiliates that control Frontier not to be adversely affected by the merger and transactions contemplated by the merger agreement.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

Conditions to MONY’s and AXA Financial’s Obligations

MONY and AXA Financial are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated, and no action has been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action has not been withdrawn or terminated;

•	no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any governmental entity which prohibits, restrains or enjoins consummation of the merger is in effect;

•	each of MONY and AXA Financial has made the necessary filings with, or has obtained the necessary permits, authorizations, consents, or approvals from, the insurance regulatory authorities of Arizona, Ohio and New York and such approval of the Banking Commissioner for the State of Connecticut as may be required under applicable law; and

•	approval of the MONY stockholders has been obtained.

Conditions to the Obligations of MONY

MONY will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	AXA Financial has performed in all material respects its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and the representations and warranties of AXA Financial contained in the merger agreement shall be true and correct in all respects when made and as of the effective time of the merger as if made at such time, except that to the extent such representations and warranties speak as of a specified date they need only be true and correct in all respects as of such specified date, interpreted, in the case of all representations and warranties other than those relating to corporate status, authority for agreements and consents and approvals, without giving effect to any materiality qualifications, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a material adverse effect (as such term is defined in the merger agreement) on AXA Financial; and

•	MONY has received written approval from the Office of Thrift Supervision of the merger of Advest Trust Company and Frontier Trust Company described above under “— Thrift Merger.”

Conditions to the Obligations of AXA Financial

AXA Financial will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	MONY has performed in all material respects its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and the representations and warranties of MONY contained in the merger agreement shall be true and correct in all respects when made and as of the effective time of the merger as if made at such time, except that to the extent such representations and warranties speak as of a specified date they need only be true and correct in all respects as of such specified date, interpreted, in the case of all representations and warranties other than those relating to corporate status, capitalization, authority for agreements, consents and approvals, opinion of MONY’s financial advisor and the MONY stockholder rights plan, without giving effect to any materiality qualifications, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a material adverse effect (as such term is defined in the merger agreement) on MONY;

•	no event, occurrence, fact, condition, change, development or effect shall have occurred since December 31, 2002 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on MONY;

•	there is no pending or threatened material suit by any governmental entity that has a reasonable likelihood of success which challenges or seeks to restrain or prohibit the merger or any of the other transactions contemplated by or relating to the merger agreement;

•	MONY has obtained the required fund approvals, including, except to the extent not required by U.S. Securities and Exchange Commission exemptive order, stockholder approvals, of new investment advisory contracts and sub-advisory contracts from U.S. Registered Funds, as defined in the merger agreement, representing 80 percent of the total assets of all the U.S. Registered Funds determined as of the date of the merger agreement and board of director approvals of interim contracts (under Rule 15a-4 under the Investment Company Act of 1940) with the remaining U.S. Registered Funds;

•	holders of not more than 15% of the issued and outstanding shares of MONY common stock have perfected their appraisal rights; provided that AXA Financial shall be deemed to have automatically waived this condition if it does not give written notice to MONY of its intention to invoke this condition within five business days after the date on which all other conditions to the merger have been satisfied or waived;

•

AXA Financial or its affiliates have received written approval from the Office of Thrift Supervision of the merger of Advest Trust Company and Frontier Trust Company described above under “— Thrift Merger,” and written confirmation or other written guidance from the Office of Thrift Supervision, reasonably satisfactory to AXA Financial, that the merger of Advest Trust Company and Frontier Trust Company and the consummation of the transactions contemplated by the merger agreement, will not adversely affect the existing status under Section 10(c)(9)(C) of the Home Owners’ Loan Act of AXA Financial or any subsidiary or affiliate of AXA Financial that controls Frontier Trust Company; and

•	the required permits, authorizations, consents, or approvals are subject only to (i) conditions customarily imposed by insurance or other applicable regulatory authorities in transactions of the type contemplated by the merger agreement and (ii) other conditions that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on MONY or AXA Financial, after giving effect to the consummation of the merger.

“Material Adverse Effect” on MONY

A “material adverse effect” on MONY is defined in the merger agreement as any event, occurrence, fact, condition, change, development, or effect that (i) is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of MONY and its subsidiaries, taken as a whole, (ii) would prevent or materially delay the consummation of the merger or the transactions contemplated by the merger or (iii) would otherwise materially adversely effect the ability of MONY to perform its obligations under the merger agreement and the other transactions contemplated by the merger agreement; except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic conditions or changes in general economic conditions, (b) financial or security market fluctuations or conditions, (c) changes in or events affecting the financial services industry, insurance and insurance services industries, annuity industry, brokerage industry, investment advisory industry or asset management industry generally, (d) compliance by MONY with the terms and conditions of the merger agreement, (e) any effect arising out of a change in U.S. generally accepted accounting principles, statutory accounting practices or applicable law or (f) any loss of an agent, producer, regulatory representative or employee, and, in the case of clauses (a), (b), (c) or (e) not affecting MONY and its subsidiaries to a materially greater extent than it affects other persons in industries in which such persons compete.

In determining whether any event, occurrence, fact, condition, change, development or effect constitutes a “material adverse effect” on MONY as defined in the merger agreement, the parties agree that (i) none of AXA Financial or AIMA will be deemed to have knowledge of any event, occurrence, fact, condition, change, development or effect that relates to MONY, any of MONY’s subsidiaries or any of their respective internal affairs that is not expressly set forth with particularity on MONY’s disclosure letter in connection with the merger agreement or that is not expressly set forth with particularity in MONY’s reports, schedule, forms, statements and other documents filed or furnished to the U.S. Securities and Exchange Commission after December 31, 2001 and publicly available prior to the date of the merger agreement and (ii) the analysis of materiality shall not be limited to either a long-term or short-term perspective.

In addition, and without limiting the generality of the foregoing, for purposes of some of the closing conditions set forth in the merger agreement, an event, occurrence, fact, condition, change, development or effect will be deemed to constitute a “material adverse effect” on MONY under clause (i) of the definition of “material adverse effect” on MONY set forth above only if such event, occurrence, fact, condition, change, development or effect, individually or in the aggregate with all other such events, occurrences, facts, conditions, changes, developments or effects, would, or would reasonably be expected to, result in losses to MONY and its subsidiaries, taken as a whole, of $120,000,000 or more; provided that, notwithstanding anything in the merger agreement to the contrary, any losses resulting from, or which would be reasonably expected to result from, any event, occurrence, fact, condition, development, change or effect relating to any matter, whether or not such matter is disclosed on MONY’s disclosure letter in connection with the merger agreement, will be included in determining whether such $120,000,000 amount has been met or exceeded, to the extent, but only to the extent, such losses exceed the reserve, if any, for such matter reflected on MONY’s consolidated balance sheet as of December 31, 2002 included in MONY’s reports filed with the U.S. Securities and Exchange Commission.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by MONY stockholders:

(i)	by the mutual written consent of MONY and AXA Financial;

(ii)	by either MONY or AXA Financial, if the merger is not consummated within 12 months of the date of the merger agreement, or within 18 months of the date of the merger agreement in the event that the required consents have not been obtained or any party to the merger agreement is subject to a non-final order prohibiting the merger and other specified conditions are met, which date is referred to as the “termination date;”

(iii)	by AXA Financial if the MONY board of directors or a committee thereof has (a) withdrawn, or amended or modified in a manner adverse to AXA Financial, or has publicly proposed to withdraw, or amend or modify in a manner adverse to AXA Financial, its recommendation of the merger agreement, or the merger or the other transactions contemplated by the merger agreement or (b) recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Alternative Transaction Proposal;

(iv)	by (a) AXA Financial, if the required approval of the MONY stockholders is not obtained at the MONY stockholders meeting or at any adjournment or postponement thereof or (b) by MONY if the approval of the MONY stockholders is not obtained at the MONY stockholders meeting or at any adjournment or postponement thereof; provided that in the case of any such termination by MONY (1) no Alternative Transaction Proposal has been made to MONY, (2) no Alternative Transaction Proposal has been made directly to the stockholders of MONY generally and (3) no person has publicly announced an intention, whether or not conditional, to make any Alternative Transaction Proposal;

(v)	by either MONY or AXA Financial, if a final governmental order or decree prohibits the merger;

(vi)	by either MONY or AXA Financial if they are not in material breach of any representation, warranty or covenant and, prior to the closing date, the other party is (a) in breach of any representation, warranty, covenant or other agreement that would cause a failure of a condition to closing and is incapable of being cured before the closing date or is not cured within 30 days written notice or (b) incapable of fulfilling any of the conditions to closing prior to the termination date of the merger agreement;

(vii)	by MONY if, at any time prior to receipt of the required approval of the MONY stockholders, (a) the MONY board of directors has received a Superior Proposal, (b) in light of such Superior Proposal, the MONY board of directors has determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the MONY board of directors to withdraw, amend or modify its approval or recommendation of the merger agreement or the merger in order to comply with its fiduciary duties to the MONY stockholders under applicable law, (c) MONY has notified AXA Financial in writing of the determination described in clause (b) above and has attached the most current version of the agreement relating to such Superior Proposal to such notice, (d) at least five business days following receipt by AXA Financial of the notice referred to in clause (c) above, and taking into account any revised proposal made by AXA Financial following receipt of the notice referred to in clause (c) above, such Superior Proposal remains a Superior Proposal and the MONY board of directors has again made the determination referred to in clause (b) above, (e) MONY is, and at all times has been, in compliance with the provisions described under the heading “— Acquisition Proposals” above, (f) the MONY board of directors concurrently approves, and MONY concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal, (g) AXA Financial is not at such time entitled to terminate the merger agreement as a result of a material breach by MONY of the merger agreement and (h) MONY, at or prior to any termination pursuant to this provision, pays AXA Financial the applicable termination fee described below under the heading “— Termination Fee” below.

In addition, the merger agreement will terminate automatically, if AXA Financial delivers notice to MONY of its intention to invoke its appraisal right condition as described above under “— Conditions to the Obligations of AXA Financial.”

Termination Fee

MONY has agreed to pay AXA Financial a cash termination fee of $50 million if the merger agreement is terminated:

•	by MONY pursuant to clause (vii) under the heading “— Termination” above;

•	by AXA Financial pursuant to clause (iii) under the heading “— Termination” above;

•	(a) at a time prior to the date of the meeting of the MONY stockholders, when an Alternative Transaction Proposal has been made to MONY or has been made directly to the MONY stockholders generally or otherwise becomes publicly known or any person has publicly announced an intention to make an Alternative Transaction Proposal, (b) by AXA Financial pursuant to clause (iv)(a) under the heading “— Termination” above and (c) within 12 months of such termination MONY enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal; or

•	(a) at a time when an Alternative Transaction Proposal has been made to MONY or has been made directly to the MONY stockholders generally or shall have otherwise become publicly known or any person shall have publicly announced an intention to make an Alternative Transaction Proposal, (b) by AXA Financial or MONY pursuant to clause (ii) under the heading “— Termination” above or by AXA Financial pursuant to clause (vi)(a) under the heading “— Termination” above or automatically pursuant to the last sentence under the heading “— Termination” above and (c) within 12 months of such termination MONY enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal.

For purposes of this section, the term Alternative Transaction Proposal has the meaning set forth under the heading “— Acquisition Proposals” above, except that all references to “15%” therein shall be deemed references to “30%.”

Fees and Expenses

Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that in the event MONY or AXA Financial terminates the merger agreement pursuant to clause (vi) under the heading “— Termination” above due to a willful breach by the other party, in addition to any other payments, the breaching party shall reimburse the other party for all of its reasonable out-of-pocket expenses, including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the merger.

Amendment and Waiver

The merger agreement may only be amended by an instrument in writing signed on behalf of each party to the merger agreement. At any time prior to the effective time of the merger, MONY or AXA Financial may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party and (c) waive compliance with any of the agreements or conditions of the other party.

Assignment

The merger agreement may not be assigned, except that AXA Financial may assign all of its rights and obligations under the merger agreement to any direct or indirect subsidiary of its parent, AXA, which subsidiary is organized under the laws of any state of the United States and with respect to which AXA owns at least 80% of the voting power or economic interests. Notwithstanding any such assignment, AXA Financial will remain obligated to perform all of its obligations under the merger agreement.

MARKET PRICE OF MONY COMMON STOCK

MONY common stock is listed on the New York Stock Exchange under the symbol “MNY.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share for MONY common stock as reported on the New York Stock Exchange and the dividends per share of common stock paid by MONY in each quarter:

	High	Low	Dividends
2001:
First Quarter	$50.81	$32.35	$0.00
Second Quarter	$40.82	$32.30	$0.00
Third Quarter	$41.00	$30.81	$0.00
Fourth Quarter	$34.57	$30.17	$0.45

2002:
First Quarter	$40.61	$34.32	$0.00
Second Quarter	$41.63	$32.45	$0.00
Third Quarter	$34.15	$24.27	$0.00
Fourth Quarter	$27.82	$21.88	$0.45

2003:
First Quarter	$25.70	$18.82	$0.00
Second Quarter	$28.24	$20.96	$0.00
Third Quarter	$33.33	$26.79	$0.00
Fourth Quarter	$32.90	$31.29	$0.00

2004:
First Quarter (through March 11, 2004)	$31.81	$30.72	$0.00

The closing price per share of MONY common stock on the New York Stock Exchange on September 17, 2003, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $29.33. The average closing stock price per share of MONY common stock on the New York Stock Exchange over the one-year period ended September 17, 2003 was $24.74 per share. The closing price per share of MONY common stock on the New York Stock Exchange on February 20, 2004, which was the last full trading day immediately preceding the public announcement of the amendment to the merger agreement, was $31.21. The average closing stock price per share of MONY common stock on the New York Stock Exchange over the one-year period ended February 20, 2004, was $27.98 per share. On March 11, 2004, the closing price per share of MONY common stock on the New York Stock Exchange was $31.40.

You are urged to obtain current market information for MONY common stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 8, 2004, concerning the beneficial ownership of MONY common stock by (i) directors of MONY, (ii) MONY’s Chief Executive Officer and MONY’s four other most highly compensated executive officers as of December 31, 2003 (the “named executive officers”) and (iii) all directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and investment power with respect to the shares shown in the table to be owned by that person. On March 8, 2004, MONY had 50,130,782 shares of common stock issued and outstanding.

As of March 8, 2004, the directors and named executive officers of MONY:

•	owned beneficially, directly or indirectly, the number of shares of MONY common stock indicated under “Shares Beneficially Owned” and

•	held options, exercisable within 60 days after that date, to purchase the number of shares of MONY common stock indicated in the applicable footnotes below.

As of March 8, 2004, (i) each director and each named executive officer beneficially owned less than one percent of MONY’s issued and outstanding common stock and (ii) all directors and executive officers as a group beneficially owned 3.1% of MONY’s issued and outstanding common stock.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)
Tom H. Barrett	3,677	(2)
David L. Call	4,027	(2)(3)
Richard Daddario	143,518	(4)
G. Robert Durham	3,754	(2)
Margaret M. Foran	1,000
Samuel J. Foti	287,130	(5)
Robert Holland, Jr.	3,844	(2)(6)
James L. Johnson	3,700	(2)
Frederick W. Kanner	5,147	(7)
Robert R. Kiley	3,677	(2)
Kenneth M. Levine	143,185	(8)
Jane C. Pfeiffer	4,688	(2)
Michael I. Roth	406,956	(9)
Thomas C. Theobald	3,743	(2)
David M. Thomas	2,293	(10)
Victor Ugolyn	60,940	(11)
All directors and executive officers as a group (26 persons)	1,580,577	(12)

(1)	Includes shares of MONY common stock attributable to interests held by individuals in the trust maintained under the Investment Plan Supplement for Employees and Field Underwriters of MONY Life Insurance Company, referred to as the Investment Plan Supplement, and, where applicable, the Advest Thrift Plan, as determined by the plan administrators as of a recent date. Excludes interests in units equivalent to shares of MONY common stock that may be held by individuals under either the Excess Benefit Plan for Employees of MONY Life Insurance Company or the Deferred Compensation Plan for Directors of MONY Life Insurance Company.
(2)	Includes (i) 550 restricted shares granted on January 11, 2000, (ii) 418 restricted shares granted on January 17, 2001, (iii) 416 restricted shares granted on January 16, 2002, (iv) 593 restricted shares granted on January 15, 2003 and (v) 1,700 shares subject to options exercisable within 60 days after March 8, 2004.
(3)	Includes 250 shares owned in an IRA by Mr. Call’s spouse.

(4)	Includes (i) 21,473 restricted shares subject to certain vesting and forfeiture provisions, (ii) 117,000 shares subject to options exercisable within 60 days after March 8, 2004, (iii) 3,966 shares attributable to Mr. Daddario’s interest in the Investment Plan Supplement and (iv) 77 shares owned by Mr. Daddario’s spouse. Mr. Daddario disclaims beneficial ownership of the shares owned by his spouse.
(5)	Includes (i) 53,279 restricted shares subject to certain vesting and forfeiture provisions, (ii) 224,900 shares subject to options exercisable within 60 days after March 8, 2004, (iii) 8,374 shares attributable to Mr. Foti’s interest in the Investment Plan Supplement and (iv) 165 shares owned by Mr. Foti’s spouse. Mr. Foti disclaims beneficial ownership of the shares owned by his spouse.
(6)	Includes 7 shares owned by WorkPlace Integrators. Mr. Holland previously owned WorkPlace Integrators.
(7)	Includes (i) 418 restricted shares granted on January 17, 2001, (ii) 416 restricted shares granted on January 16, 2002, (iii) 593 restricted shares granted on January 15, 2003 and (iv) 1,700 shares subject to options exercisable within 60 days after March 8, 2004.
(8)	Includes (i) 20,803 restricted shares subject to certain vesting and forfeiture provisions, (ii) 117,000 shares subject to options exercisable within 60 days after March 8, 2004 and (iii) 4,230 shares attributable to Mr. Levine’s interest in the Investment Plan Supplement.
(9)	Includes (i) 66,870 restricted shares subject to certain vesting and forfeiture provisions, (ii) 337,000 shares subject to options exercisable within 60 days after March 8, 2004, (iii) 2,655 shares attributable to Mr. Roth’s interest in the Investment Plan Supplement and (iv) 428 shares owned by the Michael I. Roth Irrevocable Trust, an irrevocable life insurance trust of which Mr. Roth’s three children are beneficiaries. Mr. Roth disclaims beneficial ownership of the shares owned by the trust.
(10)	Consists of (i) 593 restricted shares granted on January 15, 2003 and (ii) 1,700 shares subject to options exercisable within 60 days after March 8, 2004.
(11)	Includes (i) 14,006 restricted shares subject to certain vesting and forfeiture provisions, (ii) 43,700 shares subject to options exercisable within 60 days after March 8, 2004 and (iii) 3,202 shares attributable to Mr. Ugolyn’s interest in the Investment Plan Supplement.
(12)	Includes 3,987 shares of common stock for which beneficial ownership is disclaimed by certain directors and executive officers.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of MONY common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. MONY stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. MONY will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D of this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes MONY’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D of this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of MONY common stock, you must satisfy each of the following conditions:

•	You must deliver to MONY a written demand for appraisal of your shares of MONY common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of MONY common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of MONY common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of MONY common stock.

All demands for appraisal should be addressed to the MONY General Counsel at The MONY Group Inc., 1740 Broadway, New York, New York 10019, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of MONY common stock. The demand must reasonably inform MONY of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of MONY common stock.

To be effective, a demand for appraisal by a holder of MONY common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of MONY common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of

MONY common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of MONY common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of MONY common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of MONY common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of MONY common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If you have delivered a valid written demand for appraisal in connection with our special meeting originally scheduled for February 24, 2004, (i) such demand will remain valid for purposes of our May 18, 2004 special meeting and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting. If you have delivered such a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to MONY before the vote of MONY’s stockholders at the special meeting on May 18, 2004 or vote in favor of adoption of the merger agreement at the special meeting.

Within 10 days after the effective date of the merger, MONY must give written notice that the merger has become effective to each stockholder of MONY who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of MONY common stock. Within 120 days after the effective date, either MONY or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of MONY common stock held by all stockholders entitled to appraisal. MONY has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to MONY, MONY will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of MONY common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of MONY common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of MONY common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of MONY common stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon MONY and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock of MONY pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, MONY stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

As of March 12, 2004, MONY has received written demands for appraisal from stockholders purporting to represent 7,105,667 shares of MONY common stock as of the date of their demands, which, as of March 8, 2004, represents approximately 14.2% of the outstanding shares of MONY common stock.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

The 2004 annual meeting of stockholders of MONY will be held only if the merger is not completed. If the 2004 annual meeting is held, stockholder proposals must have been received by MONY no later than December 9, 2003 to be eligible for inclusion under the rules of the SEC in the Company’s proxy materials for the 2004 annual meeting of stockholders and must comply with such rules. Under MONY’s amended and restated by-laws, proposals of stockholders not included in the proxy materials may be presented at the 2004 annual meeting of stockholders only if MONY’s Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the proxy statement in connection with the 2003 annual meeting of stockholders, subject to certain exceptions if the 2004 annual meeting is advanced by more than 30 days and the proposal is a proper one for stockholder action. MONY’s amended and restated by-laws also require that notice of nominations of persons for election to the board of directors, other than those made by or at the direction of the board of directors, must be received by the Corporate Secretary at least sixty days but not more than ninety days prior to April 7, 2004, the first anniversary of the proxy statement in connection with the 2003 annual meeting of stockholders (subject to exceptions if the 2004 annual meeting of stockholders is advanced by more than 30 days). The notice must present certain information concerning the nominees and the stockholders making the nominations. The Corporate Secretary must receive a statement of any nominee’s consent to serve as a director if elected.

WHERE YOU CAN FIND MORE INFORMATION

MONY files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Northeast Regional Office
450 Fifth Street, N.W.	Citicorp Center
Room 1024	13th Floor
Washington, D.C. 20549	New York, New York 10048

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. MONY’s public filings are also available to the public from document retrieval services, and MONY’s public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

STOCKHOLDER PROPOSAL

Mr. John Jennings Crapo, of Porter Square Branch, P.O. Box 400151, Cambridge, Massachusetts, 02140-0002, a holder of 207 common shares, proposes to submit the following proposal at the special meeting. The following proposal appears exactly as proposed by Mr. Crapo:

Proposal

Shareholders recommend that the Board of Directors of Mony Group Inc (“Group”) publish in the proxy statement of each stockholder annual meeting a report containing an item concerning the charitable donations programs of the Group for the past calendar year with the following information:

(i)  an explanation of at least five hundred words explaining the standards of the Group and procedures of said corporation governing its donations to United States of North America Internal Revenue Service approved private foundations to include standards for denial of such help.

(ii)  an enumeration of such said qualifying charities and approved foundations which our Group Board of Directors plans to help in the ensuing calendar year, included with every charity an elucidation of at least twenty five words how it complied with the standards and procedures enumerated in (i).

Supporting Statement

The shareholder proposal although it didn’t win at the stockholder meeting of stockholders and proxies meeting in annual meeting of shareholder and proxies meeting for the purpose of annual meeting.

I ask the OFC of Secy to cross out this paragraph when he/she inserts numbers of stockholder votes were cast at said meeting. How many shares which weren’t voted how many votes were cast for my stockholder proposal—the percentage, how many against, the percentage and numbers of shares voting in opposition, the percentage and the number of shares voted blank, and that percentage.

I’ve sent Mr. Daniel J. Gallagher a copy of a letter from Mr. Robert A. Romagna of Florida I received which I felt I should call to the Group’s attention.

Enclosed with this I enclose copy of the receipt I signed for delivery of this Via Express Mail to me at U.S. Post Office—as well as the front piece of said express mail article of mail Mr. Romagna went through a campaign with me. I briefly write so to comply with five hundred word limit of the shareholders proposal and its supporting statement.

Board of Directors Recommendation

The MONY board of directors recommends a vote “AGAINST” this proposal.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

AXA Financial, Inc.

AIMA Acquisition Co.

and

The MONY Group Inc.

Dated as of September 17, 2003

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2003, among The MONY Group Inc., a Delaware corporation (the “Company”), AXA Financial, Inc., a Delaware corporation (“AFI”), and AIMA Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of AFI (“Merger Sub”). Capitalized terms used herein without definition shall have the meanings assigned thereto in Section ARTICLE X hereof.

RECITALS

WHEREAS, the boards of directors of Merger Sub and the Company have each determined that it is in the best interests of their respective companies and their respective stockholders, for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the boards of directors of AFI, Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, and the other transactions contemplated hereby, in each case in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company, AFI, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1     The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2     Closing.    The closing of the Merger (the “Closing”) shall take place (i) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York at 9:00 a.m. New York City time on the third Business Day after all of the conditions set forth in Article VIII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and AFI may agree in writing (the “Closing Date”).

1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and AFI may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1    The Certificate of Incorporation.    The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.

2.2    The By-Laws.    The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by Applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

3.2    Officers.    The executive officers of Merger Sub immediately prior to the Effective Time, as set forth on a schedule delivered by AFI to the Company prior to the Effective Time, shall, from and after the Effective Time, be the executive officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

4.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a)    Merger Consideration.    Each share of common stock, par value $.01 per share of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock (A) held in treasury by the Company or (B) held by any Company Subsidiary (collectively, “Excluded Shares”), (ii) Appraisal Shares (as defined below) and (iii) Restricted Shares (as defined below)) shall be converted into the right to receive in accordance with this Article IV, $31.00 in cash (the per share cash consideration to be issued to the holders of such shares of Common Stock, the “Merger Consideration”).

(b)    Cancellation of Common Stock.

(i)    At the Effective Time, each share of Common Stock converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) (other than Excluded Shares, Appraisal Shares and Restricted Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with this Article IV.

(ii)    Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub.    At the Effective Time, the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation as shall be equal to the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Appraisal Shares, and Restricted Shares), which shares shall constitute the only outstanding shares of common stock of the Surviving Corporation.

4.2    Exchange of Certificates for Merger Consideration.

(a)    Paying Agent and Procedures.

(i)    Prior to the Effective Time, AFI shall select a bank or trust company reasonably acceptable to the Company, as paying agent (the “Paying Agent”). As of the Effective Time, AFI shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, as a trust fund for the holders of record of Certificates (each a “Holder”) (other than any holder of Excluded Shares, Appraisal Shares, or Restricted Shares), cash in the amount equal to the aggregate Merger Consideration which such Holders are entitled to receive pursuant to this Article IV (such cash being hereinafter referred to as the “Merger Fund”). AFI shall, or shall cause the Surviving Corporation to, provide the Paying Agent with irrevocable instructions and authority to pay to each respective Holder as evidenced by a list of such Holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, and each Person referred to in Section 4.2(a)(iv) of this Agreement, for each share of Common Stock (other than Excluded Shares, Appraisal Shares and Restricted Shares) the Merger Consideration upon surrender of their Certificate as provided herein.

(ii)    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other customary provisions as AFI and the Surviving Corporation may reasonably specify, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by such Holder pursuant to Section 4.1(a).

(iii)    Each Holder of a Certificate representing any shares of Common Stock that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of such Certificate for cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto, be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, in the form of a check, to be mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate, provided that payment by hand is permissible by the Paying Agent) within three Business Days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall forthwith be marked cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv)    In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Paying Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of AFI that such Tax has been paid or is not applicable.

(b)    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the shares of Common Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c)    Termination of Merger Fund.    Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund not previously distributed to AFI) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV for one year after the Effective Time shall be delivered to AFI, upon demand, and any Holder who has not theretofor complied with this Article IV shall thereafter look only to AFI for payment of its claim for Merger Consideration.

(d)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AFI, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Common Stock for purposes of this Article IV.

(e)    Withholding Taxes.    AFI, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of shares of Common Stock (including Restricted Shares), Options or Warrants, such amounts as AFI, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by AFI, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Common Stock (including Restricted Shares), Options or Warrants in respect of which such deduction and withholding was made by AFI, the Surviving Corporation or the Paying Agent, as the case may be.

(f)    No Liability.    None of AFI, Merger Sub, the Surviving Corporation, the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered as of immediately prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Investment of Merger Fund.    The Paying Agent shall invest any cash included in the Merger Fund, as directed by AFI on a daily basis, provided that such investments shall be in obligations of or guaranteed by the

United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poors Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to AFI.

4.3    Treatment of Options, Restricted Shares and Warrants.

(a)    Options.    At the Effective Time, each then outstanding option to purchase shares of Common Stock granted to any employee or director of the Company or any Company Subsidiary pursuant to the Company’s 1998 Stock Incentive Plan or 2002 Stock Option Plan (each, an “Option”), whether or not exercisable at the Effective Time and regardless of the exercise price thereof, will be cancelled, effective as of the Effective Time, in exchange for a single lump sum cash payment, which shall be paid as promptly as practicable, but in no event more than five Business Days following the Effective Time, equal to the product of (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option; provided, that if the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof; provided, further, that any payment in respect of an Option shall be subject to the holder’s execution of an agreement, in form and substance reasonably satisfactory to AFI, pursuant to which such holder shall have released the Company, the Company Subsidiaries, AFI and its Affiliates (including Merger Sub) from any and all liability in respect of such holder’s Options. To the extent requested to do so by AFI, prior to the Closing, the Company shall take or cause to be taken any and all commercially reasonable actions, and shall use its commercially reasonable efforts to obtain any necessary consent of each holder of Options, to give effect to the treatment of Options pursuant to this Section 4.3; provided that the Company shall not provide any consideration to optionholders to obtain their consent without the consent of AFI.

(b)    Restricted Shares.    Each restricted Common Stock award granted to an employee or director of the Company or any Company Subsidiary pursuant to the Company’s Restricted Stock Ownership Plan that is outstanding immediately prior to the Effective Time (each, a “Restricted Share”) shall, in accordance with the terms of such plan and the applicable award agreement (unless otherwise agreed to by AFI and such Person), be cancelled in exchange for the right to receive a cash payment as soon as reasonably practicable, but in no event more than five Business Days, following the Effective Time equal to the product of (x) the number of shares of Common Stock covered by such award and (y) the Merger Consideration.

(c)    Warrants.    AFI shall cause the Surviving Corporation to deliver to each holder of Warrants outstanding immediately prior to the Effective Time the undertakings required by Section 9 of each warrant certificate (as in effect on the date hereof) that represents such Warrants.

(d)    Schedule.    Section 4.3 of the Company Disclosure Letter contains a schedule setting forth (i) the exercise price, vesting date or vesting condition (as applicable) and expiration date of each Option which has been granted but not exercised prior to the date hereof, (ii) the vesting date or vesting condition (as applicable) and expiration date of each Restricted Share issued and outstanding as of the date hereof, (iii) the holder, exercise price and expiration date of each Warrant and (iv) each form of agreement related to Options, Restricted Shares and Warrants.

4.4     Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such shares of Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262”; such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather the holders of Appraisal Shares shall be entitled only to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (but without interest thereon) as provided in Section 4.1(a). The Company shall notify AFI as promptly as practicable of any demands received by the Company for appraisal of any shares, and AFI shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of AFI, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing, except to the extent it is expressly required to do so by a court order.

4.5    Adjustments to Prevent Dilution.    In the event that, (a) notwithstanding Section 6.1(f) hereof, the Company changes (or establishes a record date for changing) the number of shares of Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Common Stock, or (b) any Distribution Date or Stock Acquisition Date occurs under the Company Rights Agreement, in either case, at any time during the period from the date of this Agreement to the Effective Time, then the Merger Consideration shall be appropriately adjusted so as to preserve in all material respects the economic benefits that the Company, its stockholders and AFI each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company.    Except as otherwise disclosed to AFI in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such letter relates) and as expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement, the Company represents and warrants to AFI and Merger Sub as follows:

5.1.1    Corporate Status.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to AFI or Merger Sub complete and correct copies of its Certificate of Incorporation and By-Laws, as amended and in effect on the date hereof.

5.1.2    Company Subsidiaries.

(a)    Section 5.1.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company, business trust or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to AFI or Merger Sub complete and correct copies of the Constituent Documents of each Company Subsidiary set forth on Section 5.1.2(a) of the Company Disclosure Letter, as amended and in effect on the date hereof.

(b)    Section 5.1.2(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its lines of business as required by Applicable Law, in each case, except for such failures to be duly licensed or authorized as would not, individually or in the aggregate with all such failures, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Insurance Subsidiaries have made all required filings under applicable insurance statutes, except where the failure to file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 5.1.2(b) of the Company Disclosure Letter sets forth the states where the Company and the Company Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require AFI, Merger Sub or any of their Affiliates to obtain prior approval of an acquisition of control from state insurance regulators.

(c)    The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, other than, in the case of any Company Subsidiary which is organized under the laws of any foreign jurisdiction, shares of capital stock representing no more than 1% of the outstanding equity interests of any such Company Subsidiary which are required to be held by one or more directors of such Company Subsidiary under Applicable Law. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

(d)    [Intentionally Omitted]

(e)    Advest Bank and Trust Company (“Thrift”) is the only federally chartered savings bank or “insured depositary institution”, as defined in the Federal Deposit Insurance Act, as amended, that is a Company Subsidiary. Thrift is a federal savings association chartered and regulated by the Office of Thrift Supervision (the “OTS”) under the Home Owners’ Loan Act, as amended (“HOLA”). The deposit accounts of Thrift are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due, except where the failure to pay any such premiums and assessments would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries that control Thrift are registered savings and loan holding companies under HOLA.

(f)    The Company is not required to register as a broker or dealer under Applicable Law. Section 5.1.2(f) of the Company Disclosure Letter lists each Company Subsidiary that is registered as a broker or dealer (collectively, the “Company Broker/Dealers”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each Company Broker/Dealer and each of its respective employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as a broker-dealer with any Governmental Entity or under any Applicable Law is so registered, licensed or qualified and is, and has been, since the later of its inception or January 1, 2000, in full compliance with all Applicable Law, (ii) each Company Broker/Dealer is a member organization in good standing of the NASD, Inc. (“NASD”), securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade organizations and such other Governmental Entities and organizations in which its membership is required in order to conduct its business as it is now conducted and (iii) each Company Broker/Dealer has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the Securities and Exchange Commission (the “SEC”), NASD, the New York Stock Exchange or any other Governmental Entity and such filings were prepared in accordance with Applicable Law and all fees and assessments due and payable in connection therewith have been paid.

(g)    The Company is not an “investment adviser” as defined in the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or the equivalent thereof under any Applicable Law. Section 5.1.2(g) of the Company Disclosure Letter lists each Company Subsidiary that is registered as an “investment adviser” under the Investment Advisers Act (a “Company Adviser Subsidiary”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Adviser Subsidiary and each of its employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as an investment adviser with any Governmental Entity or under any Applicable Law is so registered, licensed or qualified and is, and has been, since the later of its inception or January 1, 2000, in full compliance with all Applicable Law, (ii) each “investment adviser representative” (as defined in the Investment Advisers Act) of a Company Adviser Subsidiary, if any, who is required to be registered as such under Applicable Law is so registered, and (iii) each Company Adviser Subsidiary has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the SEC or any other Governmental Entity and such filings were prepared in accordance with Applicable Law and all fees and assessments due and payable in connection therewith have been paid.

(h)    The Company is not, and is not required to be, registered as a futures commission merchant, commodities trading advisor, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any equivalent Applicable Law, except where the failure to be so registered would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.1.2(h) of the Company Disclosure Letter lists each Company Subsidiary that is, or is required to be, registered as a futures commission merchant, commodities trading advisor, commodity pool operator or introducing broker under the Commodities Futures Trading Act or any equivalent Applicable Law.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and except as disclosed on any Form ADV or Form BD filed with the SEC since January 1, 2001 (i) no Company Broker/Dealer or Company Adviser Subsidiary and none of their respective officers, directors, employees, “associated persons” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under Applicable Law which would be required to be disclosed on Form ADV or Form BD, (ii) no such disciplinary proceeding or order is pending or, to the Best Knowledge of the Company, threatened, and (iii) no Company Broker/Dealer or Company Adviser Subsidiary and none of its officers, directors, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act or as a broker-dealer or associated person under the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

5.1.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares have been designated as Convertible Preferred Stock (“Convertible Preferred Stock”) and 200,000 shares have been designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock” and, together with Convertible Preferred Stock, “Preferred Stock”). As of the date hereof, (i) 47,781,611 shares of Common Stock were issued and outstanding (of which 777,243 were Restricted Shares), (ii) no shares of Preferred Stock were issued or outstanding, (iii) 3,476,406 shares of Common Stock were held in treasury by the Company,

(iv) 4,385,331 shares of Common Stock were subject to outstanding Options, 3,536,309 shares were subject to outstanding warrants pursuant to the warrant agreements identified in Section 5.1.3 of the Company Disclosure Letter (the “Warrants”) and an additional 7,361,908 shares of Common Stock were reserved for issuance pursuant to the Company’s stock plans listed on Section 5.1.3 of the Company Disclosure Letter and (v) 55,704 shares of Series A Preferred Stock were reserved for issuance in connection with the rights (the “Rights”) issued pursuant to the Company Rights Agreement. Except as set forth above, at the date hereof, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)    There are no preemptive or similar rights on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or pursuant to the employment agreements listed on Section 5.1.3(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

5.1.4    Authority for Agreements.

(a)    The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement (the “Company Stockholder Approval”) by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Requisite Vote”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by AFI and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

(b)    The board of directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, including the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the

Company’s stockholders adopt this Agreement and (iv) declaring this Agreement advisable. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to AFI and Merger Sub and this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.1.5    Consents and Approvals; No Violations.

(a)    Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Investment Company Act, the Investment Advisers Act, state securities or blue sky laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings and approvals required to be made with and obtained from the relevant self-regulatory organizations, securities exchanges, boards of trade and such other Governmental Entities listed on Section 5.1.5(a) of the Company Disclosure Letter, (C) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in New York, Arizona, Ohio and the other jurisdictions listed on Section 5.1.5(a) of the Company Disclosure Letter, (D) the filing of appropriate applications and other documents with, and approval by, the OTS and any other banking or thrift regulatory authorities in any other relevant jurisdiction, and (E) any filing, permit, authorization, consent or approval listed in Section 5.1.5(a) of the Company Disclosure Letter (the requirements in clauses (A), (B), (C), (D) and (E), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b)    Except for the Company Requisite Vote, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Company Material Adverse Effect.

(c)    None of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Company Requisite Vote, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any provisions hereof, will (i) violate any provision of the Constituent Documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation under, any mortgage, lien, lease, agreement, license, instrument, statute, law, rule, regulation, order, arbitration award, judgment, or decree to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, including the Company Contracts, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any Company Subsidiary, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which the Company or any Company Subsidiary, or the property or assets of the Company or any Company Subsidiary, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any Company Subsidiary to conduct its business as currently conducted except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect.

(d)    Except for the Company Requisite Vote, no vote of any holder of equity of the Company or of the holders of any other securities of the Company (equity or otherwise) or any Company Subsidiary, is required by Applicable Law, the Constituent Documents of any of the Company or the Company Subsidiaries or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

5.1.6    Company Financial Statements; SEC Reports.

(a)    The Company has delivered to AFI or Merger Sub complete and correct copies of the Company Financial Statements. The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(b)    The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP (“PwC”), the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c)    The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since January 1, 2001 (the “Company Reports”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Company’s 10-K”). As of its respective date, each Company Report, including any financial statements or schedules included therein, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company Reports filed by the Company. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. There are no outstanding loans made by the Company or any Company Subsidiary to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loans to any executive officer or director of the Company or any Company Subsidiary.

5.1.7    Statutory Financial Statements.    The annual statements and quarterly statements of each of the Company Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary jurisdictions for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 (the “Company Annual Statutory Statements”) and the quarters ended June 30, 2003 and March 31, 2003 (collectively, the “Company Quarterly Statutory Statements”), respectively, together with all exhibits and schedules thereto (all Company Annual Statutory Statements and all Company Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 5.1.7 are hereinafter referred to as the “Company Statutory Financial Statements”), have been prepared in accordance with the applicable accounting practices prescribed or permitted by departments of insurance for their respective domiciliary jurisdictions for purposes of financial reporting (“Statutory Accounting Practices”), and such accounting practices have been applied on a basis consistent with such Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the Company Annual Statutory Statements have been audited by PwC, the independent auditors of the Company, and the Company has made available to AFI or Merger Sub true and complete copies of all audit opinions related thereto. The Company has made available to AFI or Merger Sub true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 2000 relating to the Company and the Company Insurance Subsidiaries. The Company has delivered to AFI or Merger Sub true and complete copies of the Company Statutory Financial Statements.

5.1.8    Absence of Certain Changes.    Since December 31, 2002, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2002, neither the Company nor any Company Subsidiary has:

(a)    adopted or proposed any change in its respective Constituent Documents;

(b)    declared, set aside or paid any shareholder dividend or other distribution, or permitted any Company Subsidiary that is not wholly-owned, to declare, set aside or pay any shareholder dividend or other distribution (whether in cash, stock or property), except (i) for a regular annual dividend not in excess of $0.45 per share of Common Stock;

(c)    (i) merged or consolidated with any other Person, (ii) acquired a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business consistent with past practice or as set forth on the Company’s capital budget, a copy of which was delivered to AFI prior to the date hereof, made or committed to make any capital expenditure;

(d)    sold, leased, licensed, subjected to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrendered, relinquished or disposed of any material facility of assets or property of the Company or any Company Subsidiary (other than sales of Company Investments owned by the Company or any of the Company Insurance Subsidiaries in accordance with Section 6.1(e) or sales of investment securities owned by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice) or other sales in the ordinary course of business consistent with past practice;

(e)      (i) incurred, guaranteed or assumed any indebtedness, except short-term borrowings in the ordinary course of business consistent with past practice, (ii) except as required by Applicable Law, amended or otherwise increased, accelerated the payment or vesting of the amounts payable or to become payable under, or failed to make any required contribution to, any Company Benefit Plan, (iii) except as required by Applicable Law, established any Company Benefit Plan or (iv) accelerated the vesting of any Options or Restricted Shares;

(f)    except as required by Applicable Law, granted any increase in (i) the compensation of directors, officers, employees, consultants, registered representatives or agents of the Company or any Company Subsidiary, other than increases in the ordinary course of business consistent with past practice for employees who are not party to a contract with the Company or a Company Subsidiary that provides benefits contingent (in whole or in part) upon a change in control of the Company (other than a contract relating solely to Options) or (ii) the benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary;

(g)    except as required by Applicable Law, (i) entered into or amended or modified any severance, consulting, retention or employment agreement (except with respect to agreements which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) except in the ordinary course of business consistent with past practice, hired or terminated the employment or contractual relationship with any officer, employee, consultant, registered representative or agent of the Company or any Company

Subsidiary, as the case may be, other than any such termination as a result of which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits has not exceeded $1,000,000 in any one case, or $5,000,000 in the aggregate with respect to all such terminations;

(h)    changed any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by PwC, the Company’s independent auditors;

(i)    other than in the ordinary course of business consistent with past practice, (i) made or rescinded any express or deemed election relating to Taxes, (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) made a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) entered into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Applicable Law, changed any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

(j)    terminated, amended, modified or waived any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, or failed to enforce the provisions of any such agreement; or

(k)    made any material change, and has not permitted any of the Company Insurance Subsidiaries to make any material change, in its (i) underwriting or claims management, (ii) pricing, except in the ordinary course of business consistent with past practices, or (iii) reserving practices, except as required by Applicable Law.

5.1.9    Litigation.    There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Best Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

5.1.10    Absence of Undisclosed Liabilities.    The Company and the Company Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company’s consolidated balance sheet as of June 30, 2003 included in the Company Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003 which would not be prohibited by this Agreement and which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (c) other liabilities and obligations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

5.1.11    Taxes.

(a)    The Company and the Company Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all income tax returns and all other material federal, state, local and foreign Tax Returns required to be filed by them on or prior to the date hereof, and (ii) duly and timely paid in full or made provision in accordance with U.S. GAAP in the Company Financial Statements most recently filed with the SEC for the payment of all Taxes due and owing for all periods or portions thereof ending through the date hereof;

(b)    No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

(c)    Prior to the Closing, the Company will have provided AFI with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired; (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated; and (iii) any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries;

(d)    The Company and the Company Subsidiaries have complied with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(e)    [Intentionally Omitted]

(f)    Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Company Financial Statements most recently filed with the SEC, other than tax indemnity provisions of agreements to acquire businesses with the sellers of businesses acquired by the Company or the Company Subsidiaries, listed on Section 5.1.11(f) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is aware of any claim of indemnity under such provisions or of any basis for any such claim;

(g)    None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is currently a member of the affiliated group of which the Company is currently the common parent or the group of which it was a member at the time of its acquisition by the Company or a Subsidiary of the Company, as listed on Section 5.1.11(g) of the Company Disclosure Letter) with respect to Taxes for which the statute of limitations has not yet expired, or (ii) has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise;

(h)    No insurance or annuity contracts or insurance policies issued by any Company Insurance Subsidiary fail to comply with the applicable provisions of Sections 72 or 7702 of the Code. Except as disclosed by Company representatives to AFI representatives, neither the Company nor any of the Company Subsidiaries has entered into any agreement with or requested relief from the IRS concerning the qualification of any life insurance or annuity policy under or compliance with Sections 72, 101(f), 401(a), 403(b), 408, 457, 817, 7702 or 7702A of the Code, and the IRS has not asserted in writing that any such policy fails to so qualify. The assets of any separate account maintained by any Company Insurance Subsidiary that is required to be diversified pursuant to Section 817(h) of the Code are monitored in the interest of assuring that they are, and to the Best Knowledge of the Company are, adequately diversified within the meaning of Section 817(h) of the Code and the Treasury Regulations promulgated thereunder, and each Company Insurance Subsidiary is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

(i)    Each series of the U.S. Registered Funds has elected to be treated as, and has continuously qualified as, a “regulated investment company” under subchapter M of Chapter 1 of Subtitle A of the Code. Each U.S. Registered Fund that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein.

5.1.12    Title to Property.    Each of the Company and the Company Subsidiaries (a) has good and valid title to all of its properties, assets (including, without limitation its investment assets) and other rights that would not constitute real property, free and clear of all Encumbrances, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, in each case, except for Permitted Encumbrances or except where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.13    Insurance Practices; Permits and Insurance Licenses.

(a)    Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries and any and all marketing materials, are, to the extent required under Applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the “Company Forms”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Forms comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the insurance statutes, regulations and rules applicable thereto.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the business of the Company and each of the Company Insurance Subsidiaries is being conducted in compliance with all Applicable Law including all insurance and securities laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with all such Applicable Law.

(c)    The Company and each of the Company Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of the Company, threatened which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)    Except where failure to do so would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance with all Applicable Laws and all applicable orders and directives of all insurance and securities regulatory authorities, and all market conduct recommendations resulting from market conduct or other examinations of insurance or securities regulatory authorities in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all Applicable Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) insurance product projections, (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin; and (iv) “replacement” or anti-churning restrictions.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each separate account maintained by a Company Insurance Subsidiary (a “Separate Account”) is duly and validly established and maintained under the laws of its state of formation and is either exempt from registration under the Investment Company Act or is duly registered as an investment company under the Investment Company Act, and (ii) each such Separate Account is operated and all of its operations conducted, and each contract issued by a Company Insurance Subsidiary under which Separate Account assets are held has been duly and validly issued, offered and sold, in compliance with all Applicable Laws.

(f)    Each Separate Account that is required to register as an investment company under the Investment Company Act (“Registered Separate Account”) is so registered. The Registered Separate Accounts are and have been operated in compliance with the Investment Company Act in all material respects and the applicable Company Insurance Subsidiary has filed all reports and amendments to its registration statement required to be filed, and has been granted all exemptive relief necessary for the operation of the Registered Separate Accounts, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.14    Regulatory Filings.    The Company has made available for inspection by AFI or Merger Sub complete copies of all material registrations, filings and submissions made since January 1, 2000 by the Company or any of the Company Subsidiaries with any Governmental Entity and any material reports of examinations and related material correspondence issued since January 1, 2000 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries, except as such disclosure may be prohibited by Applicable Law. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed, except where the failure to be true, complete and accurate, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.1.15    Investments.

(a)    The Company Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the “Company Investments”) owned by the Company or any of the Company Insurance Subsidiaries as of December 31, 2002, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2002, and the changes in the Company Investments from January 1, 2002 through December 31, 2002.

(b)    A complete list of all investments owned, directly or indirectly, by the Company or any Company Subsidiary as of June 30, 2003 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any “watch list” is set forth in Section 5.1.15(b) of the Company Disclosure Letter and there have been no changes since that date that have had, or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

5.1.16    Reserves.    The aggregate insurance and annuity reserves of the Company Insurance Subsidiaries as recorded in the Company Statutory Financial Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as required by Applicable Law or Statutory Accounting Practices, the insurance and annuity reserving practices and policies of the Company Insurance Subsidiaries have not changed, in any material respect, since January 1, 2001 and the results of the application of such practices and policies are reflected in the Company Statutory Financial Statements. All reserves of the Company Insurance Subsidiaries set forth in the Company Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

5.1.17    Information in Proxy Statement.    None of the information contained or incorporated by reference in the Proxy Statement, at the date it is first mailed to stockholders of the Company, and at the time of the

Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by AFI or Merger Sub in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with all Applicable Laws.

5.1.18     Brokers.    No person other than Credit Suisse First Boston LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any Company Subsidiary.

5.1.19    Employee Benefit Plans; ERISA.

(a)    Section 5.1.19(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to AFI and Merger Sub complete and correct copies of (i) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written (except with respect to the Company Benefit Plans marked with an asterisk on Section 5.1.19(a) of the Company Disclosure Letter, which Company Benefit Plans is not material to the current business of the Company and the Company Subsidiaries taken as a whole), and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company or MONY Life Insurance Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; all current summary plan descriptions; all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; all current employee handbooks and manuals; the most recent statements or other communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any); and all amendments and modifications to any such document. Except as set forth in Section 5.1.19(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan in any material respect or to establish or implement any other material employee or retiree benefit or compensation plan or arrangement.

(b)    Qualification.    Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS as to its qualification under the Code and to that effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other Applicable Law have been made or taken, except to the extent such amendments or actions (i) are not required by law to be made or taken until after the Closing Date and (ii) are disclosed on Section 5.1.19(b) of the Company Disclosure Letter. Each Company Benefit Plan has been operated in all material respects in accordance with Applicable Law.

(c)    Liability; Compliance.

(i)    None of the Company, any of the Company Subsidiaries or any Company Related Person would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA if any Company Benefit Plan that is subject to Title IV of ERISA (a “Company Title IV Plan”) were to terminate as of the date hereof, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. Each Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Company Benefit Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)    None of the Company, any of the Company Subsidiaries or any Company Related Person has been involved in any transaction that could cause the Company, any of the Company Subsidiaries or, following the Effective Time, AFI, Merger Sub or any of their respective Affiliates to be subject to liability under section 4069 or 4212 of ERISA, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. None of Company, any of the Company Subsidiaries or any Company Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any of the Company Subsidiaries, any Company Related Person or, following the Effective Time, AFI or Merger Sub, except to the extent such liability would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions and premiums required to have been paid by the Company, any of the Company Subsidiaries or any Company Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid and fully deducted without challenge by any Governmental Entity within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(iii)    There are no pending or, to the Best Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Affect. The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs as to any items that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect.

(iv)    No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(v)    No Person is or will become entitled to post-employment welfare benefits of any kind by reason of employment with or providing services to the Company or any of the Company Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA. Each Company Benefit Plan (other than a Company Benefit Plan that provides pension benefits) may be amended or terminated after the Effective Time without material cost other than for claims incurred prior to the date of such amendment or termination. Except as set forth on Section 5.1.19(c) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary or any increased or accelerated funding obligation. Except with respect to the arrangements set forth in Section 5.1.19(c) of the Company Disclosure Letter, no payment or deemed payment by the Company or any Company Subsidiary will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the

Company, or the consummation by the Company of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code. The information the Company provided to Ernst & Young LLP in connection with such accountants’ estimations of amounts that may become payable under any of the agreements set forth in Section 5.1.19(c) of the Company Disclosure Letter was accurate in all material respects and did not omit any material fact. The Company has reviewed the estimations dated as of the date hereof prepared by Ernst & Young LLP and has no reason to believe such estimation is not correct in all material respects, based on the assumptions provided therein.

(vi)    The Company has classified all individuals (including but not limited to independent contractors, full-time life insurance salesmen and leased employees) appropriately under the Company Benefit Plans, except where a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

5.1.20    Labor Matters.

(a)    Except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries is in compliance with all Applicable Law of the United States, or of any state or local government or any subdivision thereof and of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

(b)    None of the Company or any of the Company Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement and, to the Best Knowledge of the Company, there are no labor unions or other organizations representing, or purporting to represent, any employees employed by the Company or any of the Company Subsidiaries. To the Best Knowledge of the Company, no labor union is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in material breach of or default under any collective bargaining agreement. Since January 1, 2002, to the Best Knowledge of the Company, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Best Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries, other than as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

5.1.21    Intellectual Property Rights.

(a)    The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances, or have a valid and binding license to use, all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(b)    Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, (ii) all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole and owned by the Company or any of the Company Subsidiaries is not being infringed by any third party, and (iii) neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) there is no pending or, to the Best Knowledge of the Company, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any

Intellectual Property, and (ii) the consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property utilized in the business of the Company or any of the Company Subsidiaries.

(d)    For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

5.1.22    Takeover Statute.    No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

5.1.23    Contracts.

(a)    Section 5.1.23(a) of the Company Disclosure Letter sets forth a list of each contract (collectively, together with all contracts and other documents listed on the Exhibit Index to the Company’s 10-K, the “Company Contracts”) to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

(i)    contains obligations in excess of $4,000,000 or is otherwise material to the current business of the Company and the Company Subsidiaries taken as a whole;

(ii)    is a reinsurance or retrocession contract which requires the payment of premiums by the Company and the Company Subsidiaries of amounts in excess of $10,000,000 per year or relating to business as to which the Company Subsidiaries are holding gross reserves in excess of $10,000,000;

(iii)    contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of the Company or any of the Company Subsidiaries to acquire equity securities of any Person; or

(iv)    is an employment, severance, retention, consulting, loan or indemnification contract applicable to any current or former employee of the Company or the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than any agent contract with insurance agents that by its terms is terminable by the Company or any of the Company Subsidiaries before and after the Effective Time on not more than 60 days’ notice without any penalty or cost to the Company or any Company Subsidiary.

(b)    Except as set forth in Section 5.1.23(b) of the Company Disclosure Letter, with respect to each of the Company Contracts:

(i)    such Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the Best Knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws effecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, and is in full force and effect; and

(ii)    there is no material default or claim of material default thereunder by the Company or the Company Subsidiary party thereto, or to the Best Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto, or to the Best Knowledge of the Company, by any other party thereto, or would permit material modification, acceleration or termination thereof.

(c)    Except for the Company Contracts marked with an asterisk on Section 5.1.23 of the Company Disclosure Letter, the Company has previously made available to AFI or Merger Sub true and complete copies of each Company Contract (other than any contract or document listed on the Exhibit Index to the Company’s

10-K), including true and complete descriptions of any oral Company Contracts, in all cases as amended and currently in effect. None of the Company Contracts marked with an asterisk on Section 5.1.23 of the Company Disclosure Letter, either individually or together with all such Company Contracts, is material to the current business of the Company and the Company Subsidiaries taken as a whole.

5.1.24    Environmental Laws and Regulations.

(a)    The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, demands, notices or, to the Best Knowledge of the Company, investigations by any Person asserting personal injury, property damages or the Company or any Company Subsidiary’s obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c)    There are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities or properties or any investment properties or any other properties that have led to, or are reasonably likely to lead to, any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

5.1.25    Insurance Coverage.    The insurance maintained by the Company and the Company Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by the Company, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

5.1.26    Clients.    Section 5.1.26 of the Company Disclosure Letter lists each investment company registered under the Investment Company Act (the “U.S. Registered Funds”) or under any similar foreign laws or regulations (the “Foreign Funds, and together with the U.S. Registered Funds, the “Registered Funds”), for which a Company Adviser Subsidiary acts as investment adviser or subadviser or which is a Registered Separate Account. Section 5.1.26 of the Company Disclosure Letter lists each pooled investment vehicle, other than a Registered Fund, for which a Company Adviser Subsidiary acts as investment adviser or sub-adviser (“Private Funds”). No Private Fund is required to register under the Investment Company Act, except as would not reasonably be expected to have a Company Material Adverse Effect. As of December 31, 2002, all other clients (“Non-Fund Clients”) for which a Company Adviser Subsidiary acts as investment adviser represent no more than 50% of the assets managed under investment advisory agreements (as defined in the Investment Advisers Act) with the Company Adviser Subsidiaries.

5.1.27    Client Contracts.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each investment advisory agreement entered into by any Company Adviser Subsidiary with a Registered Fund, Private Fund or a Non-Fund Client (each a “Client Contract”), and any subsequent renewals thereof, has been duly authorized, executed and delivered by such Company Adviser Subsidiary and, to the extent applicable, has been approved in accordance with Section 15 of the Investment

Company Act, and is a valid and legally binding agreement, enforceable against such Company Adviser Subsidiary. Each Company Adviser Subsidiary has been and is in compliance in all material respects with each Client Contract to which it is a party.

5.1.28     Registered Fund Clients.

(a)    Each U.S. Registered Fund is, and at all times during the past three years has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Registered Fund is in, and operates in, compliance in all material respects with all Applicable Laws, including all rules and regulations of the SEC, the NASD, the IRS and any other Governmental Entity having jurisdiction over such Registered Fund, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Best Knowledge of the Company, each U.S. Registered Fund and Company Broker-Dealer, and their respective “associated persons” (as defined in the Exchange Act) and “affiliated persons” (as defined in the Investment Company Act) is conducting its business (in the case of associated persons, on behalf of the applicable Company Broker-Dealer, and in the case of the affiliated persons, on behalf of the applicable U.S. Registered Fund) and has conducted such business in compliance, in all material respects, with Applicable Law and the relevant prospectus of each Fund with respect to the pricing, placing and execution of orders for the purchase and sale of securities of such U.S. Registered Fund.

(b)    Each contract, including each Client Contract, each administration agreement and each underwriting agreement (“Underwriting Agreement”) between a Registered Fund, on the one hand, and the Company or a Company Subsidiary, on the other hand, and each Underwriting Agreement between the Company or Company Subsidiary or a Company Broker/Dealer, on the one hand, and any Registered Fund, on the other hand, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by the Company, such Company Adviser Subsidiary, or such Registered Fund, as the case may be, and is a valid and legally binding agreement, enforceable against the Company, such Company Subsidiary or such Registered Fund, as the case may be, except where the failure of such Underwriting Agreements to be valid, legally binding and enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Each Registered Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. None of the Registered Funds is in default in the performance, observance or fulfillment of any of the terms or conditions of its certificate of incorporation, declaration of trust or by-laws (each as amended to date) and such documents are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All issued and outstanding shares of common stock and shares or units of beneficial interest of each Registered Fund (collectively, “Fund Shares”) are, and at the Effective Time will be, and all of the authorized but unissued Fund Shares of each Registered Fund when issued for the consideration described in the current prospectus or offering document relating to such Registered Fund will be, duly and legally issued and outstanding, fully paid, and non-assessable by such Registered Fund, except that with respect to each U.S. Registered Fund that is organized as a Massachusetts business trust, shareholders of such U.S. Registered Fund might, under certain circumstances be liable for transactions effected by the U.S. Registered Fund. No Registered Fund has outstanding any options, warrants, or other rights to subscribe for or purchase any of its Fund Shares, nor is there outstanding any security exchangeable for or convertible into Fund Shares of any Registered Fund.

(d)    Each of the U.S. Registered Funds has issued its shares or interests pursuant to an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws. Each of the Registered Funds has filed all prospectuses, registration statements, proxy statements (if any), financial statements, other forms, reports, advertisements and any other documents required to be filed with applicable regulatory authorities, and any amendments thereto (the “Reports”), the failure to file which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Registered Fund. The Reports (i) have been prepared in accordance with the requirements of Applicable Law in all material respects, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each of the principal executive officer and the principal financial officer of each U.S. Registered Fund (or each former principal executive officer and former principal financial officer of each U.S. Registered Fund, as applicable) has made all certifications required by Sections 302 and 906 (if applicable) of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to applicable reports of U.S. Registered Funds. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

5.1.29     Compliance with Privacy Laws Policies.    The Company, each Company Subsidiary, each Registered Fund and each Private Fund is in compliance with (i) the terms of its own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been made available to AFI or Merger Sub (the “Company Privacy Policy”) and (ii) any Applicable Laws concerning the protection of confidential personal information received from customers and consumers, including without limitation, the Gramm-Leach-Bliley Act of 1999 and the Health Insurance Accountability and Portability Act of 1996 and any rules and regulations adopted thereunder, except in each case for any non-compliance that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

5.1.30    Anti-Money Laundering Regulation.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 1999, the Company, each Company Subsidiary, each Registered Fund and each Private Fund has been in compliance with all requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations thereunder (including all rules and regulations adopted by any self regulatory organizations).

5.1.31     AIMR Compliance.    Each Company Adviser Subsidiary that represents that it prepares and presents its investment performance record in accordance with the guidelines of the Association of Investment Management and Research, prepares and presents its performance record in accordance with the AIMR Performance Presentation Standards AIMR-PPSTM Amended and Restated as the AIMR-PPS® Standards, the U.S. and Canadian version of GIPS®, as currently in effect and published by the Association for Investment Management and Research (including any recommendations contained in such Standards) (“AIMR Standards”). Any composite performance presentations presented by any such Company Adviser Subsidiary complies with all the composite construction requirements of the AIMR-PPS® standards and such Company Adviser Subsidiary’s processes and procedures were designed to calculate and present performance results in compliance with the AIMR-PPS® standards for the specified periods, except, in each case, where such failure would not reasonably be expected to have a Company Material Adverse Effect.

5.1.32    Opinion of Financial Advisor.    The Company has received an opinion from Credit Suisse First Boston LLC, dated as of the date hereof, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than AFI), a signed copy of which opinion has been delivered to AFI or will be delivered to AFI promptly after the date hereof.

5.1.33    Company Stockholder Rights Plan.    The board of directors of the Company has taken all necessary action (i) to prevent AFI, Merger Sub and their respective Affiliates from becoming an Acquiring Person (as such term is defined in the Company Rights Agreement) for so long as this Agreement is in effect and (ii) to ensure that neither a Stock Acquisition Date nor a Distribution Date (as such terms are defined in the Company Rights Agreement) shall occur for so long as this Agreement is in effect, in each case, as a result of the execution of this

Agreement or the consummation of the transactions contemplated hereby, including the Merger. The Company has delivered to AFI or Merger Sub a true and correct copy of the Company Rights Agreement.

5.2    Representations and Warranties of AFI and Merger Sub.    Except as set forth with particularity in the AFI SEC Documents publicly available prior to the date of this Agreement, AFI and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.2.1     Corporate Status.    Each of AFI and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AFI and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect.

5.2.2     Authority for Agreements.    Each of AFI and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or shareholder action of AFI and Merger Sub, and no other corporate proceedings on the part of AFI or Merger Sub, as the case may be, are necessary for AFI or Merger Sub, as the case may be, to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of AFI and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

5.2.3    Consents and Approvals; No Violations.

(a)    Except (i) for the Governmental Requirements, or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by AFI or Merger Sub or the consummation by AFI or Merger Sub of the transactions contemplated hereby.

(b)    Except for the corporate and shareholder approvals referred to in Section 5.2.2, no consent or approval of any other Person (other than any Governmental Entity) is required to be obtained by AFI or Merger Sub for the execution, delivery or performance of this Agreement by AFI or Merger Sub or the consummation by AFI or Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a AFI Material Adverse Effect.

(c)    Subject to compliance with the Governmental Requirements, none of the execution, delivery or performance of this Agreement by AFI or Merger Sub, nor the consummation by AFI or Merger Sub of the transactions contemplated hereby or compliance by AFI or Merger Sub with any provisions hereof, will (i) violate any provision of the Constituent Documents of AFI or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation under, any mortgage, lien, lease, agreement, license, instrument, statute, law, rule, regulation, order, arbitration award, judgment, or decree to which AFI or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of AFI or Merger Sub, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which AFI or Merger Sub, or the property or assets of AFI or Merger Sub, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for AFI or Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, reasonably be expected to have a AFI Material Adverse Effect.

5.2.4    Information in Proxy Statement.    None of the information supplied or to be supplied by AFI or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.2.5    Brokers.    No Person other than UBS Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by AFI or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AFI or Merger Sub.

5.2.6    Litigation.    There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the best knowledge of AFI, threatened against or affecting AFI or any of its Subsidiaries, the outcome of which, individually or in the aggregate, would reasonably be expected to have a AFI Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AFI or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a AFI Material Adverse Effect.

5.2.7    Financing.    As of the Closing, AFI shall have available cash sufficient to enable it to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS BY COMPANY

6.1    Conduct of Business by the Company Pending the Merger.    From the date hereof until the Effective Time, unless AFI shall otherwise consent in writing, or except as set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties (including its relationships with policyholders, insureds, agents, underwriters, brokers and investment advisory clients and customers) and to keep available the services of its current key employees and maintain its current rights and franchises, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of AFI:

(a)    the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents;

(b)    subject to Section 6.2, the Company shall not, and shall not permit any Company Subsidiary that is not wholly-owned, to declare, set aside or pay any shareholder dividend or other distribution (whether in cash, stock or property);

(c)    the Company shall not, and shall not permit any Company Subsidiary to (i) merge or consolidate with any other Person, except that a Company Subsidiary with no material assets may merge with another Company Subsidiary, (ii) acquire a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business consistent with past practice or as set forth in the Company’s capital budget, a copy of which was delivered to AFI prior to the date hereof, make or commit to make any capital expenditure;

(d)    the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, sub-lease, license, subject to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) the Company’s leasehold interest in its corporate headquarters at 1740 Broadway, New York (or any portion thereof), New York, or the Company’s leasehold interest in 100-120 Madison Street, Syracuse, New York (or any portion thereof), (ii) any other material facility owned or leased by the Company or any Company Subsidiary or (iii) any assets or property of the Company or any Company Subsidiary (other than sales of Company Investments owned by the Company or any of the Company Insurance Subsidiaries in accordance with Section 6.1(e) or sales of investment securities by the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice) except (x) with respect to clause (iii), pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to AFI prior to the date hereof), or (y) with respect to clauses (ii) and (iii), in an amount not in excess of $4,000,000 individually or $16,000,000 in the aggregate;

(e)    the Company shall not, and shall not permit any Company Insurance Subsidiary to, conduct transactions in Company Investments except in compliance in all material respects with the investment policy of the Company Insurance Subsidiaries, in effect on the date hereof, a copy of which has previously been delivered to AFI;

(f)    the Company shall not, and shall not permit any Company Subsidiary to (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable or exchangeable for, or convertible into, such capital stock or similar security), or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including options, warrants or any similar security exercisable or exchangeable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock, or take any action that, if such action had been taken prior to the date hereof, would have caused the representation and warranty made in Section 5.1.3(b) hereof to be untrue in any material respect or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Stock (and the associated Rights) in respect of (A) Options outstanding on the date hereof, (B) the Warrants and (C) upon the exercise of Rights and issuances of Series A Preferred Stock upon the exercise of Rights), (ii) incur, guarantee or assume any indebtedness, except short-term borrowings in the ordinary course of business consistent with past practice, (iii) except as required by Applicable Law, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under, or fail to make any required contribution to, any Company Benefit Plan, (iv) except as required by Applicable Law, establish any Company Benefit Plan or (v) accelerate the vesting of any Options or Restricted Shares;

(g)    except as required by Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in (i) the compensation of directors, officers, employees, consultants, registered representatives or agents of the Company or any Company Subsidiary, other than increases in the ordinary course of business consistent with past practice for employees who are not party to a contract with the Company or a Company Subsidiary that provides benefits contingent (in whole or in part) upon a change in control of the Company (other than a contract relating solely to Options) or (ii) the benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary;

(h)    except as required by Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into or amend or modify any severance, consulting, retention or employment agreement (except with respect to agreements which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) except in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant, registered representative or agent of the Company or any Company Subsidiary, as the case may be, other than any such termination as a result of which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits shall not exceed $1,000,000 in any one case, or $5,000,000 in the aggregate with respect to all such terminations;

(i)    the Company shall not change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by PwC, the Company’s independent auditors;

(j)    the Company shall not, and shall not permit any Company Subsidiary to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that do not exceed the case reserve established for such litigation on the litigation schedule previously delivered by the Company to AFI, plus an additional $10,000,000 in the aggregate for all such settlements and the settlement of any other litigation not set forth on such litigation schedule (other than any litigation subject to Section 7.17), (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practice but not in excess of $2,000,000 individually or $10,000,000 in the aggregate or (iv) payment of principal and interest on outstanding indebtedness, as and when the same becomes due and payable;

(k)    except as would not individually or in the aggregate, reasonably be expected to result in a cost to the Company that exceeds $10,000,000 plus the amount of any reserve established with respect to the following on the Company Financial Statements most recently filed with the SEC prior to the date hereof, the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Applicable Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2001;

(l)    the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Company Contract or enter into any new agreement which would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(m)    the Company shall not, and shall not permit any Company Subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of all such agreements;

(n)    the Company shall not permit any Company Insurance Subsidiary voluntarily to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law or (ii) such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Company Insurance Subsidiary in any material respect;

(o)    the Company shall not terminate, cancel, amend or modify any insurance coverage maintained by it or any Company Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage, except in the ordinary course of business consistent with past practice;

(p)    the Company shall not, and shall not permit any of the Company Insurance Subsidiaries to, make any material change in its (i) underwriting or claims management, (ii) pricing, except in the ordinary course of business consistent with past practice or (iii) reserving practices, except as required by Applicable Law;

(q)    the Company shall not, and shall not permit any Company Subsidiary to, purchase or redeem any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests;

(r)    the Company shall not permit any Company Broker/Dealer or Company Adviser Subsidiary voluntarily to forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its registrations, licenses, qualifications with any Governmental Entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except (i) as may be required in order to comply with Applicable Law or (ii) such forfeitures, abandonments, amendments, terminations, changes, modifications or waivers as would not, individually or in the aggregate, restrict the business or operations of such Company Subsidiary in any material respect; and

(s)    the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

6.2    Dividend from Adjusted Net Earnings.    Notwithstanding anything in Section 6.1 to the contrary, at any time after January 1, 2004, the Company can set a record date for, and declare and pay a dividend to its stockholders in an aggregate amount not to exceed the Adjusted Net Earnings, provided that in no event shall such dividend exceed $.45 a share of Common Stock and providedfurther that prior to the setting of any such record date for any such dividend, or the declaration or payment of any such dividend, (i) the Company shall have delivered to PFI and PwC a certificate setting forth the Company’s calculation of the Adjusted Net Earnings, and certifying that such calculation has been made in accordance with the applicable terms hereof, (ii) PwC shall have delivered the Adjusted Net Earnings Agreed Upon Procedures Report to AFI and the Company, (iii) 10 days shall have elapsed between the date of the delivery of the Adjusted Net Earnings Agreed Upon Procedures Report to AFI and the date of the setting of any such record date or the declaration and payment of any such dividend and (iv) the Company shall have complied with all Applicable Law with respect to the declaration and payment of such dividend, including, without limitation, the applicable provisions of the DGCL and the applicable rules and regulations under the Exchange Act and the New York Stock Exchange Listed Companies Manual.

6.3    Notice of Company Material Adverse Effect; AFI Material Adverse Effect.    The Company shall promptly advise AFI orally and in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a Company Material Adverse Effect. AFI shall promptly advise the Company orally and in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a AFI Material Adverse Effect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Access and Information.    Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to AFI and its financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours and without undue disruption of normal business activity throughout the period prior to the Effective Time to all of its books, records, properties, premises and personnel and, during such period, shall furnish, and shall cause to be furnished, as promptly as practicable to AFI (a) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as may be restricted by Applicable Law, and (b) all other information as AFI reasonably may request, provided that the Company and the

Company Subsidiaries shall not be obligated to disclose any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of (A) the confidentiality agreement between AFI and the Company, dated February 11, 2003 (the “Confidentiality Agreement”) and (B) the confidentiality agreement between AFI and the Company dated May 8, 2003 (the “Second Confidentiality Agreement”).

7.2    Proxy Statement.

(a)    Promptly following the date of this Agreement, the Company and AFI shall prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”). AFI and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as any other party may reasonably request in connection with the preparation of the Proxy Statement. AFI and the Company shall each use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC.

(b)    Each of AFI and the Company shall as promptly as practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement, (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (iii) any orders relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and consent of AFI (which consent shall not unreasonably be withheld), and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and consent of AFI (which consent shall not unreasonably be withheld). All filings by AFI with the SEC in connection with the transactions contemplated hereby shall be subject to the prior review and comment of the Company.

(c)    If at any time prior to the Effective Time any information relating to the Company, AFI, or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, AFI, or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

7.3    Company Stockholders’ Meeting.    The Company, acting through its board of directors, shall, in accordance with its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Common Stock (the “Company Stockholders’ Meeting”) for the sole purpose of seeking the Company Stockholder Approval, and shall (i) except as otherwise provided in Section 7.4(b), recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the board of directors of the Company or any committee thereof of its recommendation of this Agreement in accordance with Section 7.4(b) or the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement. At any such Company Stockholders’ Meeting following any such withdrawal, amendment or modification of the Company’s board of directors’ recommendation of this Agreement, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this

Agreement by the board of directors of the Company may not be rescinded or amended), in which event the board of directors of the Company may, subject to Section 7.4(b), communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Applicable Law. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law.

7.4    Acquisition Proposals.

(a)    The Company shall not, nor shall it authorize or permit any Company Subsidiary, or any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any Company Subsidiary to, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any other action to in any way knowingly facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions (other than with AFI, Merger Sub or their respective directors, officers or employees or Representatives) or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.4 by any Representative of the Company or any Company Subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company Subsidiary, shall constitute a breach of this Section 7.4(a) by the Company. The Company shall, and shall cause the Company Subsidiaries to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal and request the prompt return or destruction of all confidential information previously furnished and shall not, and shall not permit any Company Subsidiary to, waive any rights under any standstill, confidentiality or similar agreements entered into with any such Person. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bonafide written Alternative Transaction Proposal that the board of directors of the Company determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to constitute a Superior Proposal, and which Alternative Transaction Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 7.4(a), the Company may, subject to compliance with Section 7.4(c), and after giving AFI written notice of such action, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement, provided that all such information has previously been provided to AFI or is provided to AFI prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.

(b)    Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to AFI), or publicly propose to withdraw (or amend or modify in a manner adverse to AFI), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any

Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 7.4(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, provided, in the case of clauses (A) and (B) of this Section 7.4(b)(ii), that the Company shall not be prohibited from entering into an agreement referred to in and in accordance with Section 9.1(h). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance at all times with the other provisions of this Section 7.4, the board of directors of the Company may make an Adverse Recommendation Change if such board of directors determines in good faith by resolution duly adopted, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under Applicable Law.

(c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.4, the Company shall promptly advise AFI orally and in writing of any Alternative Transaction Proposal and any inquiry with respect to or that could reasonably be expected to lead to any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal or inquiry and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees or Representatives. The Company shall keep AFI fully informed on a current basis of the status (including any change to the terms and conditions thereof) of any such Alternative Transaction Proposal or inquiry.

7.5    Filings; Other Action.    Subject to the terms and conditions herein provided, as promptly as practicable, the Company, AFI and Merger Sub shall: (i) make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in New York, Arizona, Ohio and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States, the several states or the District of Columbia, and foreign jurisdictions in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide AFI, and AFI, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

7.6    Public Announcements; Public Disclosures; Privacy Laws.

(a)    AFI and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements with respect to this Agreement, and the transactions contemplated hereby shall be consistent in all material respects with such joint communications plan, and (ii) unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other a reasonable time before issuing any press release or otherwise making any public statement, and mutually agree upon any such press release or public statement, with respect to this Agreement, or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 7.2, unless otherwise required by Applicable Law (after consultation with outside counsel), the Company shall not, and shall not permit any Company

Subsidiary to, issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations without the written consent of AFI, which consent will not be unreasonably withheld, delayed or conditioned.

(b)    As promptly as practicable after the date of this Agreement, the Company shall file a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

(c)    Each of AFI, Merger Sub and the Company will use its reasonable best efforts to ensure that the consummation of the Merger and the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders or other customers or (ii) the privacy policy of the Company or the privacy policy of AFI.

7.7    Employee Matters; Agent Matters.

(a)    Until the earlier to occur of (i) the first anniversary of the Effective Time and (ii) December 31, 2004 (the “Benefits Continuation Period”), and subject to the last sentence of this Section 7.7(a), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Surviving Corporation or the Company Subsidiaries during the Benefits Continuation Period, compensation and employee benefits that are substantially comparable in the aggregate to those currently provided by the Company or the applicable Company Subsidiary to such employees pursuant to the Company Benefit Plans (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements); provided that with respect to employees who are subject to collective bargaining or employment agreements (including change in control agreements), compensation, benefits and payments shall be provided in accordance with the such agreements. The foregoing shall not be deemed to restrict in any way the Surviving Corporation’s ability to amend or modify or terminate any Company Benefit Plan or to terminate any Person’s employment. The Surviving Corporation shall be required to provide severance and any similar benefits which are substantially equivalent in the aggregate to the severance and similar benefits currently provided under the Company Benefit Plans for the ninety-day period following the Effective Time, including by recognizing all service recognized for such purposes under the applicable Company Benefit Plan. Thereafter, until the end of the Benefits Continuation Period, the Surviving Corporation shall be required to provide severance and any similar benefits to employees who continue as employees of the Company during the Benefits Continuation Period only on a basis that is substantially equivalent in the aggregate to those severance or similar benefits provided from time to time by AFI to similarly situated employees of AFI.

(b)    The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any of the Company Subsidiaries is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting credit and entitlement to benefits (but excluding for purposes of benefit accrual) under any other benefit plan to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan in which such employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c)    With respect to matters described in this Section 7.7, the Company will use all reasonable efforts to consult with AFI (and consider in good faith the advice of AFI) prior to sending any notices or other communication materials to its employees.

(d)    Until the first anniversary of the Effective Time, in the case of all Tier 1 Agents and Tier 2 Agents (as reflected on the Company’s books and records as of the date hereof), and until the second anniversary of the Effective Time, in the case of all Tier 3 Agents and Tier 4 Agents (as reflected on the Company’s books and records as of the date hereof), the Surviving Corporation shall cause the Company to honor, or cause to be honored, in accordance with their respective terms and conditions, the agency contract between such agent and the applicable Insurance Company Subsidiary (a true and complete form of which has previously been provided to AFI), including the commission-related compensation payable pursuant to the commission schedule attached to such agency contract, as the same may be modified from time to time in accordance with the terms thereof. In addition, until the first anniversary of the Effective Time, the Surviving Corporation shall cause the Company to permit each Tier 1 Agent, Tier 2 Agent, Tier 3 Agent and Tier 4 Agent who continues to remain under contract with the Company or any of its Affiliates during such period to continue to market insurance policies, annuity contracts and related products under the name of such Insurance Company Subsidiary; provided, that nothing herein shall preclude the Surviving Corporation or any Affiliate from (i) imposing restrictions or conditions on any such Agents to promote compliance with Applicable Law or (ii) substituting the broker-dealer services of one or more of AFI’s existing broker-dealer Affiliates, or any third-party broker-dealer, for the broker-dealer services currently used by such Agents to market such policies, contracts and related products.

7.8    Company Indemnification Provisions.

(a)    AFI shall cause the Surviving Corporation to maintain the Company’s existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under Applicable Law and the Company’s Constituent Documents in effect as of the date of this Agreement (to the extent consistent with Applicable Law), for a period of not less than six years after the Effective Time, and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

(b)    Immediately prior to the Closing, AFI shall purchase, from one or more insurers chosen by AFI, a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and its Subsidiaries on terms and conditions, including limits, as favorable as may be available (but no more favorable to the Indemnified Parties than the policies in effect as of the date of this Agreement), such policy or policies (i) to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time, in the event the Company does not exercise the Renewal Option or (ii) to become effective on the first anniversary of the Effective Time and remain in effect until the sixth anniversary of the Effective Time, in the event the Company does exercise the Renewal Option; provided, however, that (A) such policy shall not be underwritten on a primary basis by AFI or any Affiliate of AFI, (B) each such insurer or insurers shall have an insurer financial strength rating by A.M. Best Co. of at least “A” and (C) the premium for such run-off policy or policies, together with the premium for the Renewal Option, shall not exceed 300% of the last annual aggregate premium paid prior to the date of this Agreement for (i) the primary directors’ and officers’ insurance policy in place for the Company’s directors and officers as of the date hereof, as listed on the Company Disclosure Letter and (ii) the portion of the Umbrella/Excess Policy listed as item 2 on Schedule 7.8 hereof, as the same is in effect on the date hereof, which pertains to directors’ and officers’ insurance coverage.

(c)    In addition, the Company shall, notwithstanding any other provision of this agreement, be permitted prior to two weeks before the Effective Time to exercise the right contemplated in its current directors’ and officers’ insurance policy or policies to extend the reporting period under such policy or policies, as listed on the Company Disclosure Letter, for one year following the Effective Time (such right, the “Renewal Option”).

(d)    If AFI, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of AFI or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.8.

(e)    The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.9    Approval of New Fund Contracts.    AFI and the Company recognize that the transaction contemplated by this Agreement shall constitute an assignment and termination of the Client Contracts and the Underwriting Agreements under the terms thereof and the Investment Company Act. AFI and the Company agree to use all their reasonable best efforts to cooperate in obtaining such authorizations and approvals of the board of directors or Trustees of the U.S. Registered Funds (including any separate approvals of disinterested directors or trustees) and the shareholders thereof (i) as may be reasonably required by the Investment Company Act for new contracts (the “Fund Approvals”) and (ii) to the extent requested by AFI, as may be reasonably required to merge or consolidate one or more U.S. Registered Fund with another U.S. Registered Fund or merge or consolidate one or more U.S. Registered Funds with one or more registered investment companies affiliated with AFI. AFI agrees to provide the Company such information, for provision to the board of directors or Trustees of the U.S. Registered Funds, or for inclusion in a proxy statement to the shareholders thereof, as may reasonably be required.

7.10    Non-Fund Consents.    As promptly as practicable after execution of this Agreement, the Company or a Company Adviser Subsidiary shall cause all Private Funds and Non-Fund Clients, and any Private Fund and Non-Fund Client in respect of all Client Contracts entered into by the Company or a Company Adviser Subsidiary between the date of this Agreement and the Closing Date (“New Clients”), to be informed of the transactions contemplated by this Agreement. In addition, the Company or a Company Adviser Subsidiary shall request from all Private Fund and Non-Fund Clients, including all existing clients and New Clients, a signed written consent to the transaction contemplated by this Agreement in such form as may be reasonably satisfactory to AFI (“Affirmative Consent”). Notwithstanding the prior sentence, the Company or a Company Adviser Subsidiary may seek the consent of a Non-Fund Client who has entered into a Client Contract that does not require a written consent in the form of an implied consent (“Negative Consent”) by sending a notice and request-for-consent letter to each relevant client not later than 60 days prior to the Closing in such form as may be reasonably satisfactory to AFI. The Company shall (i) use reasonable best efforts to keep AFI informed of the status of obtaining Affirmative Consents and Negative Consents and (ii) deliver to AFI prior to the Closing copies of all Affirmative Consents and make available for inspection the originals of such Affirmative Consents prior to the Closing.

7.11    Information in Registered Fund Proxy Materials.    The Company will use its reasonable best efforts to ensure that each of the proxy solicitation materials to be distributed to the shareholders of the U.S. Registered Funds in connection with the approvals required under the Investment Company Act as described in Section 7.9, will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Section 20 of the Investment Company Act and the rules and regulations thereunder, and that such materials (except to the extent supplied by AFI or any of its officers) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

7.12    Compliance with Investment Company Act Section 15(f).    (a)  AFI and Merger Sub acknowledge and agree that the Company has entered into this Agreement in reliance upon the benefits and protections provided by section 15(f) of the Investment Company Act. AFI and Merger Sub shall each use its reasonable best efforts to conduct its business and, recognizing that none of AFI, Merger Sub, or any Company Adviser Subsidiary will control any of the U.S. Registered Funds or the board of directors or Trustees of any of the Registered Funds, to use its reasonable best efforts to cause each of the U.S. Registered Funds to conduct its business so as to assure that:

(i)    for a period of three years after the Closing Date, at least 75% of the members of the board of directors or trustees of each of the U.S. Registered Funds which continues after the Closing Date its existing or a replacement investment advisory contract with a Company Adviser Subsidiary are not (A) “interested persons” of the investment adviser of such U.S. Registered Fund after the Closing, or (B) “interested persons” of the present investment adviser of such Registered Fund; and

(ii)    there is not imposed on any of the U.S. Registered Funds an “unfair burden” as a result of the transactions contemplated by this Agreement, any payments in connection therewith, or understandings applicable thereto.

(b)    The terms used in quotations in this Section 7.12 shall have the meanings set forth in Section 15(f) or Section 2(a)(19) of the Investment Company Act.

7.13    State Takeover Laws.    If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the Company shall take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

7.14    [Intentionally Omitted]

7.15    Additional Matters.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, AFI, Merger Sub and the Surviving Corporation shall take all such necessary action. Without limiting the generality of the foregoing, neither the Company, on the one hand, nor AFI on the other, shall, and shall not permit or cause any Subsidiary thereof to, take any actions or omit to take any actions that would cause any of its respective representations and warranties herein to become untrue in any material respect or that would cause, or would reasonably be expected to cause, a Company Material Adverse Effect, in the case of the Company, or a AFI Material Adverse Effect, in the case of AFI.

7.16    Company Rights Agreement.    The board of directors of the Company shall take all action reasonably requested in writing by AFI in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as approved in writing by AFI, the board of directors of the Company shall not (a) amend the Company Rights Agreement, (b) redeem the Rights or (c) take any action with respect to, or make any determination under, the Company Rights Agreement.

7.17    Stockholder Litigation.    The Company shall give AFI the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of AFI.

7.18    Thrift Merger.    Subject to the terms and conditions herein provided, as promptly as practicable, the Company, AFI and Merger Sub shall, and each shall cause the Thrift, Frontier Trust Company, FSB (“Frontier”)

and any of their other respective Subsidiaries or Affiliates as may be necessary to, prepare and file with the OTS all necessary and appropriate applications, and all other necessary filings, and take all other actions necessary for Frontier to merge with the Thrift (the “Thrift Merger”) under Section 10(e) of HOLA and applicable OTS regulations and 12 U.S.C. § 1815(d)(3) in such manner as is reasonably necessary for the existing status under Section 10(c)(9)(C) of HOLA of AFI and all Subsidiaries and Affiliates of AFI that control Frontier not to be adversely affected by the Merger and transactions contemplated by this Agreement.

7.19    Equity Securities Beneficially Owned.    From time to time upon the reasonable request of AFI, the Company shall provide to AFI a list identifying all equity or similar interests in, and all interests convertible into or exchangeable or exercisable for, any equity or similar interest in any Person, except for the Company Subsidiaries, beneficially owned by the Company (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, including any equity or similar interest in, and any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any venture capital, private equity or similar pooled investment vehicle and shall thereafter provide AFI with reasonable access to information concerning the equity and other similar interests beneficially owned by the Company, directly or indirectly.

7.20    AIMR Compliance.    The Company shall provide AFI with all information reasonably necessary to determine the basis upon which each Company Advisory Subsidiary prepares and presents its performance presentations and shall cooperate with AFI to determine the actions, if any, necessary to cause any Company Advisory Subsidiary that does not prepare and present its performance presentations in accordance with AIMR Standards to prepare and present its performance presentation in accordance with such standards.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn or terminated;

(b)    No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger shall be in effect;

(c)    Each of the Company, AFI, and Merger Sub shall have made the filings, and obtained the permits, authorizations, consents, or approvals set forth on Schedule 8.1(c) hereto (collectively, the “Required Consents”); and

(d)    The Company Stockholder Approval shall have been obtained.

8.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)    Each of AFI and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of AFI and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term AFI Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a AFI Material Adverse Effect. Without limiting the foregoing, the representations and warranties of AFI and Merger Sub contained in the first sentence of Sections 5.2.1, 5.2.2 and 5.2.3 shall be true and correct in all respects with regard to any such representations or warranties containing the qualifications “materially” or “material” or any other qualification based on such terms or the defined term AFI Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any such representation and warranty not so qualified, in each case as of the Effective Time (or to the extent such representations or warranties speak as of an earlier date, they shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(b)    The Company shall have received a certificate of an executive officer of AFI as to the satisfaction of the conditions set forth in Section 8.2(a); and

(c)    The Company received written approval of the Thrift Merger from the OTS, to the extent the same is required by Applicable Law.

8.3    Conditions to Obligations of AFI and Merger Sub to Effect the Merger.    The obligations of AFI and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by AFI at or prior to the Effective Time of the following additional conditions:

(a)    The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, the representations and warranties of the Company contained in the first sentence of Section 5.1.1, and Sections 5.1.3, 5.1.4, 5.1.5, 5.1.32 and 5.1.33 shall be true and correct in all respects with regard to any such representations and warranties containing the qualifications “materially” or “material” or any other qualifications based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any such representation and warranty not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(b)    AFI and Merger Sub shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Section 8.3(a);

(c)    Since December 31, 2002, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(d)    There shall not be pending or threatened any material suit by any Governmental Entity that has a reasonable likelihood of success which (i) challenges the Merger or any of the other transactions contemplated by or relating to this Agreement or (ii) seeks to restrain or prohibit the consummation of the Merger or any other transactions contemplated by or relating to this Agreement;

(e)    The Company shall have obtained the Fund Approvals (including, except to the extent not required by SEC exemptive order, shareholder approvals) of new investment advisory contracts and sub-advisory contracts from U.S. Registered Funds representing 80 percent of the total assets of all the U.S.

Registered Funds determined as of the date of this Agreement and board of director approvals of interim contracts (as contemplated by rule 15a-4 under the Investment company Act ) with the remaining U.S. Registered Funds.

(f)    Appraisal rights shall not have been perfected pursuant to Section 262(d) of the DGCL by the stockholders of the Company with respect to more than 10% of the issued and outstanding shares of Common Stock as of immediately prior to the Effective Time;

(g)    AFI, Merger Sub and Frontier shall have received written approval of the Thrift Merger from the OTS, to the extent the same is required by Applicable Law, and written confirmation or other written guidance from the OTS, reasonably satisfactory to AFI, that the Merger and the Thrift Merger, and the consummation of the transactions contemplated by this Agreement, will not adversely affect the existing status under Section 10(c)(9)(C) of HOLA of AFI or any Subsidiary or Affiliate of AFI that controls Frontier.

(h)    The Required Consents shall be subject only to (i) conditions customarily imposed by insurance or other applicable regulatory authorities in transactions of the type contemplated by this Agreement, and (ii) other conditions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a AFI Material Adverse Effect (after giving effect to the consummation of the Merger).

8.4    Frustration of Closing Conditions.    None of the Company, AFI, or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.5 and Section 7.15.

ARTICLE IX

TERMINATION

9.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting, or any adjournment or postponement thereof:

(a)    By mutual written consent of AFI and the Company;

(b)    By either AFI or the Company, if the Merger shall not have been consummated on or before the date that is 12 months (the “Outside Date”) after the date of this Agreement (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided that (subject to the final proviso of this Section 9.1(b)) the passage of such period shall be tolled for any period, or part thereof, during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, further, that (subject to the final proviso of this Section 9.1(b)) the Outside Date may be extended for a period not to exceed 90 days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 8.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period; provided further, that, notwithstanding the foregoing, in no event shall the Outside Date occur more than 18 months after the date of this Agreement;

(c)    By AFI, if (i) an Adverse Recommendation Change shall have occurred or (ii) the board of directors of the Company approves or recommends any Alternative Transaction Proposal;

(d)    By (i) AFI if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at the Company Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) without limiting the Company’s right to terminate this Agreement prior to the receipt of the Company Stockholder Approval in accordance with Section 9.1(h) below, by the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Requisite Vote at the Company Stockholders’ Meeting or at any adjournment or postponement thereof, provided that in the case of any such termination by the Company (A) no Alternative Transaction Proposal shall have been made to the Company, (B) no Alternative Transaction Proposal shall have been made directly to the stockholders of the Company generally, and (C) no Person shall have publicly announced an intention (whether or not conditional) to make any Alternative Transaction Proposal;

(e)    By AFI or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(f)    By the Company, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of AFI or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 8.2 and (B) is incapable of being cured prior to the Closing Date by AFI or Merger Sub, as the case may be, or is not cured within 30 days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 8.1 (other than 8.1(d)) shall have become incapable of fulfillment prior to the Outside Date (subject to the provisos in Section 9.1(b)); provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(g)    By AFI, if (i) prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 8.3 and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within 30 days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment prior to the Outside Date (subject to the provisos in Section 9.1(b)); provided that AFI is not then in material breach of any representation, warranty or covenant contained in this Agreement; and

(h)    By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the board of directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal, the board of directors of the Company shall have determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the board of directors of the Company to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under Applicable Law, (iii) the Company has notified AFI in writing of the determination described in clause (ii) and shall have attached the most current version of the agreement relating to such Superior Proposal to such notice, (iv) at least five Business Days following receipt by AFI of the notice referred to in clause (iii), and taking into account any revised proposal made by AFI following receipt of the notice referred to in clause (iii), such Superior Proposal remains a Superior Proposal and the board of directors of the Company has again made the determination referred to in clause (ii) (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to AFI under clause (iii) and a new five Business Day period under this clause (iv)), (v) the Company is, and at all times has been, in compliance with Section 7.4, (vi) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal, (vii) AFI is not at such time entitled to terminate this Agreement pursuant to Section 9.1(g)(i), and (viii) the Company, at or prior to any termination pursuant to this Section 9.1(h), pays AFI the applicable termination fee set forth in Section 9.3.

9.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in the last sentence of Section 7.1, and all of the provisions of Section 5.1.18, Section 5.2.5, this Section 9.2, Section 9.3 and Article X, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3    Fees and Expenses.

(a)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 9.1(h);

(ii)    this Agreement is terminated by AFI pursuant to Section 9.1(c);

(iii)    (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated by AFI pursuant to Section 9.1(d)(i) and (C) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal; or

(iv)    (A) an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated by AFI or the Company pursuant to Section 9.1(b) or by AFI pursuant to Section 9.1(g)(i) and (C) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal;

then the Company shall pay AFI a fee equal to $50,000,000. Solely for purposes of clauses (iii) and (iv) above, the term “Alternative Transaction Proposal” shall have the meaning set forth in the definition of such term in Section 10.1(b), except that all references to “15%” therein shall be deemed references to “30%”. Any fee due under this Section shall be paid by wire transfer of same-day funds to an account provided in writing by AFI to the Company on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) or (iv) above, such payment shall be made on the date of the first to occur of the events referred to in clause (iii)(C) or (iv)(C)).

(b)    Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that in the event AFI terminates this Agreement pursuant to Section 9.1(g) or the Company terminates this Agreement pursuant to Section 9.1(f) in either case due to a willful breach of AFI or the Company, as applicable, the Company, in addition to any payments it may be required to make to AFI pursuant to Section 9.3(a) in respect of such termination, shall reimburse AFI, or AFI shall reimburse the Company, as the case may be, for all of its Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS

10.1    Definitions.

(a)    Terms Generally     The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to, and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 10.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b)    Certain Terms.    Whenever used in this Agreement (including in the Schedules and Company Disclosure Letter), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Adjusted Net Earnings:    the consolidated net income of the Company determined in accordance with U.S. GAAP for the six month period ended December 31, 2003 exclusive of the following: (i) earnings resulting from changes in accounting policies and methods; (ii) all capital gains and losses, other than those resulting from prepayments and calls on bonds and mortgages; (iii) reductions in litigation reserves, which are not the result of a final, non-appealable judgments or settlements between the parties to such litigation; (iv) changes in other accrued items or reserves resulting from changes in assumptions; (v) earnings resulting from any changes to existing reinsurance agreements; (vi) other non recurring items, including but not limited to, Tax reserve releases, changes in restructuring reserves (other than from payments), gains and losses on reinsurance transactions not in the ordinary course of business and gains on disposal of non-invested assets; (vii) earnings resulting from changes in assumptions used to capitalize and amortize DAC, including, mortality, lapse and investment returns; and (viii) gains or losses resulting from sales of Subsidiaries or any material asset outside of the ordinary course of business consistent with past practices; in each case, net of all applicable Tax, DAC amortization and policyholder dividend accruals.

Adjusted Net Earnings Agreed Upon Procedures Report:    a report of PwC, prepared in form and in accordance with attestation standards established by the American Institute of Certified Public Accountants as set forth in, among other references, AT Section 201, Agreed Upon Procedures Engagements, reporting to PFI that PwC has performed the procedures enumerated in such report, including (w) a comparison of all items used in the calculation of Adjusted Net Earnings to amounts derived from, and reconciled to, the applicable consolidated financial statements of the Company included in the Company Financial Statements and/or such other financial records and work papers of the Company as appropriate or necessary in the circumstances in connection with the calculation of Adjusted Net Earnings in accordance with the terms hereof, (x) a comparison of the accounting policies and methods used by the Company in the preparation of the Statement of Adjusted Net Earnings with the policies and methods used by the Company in the preparation of the Company Financial Statements for consistency, (y) a comparison of the calculation of Adjusted Net Earnings to the relevant definition of Adjusted Net Earnings as set forth herein and (z) such other procedures as are hereafter agreed to by PFI, the Company and PwC.

Affiliate:    any Person that controls, or is controlled by, or is under common control with, another Person, whether as a result of equity ownership or contractual rights or otherwise.

AFI Material Adverse Effect:    any event, occurrence, fact, condition, change, development, or effect that (a) would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or (b) would otherwise materially adversely effect the ability of AFI to perform its obligations hereunder and the other transactions contemplated hereby.

AFI SEC Documents:    all reports, schedules, forms, statements and other documents required to be filed or furnished by AFI to the SEC since January 1, 2001.

Alternative Transaction Proposal:    any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction other than the transaction provided for in this Agreement (any of the above, a “Business Combination Transaction”) involving the Company, (ii) the Company’s acquisition of any Person (other than AFI, Merger Sub or any subsidiary of any of the foregoing (a “Third Party”)) in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 15% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 15% of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties that constitute 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, in each case other than the Merger and the transactions contemplated by this Agreement.

Applicable Law:    any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective subsidiaries, properties or assets, as the case may be.

Best Knowledge of the Company:    the actual knowledge of persons listed on Section 10.1 of the Company Disclosure Letter.

Business Day:    any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Paris, France are permitted or obligated by law to be closed for regular banking business.

Company Benefit Plans:    each material U.S. or non-U.S. employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral, whether legally enforceable or not) for the benefit of any current or former officer, employee, agent, field underwriter, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained or contributed to by the Company, any of the Company Subsidiaries or any Company Related Person, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law.

Company Material Adverse Effect:    any event, occurrence, fact, condition, change, development, or effect that is (a) materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, (b) would prevent or materially delay the consummation of the Merger or the transactions contemplated hereby or (c) would otherwise materially adversely effect the ability of the Company to perform its obligations hereunder and the other transactions contemplated hereby; except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the financial services industry, insurance and insurance services industries, annuity industry, brokerage industry, investment advisory industry or asset management industry generally, (iv) compliance by the Company with the terms and conditions of this Agreement, (v) any effect arising out of a change in U.S.

GAAP, Statutory Accounting Practices or Applicable Law or (vi) any loss of an agent, producer, regulatory representative or employee, and, in the case of clauses (i), (ii), (iii) or (v) not affecting the Company and the Company Subsidiaries to a materially greater extent than it effects other Persons in industries in which such Person competes.

In determining whether any event, occurrence, fact, condition, change, development or effect constitutes a “Company Material Adverse Effect” under this definition, the parties agree that (x) none of AFI or Merger Sub will be deemed to have knowledge of any event, occurrence, fact, condition, change, development or effect that relates to the Company, any of the Company Subsidiaries or any of their respective internal affairs that is not expressly set forth with particularity on the Company Disclosure Letter or that is not expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement and (y) the analysis of materiality shall not be limited to either a long-term or short-term perspective.

In addition, and without limiting the generality of the foregoing, for purposes of the closing conditions set forth in Sections 8.3(a), 8.3(c) and 8.3(h), an event, occurrence, fact, condition, change, development or effect will be deemed to constitute a Company Material Adverse Effect under clause (a) of the first sentence of this paragraph only if such event, occurrence, fact, condition, change, development or effect, individually or in the aggregate with all other such events, occurrences, facts, conditions, changes, developments or effects, would, or would reasonably be expected to, result in Losses to the Company and the Company Subsidiaries, taken as a whole, of $120,000,000 or more; it being understood and agreed, that, notwithstanding anything in this Agreement to the contrary, any Losses resulting from, or which would be reasonably expected to result from, any event, occurrence, fact, condition, development, change or effect relating to any matter, whether or not such matter is disclosed on the Company Disclosure Letter, shall be included in determining whether such $120,000,000 amount has been met or exceeded, to the extent, but only to the extent, such Losses exceed the reserve, if any, for such matter reflected on the Company’s consolidated balance sheet as of December 31, 2002 included in the Company Financial Statements.

Company Related Person:    any trade or business whether or not incorporated, that, together with the Company or any of the Company Subsidiaries, is, or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

Company Rights Agreement:    the Rights Agreement, dated as of November 10, 1998, between the Company and First Chicago Trust Company of New York.

Constituent Documents:    with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

Encumbrance:    any mortgage, pledge, deed of trust, hypothecation, claim, security interest, encumbrance, title retention agreement, license, occupancy agreement, easement, encroachment, voting trust agreement, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other similar restriction or limitation of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

Governmental Entity:    any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of the United States or a foreign nation, or any state or other political subdivision thereof, and any self-regulatory organization.

IRS:    Internal Revenue Service.

Losses:    any claim, liability, loss (including the loss of any tax asset), fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), and whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

Permitted Encumbrances:    (i) encumbrances reflected in the Company Financial Statements or in the Schedules hereto, (ii) encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) encumbrances for warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business consistent with past practice and (iv) encumbrances that do not materially interfere with the current use of the assets of the business conducted by the Company and the Company Subsidiaries, taken as a whole.

Person:    any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Subsidiary:    of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

Superior Proposal:    a bona fide written proposal made by a Third Party (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) at least 50% of all the voting power of the Common Stock or (B) at least 50% of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, and (ii) which is otherwise on terms which the Company’s board of directors determines in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to holders of Common Stock, from a financial point of view, than the Merger (after consultation with a nationally recognized investment banking firm), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by AFI to amend the terms of this Agreement) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not then committed.

Tax Return:    any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a taxing authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Taxes:    any and all federal, state, local, foreign, provincial or territorial taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

Taxing Authority:    with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

U.S. GAAP:    United States generally accepted accounting principles.

(c)    Additional Terms.    The following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
Adverse Recommendation Change	7.4(b)
Affirmative Consent	7.10
AFI	Introduction
Agreement	Introduction
AIMR Standards	5.1.31
Appraisal Shares	4.4
Benefits Continuation Period	7.7(a)
By-Laws	2.2
Certificate	4.1(b)
Certificate of Incorporation	2.1
Certificate of Merger	1.3
Client Contract	5.1.27
Closing	1.2
Closing Date	1.2
Code	4.2(e)
Common Stock	4.1(a)
Company	Introduction
Company Adviser Subsidiary	5.1.2(g)
Company Annual Statutory Statements	5.1.7
Company Broker/Dealers	5.1.2(f)
Company Contracts	5.1.23(a)
Company Disclosure Letter	5.1.2
Company Financial Statements	5.1.6(b)
Company Forms	5.1.13(a)
Company Insurance Subsidiaries	5.1.2(b)
Company Investments	5.1.15(a)
Company Privacy Policy	5.1.29
Company Quarterly Statutory Statements	5.1.7
Company Reports	5.1.6(c)
Company Requisite Vote	5.1.4(a)
Company Statutory Financial Statements	5.1.7
Company Stockholder Approval	5.1.4(a)
Company Stockholders’ Meeting	7.3
Company Subsidiaries	5.1.2(a)
Company Title IV Plan	5.1.19(c)
Company’s 10-K	5.1.6(c)
Confidentiality Agreement	7.1
Convertible Preferred Stock	5.1.3(a)
Distribution Date	5.1.33
DGCL	Recital 2
Effective Time	1.3
Environmental Claims	5.1.24(b)
Environmental Laws	5.1.24(a)
Exchange Act	5.1.2(i)
Excluded Shares	4.1(a)
FDIC	5.1.2(e)
Foreign Funds	5.1.26

Term	Section Reference
Frontier	7.18
Fund Approvals	7.9
Fund Shares	5.1.28(c)
Governmental Requirements	5.1.5(a)
HOLA	5.1.2(e)
Holder	4.2(a)
HSR Act	5.1.5(a)
Indemnified Parties	7.8(a)
Intellectual Property	5.1.21(d)
Investment Advisers Act	5.1.2(g)
Investment Company Act	5.1.2(i)
Merger	Recital 2
Merger Consideration	4.1(a)
Merger Fund	4.2(a)
Merger Sub	Introduction
NASD	5.1.2(f)
Negative Consent	7.10
New Clients	7.10
Non-Fund Clients	5.1.26
Option	4.3(a)
OTS	5.1.2(e)
Outside Date	9.1(b)
Paying Agent	4.2(a)
Preferred Stock	5.1.3(a)
Private Funds	5.1.26
PwC	5.1.6(b)
Proxy Statement	7.2(a)
Registered Funds	5.1.26
Registered Separate Account	5.1.13(f)
Renewal Option	7.8(c)
Reports	5.1.28(d)
Representatives	7.4(a)
Required Consents	8.1(c)
Restricted Share	4.3(b)
Rights	5.1.3(a)
Rights Agreement Amendment	5.1.33
Sarbanes-Oxley Act	5.1.6(d)
SEC	5.1.2(f)
Second Confidentiality Agreement	7.1
Section 262	4.4
Securities Act	5.1.5(a)
Separate Account	5.1.13(e)
Series A Preferred Stock	5.1.3(a)
Statutory Accounting Practices	5.1.7
Stock Acquisition Date	5.1.33
Surviving Corporation	1.1
Thrift	5.1.2(e)
Thrift Merger	7.18
Underwriting Agreement	5.1.28(b)
U.S. Registered Fund	5.1.26
Voting Company Debt	5.1.3(b)
Warrants	5.1.3(a)

10.2    Survival of Representations, Warranties and Agreements.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time except as set forth in Section 9.3. This Section 10.2 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time.

10.3    Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to AFI or Merger Sub, to:

AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104
Attention: Richard V. Silver, Esq.
Fax: (212) 707-1935

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair, Esq.
Fax: (212) 909-6836

(b)	If to the Company, to:

The MONY Group Inc.
1740 Broadway
New York, New York 10019
Attention: General Counsel
Fax: (212) 708-2056

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Morton A. Pierce, Esq.
Jonathan L. Freedman, Esq.
Michael J. Aiello, Esq.
Fax: (212) 259-6333

10.4    Descriptive Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5    Entire Agreement; Assignment.    This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement and the Second

Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that AFI may assign all of its rights and obligations hereunder to any direct or indirect Subsidiary of AXA, which is organized under the laws of any state of the United States and with respect to which AXA owns at least 80% of the voting power or economic interests, provided, however, that notwithstanding any such assignment, AFI shall remain obligated to perform all of its obligations hereunder in accordance with the terms hereof.

10.6    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7    Expenses.    Subject to Section 9.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

10.8    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.9    Waiver.    At any time prior to the Effective Time, AFI, on the one hand, and the Company on the other may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of AFI, or AFI or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of AFI, or AFI or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.10    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

10.11    Severability; Validity; Parties in Interest.    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 7.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.12    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of AFI, Merger Sub, and the Company has caused this Agreement to be executed as of the date first above written.

AXA FINANCIAL, INC.

By:	/S/ STANLEY B. TULIN

Name: Stanley B. Tulin
Title: Vice-Chairman of the Board and Chief Financial Officer

AIMA ACQUISITION CO.

By:	/S/ STANLEY B. TULIN

Name: Stanley B. Tulin
Title: Chief Financial Officer and Vice President

THE MONY GROUP INC.

By:	/S/ MICHAEL I. ROTH

Name: Michael I. Roth
Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A

TO THE MERGER AGREEMENT

Certificate of Incorporation

of the Surviving Corporation

FIRST:    The name of the corporation (hereinafter called the “Corporation”) is “The MONY Group Inc.”

SECOND:    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Center.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    The aggregate number of shares which the Corporation shall have authority to issue is [            ] shares of Common Stock, par value $.01 per share.(1)

FIFTH:    In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH:    No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing does not eliminate or limit any liability that may exist with respect to (i) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) a transaction from which the director or officer derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as in effect on the date hereof and as such Section may be amended after the date hereof to the extent such amendment permits such liability to be further eliminated or limited. No amendment to, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

SEVENTH:    Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

[1]	The number of shares will equal the number of shares of Common Stock outstanding at the Effective Time (other than Excluded Shares and Restricted Shares) or if such number is not determinable prior to Closing, an estimate (as determined by AXA) of such number.

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ANNEX B

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of February 22, 2004 (the “Amendment”), to the Agreement and Plan of Merger, dated as of September 17, 2003 (as amended hereby, the “Merger Agreement”), among AIMA Acquisition Co., a Delaware corporation (“Merger Sub”), AXA Financial, Inc., a Delaware corporation (“AFI”) and The MONY Group Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub, AFI and the Company have heretofore entered into the Merger Agreement providing, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of AFI;

WHEREAS, Merger Sub, AFI and the Company have agreed to amend certain provisions of the Merger Agreement;

WHEREAS, in connection with such amendment, the Company and certain of its executive officers have entered into agreements reducing certain restricted stock awards otherwise payable to such executive officers if the Merger is consummated;

WHEREAS, Merger Sub, AFI and the Company entered into a Consent and Waiver Letter Agreement dated as of February 4, 2004 (the “Letter Agreement”), with respect to the Company’s ability to declare and pay a dividend under Section 6.2 of the Merger Agreement; and

WHEREAS, Merger Sub, AFI and the Company have agreed to incorporate the applicable provisions of the Letter Agreement herein and to terminate the Letter Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merger Sub, AFI and the Company agree as follows:

1.    Definitions.    Unless otherwise defined herein, capitalized terms that are defined in the Merger Agreement and used herein shall have the meanings set forth in the Merger Agreement.

2.    Representation and Warranty of the Company.    Except as otherwise disclosed in the Company Disclosure Letter (with specific reference to the representations and warranties to which the information in such letter relates) and as expressly set forth with particularity in the Company Reports filed after December 31, 2001 and publicly available prior to the date of this Agreement, the Company represents and warrants that the representations and warranties contained in Sections 5.1.1, 5.1.4, and 5.1.5 of the Merger Agreement are true and correct after giving effect to this Amendment.

3.    Representation and Warranty of AFI and Merger Sub.    Except as set forth with particularity in the AFI SEC Documents publicly available prior to the date of this Agreement, AFI and Merger Sub, jointly and severally, represent and warrant that each of their representations and warranties contained in Sections 5.2.1, 5.2.2 and 5.2.3 of the Merger Agreement are true and correct after giving effect to this Amendment.

4.    Additional Representations and Warranties of the Company.    (a) Section 5.1.32 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Company has received an opinion from Credit Suisse First Boston LLC, dated as of February 22, 2004, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than AFI), a signed copy of which opinion has been delivered to AFI or will be delivered to AFI promptly after February 22, 2004.”

(b) The Merger Agreement is hereby amended to insert the following Section 5.1.34:

“5.1.34.    Restricted Stock Agreements.    Upon the execution and delivery by the Company, on the one hand, and each of the executives of the Company listed on Section 5.1.34 of the Company Disclosure Letter, on the other hand, of an agreement substantially in the form set forth in Section 5.1.34 of the Company Disclosure Letter (individually, a “Restricted Stock Agreement”, and collectively, the “Restricted Stock Agreements”), as contemplated by Section 7.21 hereof, each such Restricted Stock Agreement will be duly and validly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity. When so executed and delivered, the Restricted Stock Agreements will eliminate certain restricted stock awards in an aggregate amount of $7,395,050 which would otherwise be payable to the executives of the Company listed on Section 5.1.34 of the Company Disclosure Letter if the Merger is consummated.”

5.    Amendment to Section 6.2.    Section 6.2 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“6.2    Permitted Dividends.    Notwithstanding anything in Section 6.1 to the contrary, at any time after January 1, 2004, the Company may: (a) set a record date for, and declare and pay a dividend to its stockholders who are record holders of the issued and outstanding shares of Common Stock immediately prior to the Effective Time in an aggregate amount not to exceed $12.5 million and (b) set a record date for, declare and pay a dividend to its stockholders who are record holders of the issued and outstanding shares of Common Stock immediately prior to the Effective Time in an amount not to exceed $0.10 per share of Common Stock, provided, that, (i) the Company shall, with respect to the dividend contemplated by clause (a) of this Section 6.2, use its commercially reasonable efforts to cause PwC to deliver the Adjusted Net Earnings Agreed Upon Procedures Report to AFI as soon as practicable after the date hereof, (ii) each such dividend shall be conditioned upon the Closing of the Merger, and (iii) the Company shall have complied with all Applicable Law with respect to the declaration and payment of each such dividend, including, without limitation, the applicable provisions of the DGCL and the applicable rules and regulations under the Exchange Act and the New York Stock Exchange Listed Companies Manual. Notwithstanding anything herein to the contrary, such two dividends shall be the only dividends MONY shall be permitted to set a record date for, declare or pay hereunder or otherwise.”

6.    Additional Covenants of the Company.    (a) The Merger Agreement is hereby amended to (i) delete the word “and” at the end of Section 6.1(r), (ii) change the “(s)” at the beginning of the last clause of Section 6.1 to a “(t),” and to insert the following as the new penultimate clause of Section 6.1:

“(s) the Company shall not (a) amend any of the Restricted Stock Agreements; (b) waive any of its rights or any obligation of any other party under the Restricted Stock Agreements; or (c) enter into any other agreements or understandings with the Restricted Stock Agreement Counterparties with respect to the subject matter of the Restricted Stock Agreements; and”

(b) The Merger Agreement is hereby amended to insert the following Section 7.21:

“7.21    Restricted Stock Agreements.    The Company shall use reasonable best efforts to cause each Restricted Stock Agreement to be duly and validly executed by the Company and the relevant executive of the Company listed on Section 5.1.34 of the Company Disclosure Letter as promptly as practicable. The Company shall deliver a copy of each executed Restricted Stock Agreement to AFI promptly after its execution.”

7.    Amendment to Section 8.3(f).    Section 8.3(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Appraisal rights shall not have been perfected pursuant to Section 262(d) of the DGCL by stockholders of the Company with respect to more than 15% of the issued and outstanding shares of Common Stock as of immediately prior to the Effective Time; provided that in the event this condition is not satisfied as of the first date on which all of the other conditions to AFI’s and Merger Sub’s obligations to effect the Merger pursuant to this Article VIII have been satisfied or waived (such date, the “Appraisal Condition Trigger Date”), AFI and Merger Sub shall be deemed to have automatically and irrevocably waived the condition set forth in this Section 8.3(f) unless, within five (5) Business Days following the Appraisal Condition Trigger Date, AFI gives written notice (the “Appraisal Condition Notice”) to the Company of its intention to continue to invoke the condition set forth in this Section 8.3(f).”

8.    Amendment to Section 9.1.    Section 9.1 of the Merger Agreement is hereby amended to insert the following stand alone paragraph immediately following Section 9.1(h):

“In addition, if AFI delivers the Appraisal Condition Notice to the Company pursuant to Section 8.3(f), this Agreement shall immediately terminate automatically without any action or consent of any of the parties hereto.”

9.    Amendment of Section 9.3(a)(iv).    Section 9.3(a)(iv) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(iv) (A) an Alternative Transaction Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (B) this Agreement is terminated (i) by AFI or the Company pursuant to Section 9.1(b), (ii) by AFI pursuant to Section 9.1(g)(i) or (iii) automatically pursuant to the last sentence of Section 9.1 following the delivery of any Appraisal Condition Notice and (C) within 12 months of any such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Alternative Transaction Proposal.”

10.    Amendment to Company Disclosure Letter.    The Company Disclosure Letter is hereby amended to insert a new Section 5.1.34 in the form of Schedule 1 to this Amendment.

11.    Termination of Letter Agreement.    The Letter Agreement shall be hereby terminated by mutual agreement of the parties from and after the date hereof, with no further liability or obligation to any party thereto, or their respective successors and assigns; provided that nothing herein shall be construed as a release of any such party’s rights or obligations in respect of any breach under the Letter Agreement prior to such termination.

12.    References.    Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

13.    Effect of Amendment.    This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. Notwithstanding anything contained herein to the contrary, AFI and Merger Sub hereby acknowledge that the execution and delivery of the Restricted Stock Agreements by the Company and the Restricted Stock Agreement Counterparties do not constitute a breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement.

14.    Counterparts; Effectiveness.    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

15.    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AXA FINANCIAL, INC.

By:	/S/ RICHARD SILVER

Name: Richard Silver
Title: Executive Vice President and General Counsel

AIMA ACQUISITION CO.

By:	/S/ RICHARD SILVER

Name: Richard Silver
Title: Secretary

THE MONY GROUP INC.

By:	/S/ MICHAEL I. ROTH

Name: Michael I. Roth
Title: Chairman and Chief Executive Officer

ANNEX C

[Letterhead of Credit Suisse First Boston LLC]

February 22, 2004

Board of Directors

The MONY Group Inc.

1740 Broadway

New York, NY 10019

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of The MONY Group Inc. (the “Company”), other than AXA Financial, Inc. (the “Acquiror”) and its affiliates, of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2003, as amended by Amendment No. 1 thereto dated as of February 22, 2004 (as so amended, the “Amended Merger Agreement”), among the Acquiror, AIMA Acquisition Co., a wholly owned subsidiary of the Acquiror (the “Sub”), and the Company. The Amended Merger Agreement provides for, among other things, the merger (the “Merger”) of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $31.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Amended Merger Agreement. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company, we have been advised by Company management and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. You have advised us that the Company may, pursuant to Section 6.2 of the Amended Merger Agreement, declare and pay to holders of record of shares of Company Common Stock outstanding immediately prior to the consummation of the Merger (i) a cash dividend in an aggregate amount not to exceed $12.5 million and (ii) a cash dividend in an amount not to exceed $0.10 per share of Company Common Stock. We have also assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the Amended Merger Agreement without amendment, modification or waiver of any material terms thereof. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the policy and other insurance reserves of the Company and have relied upon information furnished to us by the Company as to such adequacy. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our

C-1

opinion does not address the relative merits of the Merger as compared to other transactions or business strategies available to the Company or the Company’s underlying business decision to engage in the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. From time to time, we and our affiliates have in the past provided, are currently providing, and may in the future provide, investment banking and financial services to the Acquiror and the Company and their respective affiliates unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

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ANNEX D

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IMPORTANT

Your vote is important. Regardless of the number of shares of MONY common stock that you own, please sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of MONY common stock in the name of a broker, bank or other nominee, only it can vote your shares of MONY common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy or telephone or via Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares of MONY common stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: 1-800-488-8075

The MONY Group

c/o Corporate Election Services

P. O. Box 3230

Pittsburgh, PA 15230

VOTE BY TELEPHONE

Have your proxy card available and call Toll-Free 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple telephone prompts presented to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.votefast.com. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple screen prompts presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: The MONY Group Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: www.votefast.com	Vote by Mail Sign and return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Standard Time on Monday, May 17, 2004, to be counted in the final tabulation.

Your Control Number Is:

Proxy card must be signed and dated below.

ê    Please fold and detach card at perforation before mailing.    ê

THE MONY GROUP INC. PROXY

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted “FOR” the adoption of Proposals 1 and 2 listed below, “AGAINST” the adoption of Proposal 3 listed below and, to the extent permitted by law, in accordance with the Proxies’ discretion on such other business that may properly come before the special meeting and matters incident to the special meeting.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.     The adoption of the Agreement and Plan of Merger, dated as of September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 22, 2004, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., providing for the merger of a wholly owned subsidiary of AXA Financial with and into MONY.

2. The approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to Proposal 1.

☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote “AGAINST” Proposal 3

3. The approval of the stockholder proposal, if presented at the special meeting, as described in the proxy statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

SIGNATURE(S): DATE:

NOTE: Please sign exactly as your name or names appear above. If more than one owner, all stockholders must sign. When signing as attorney, executor, officer, trustee or guardian, please give your full title as such.

THE MONY GROUP INC.

VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE

Dear Stockholder:

Your vote is important and The MONY Group Inc. encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week.

•	To submit your proxy electronically via the Internet, go to the Web site: http://www.votefast.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

•	To submit your proxy by telephone, use a touch-tone telephone and call 1-800-542-1160. You must use the control number printed in the box on the reverse side of this card.

Also, if you have any questions or need assistance in voting, please call D. F. King & Co., Inc., toll-free at 1-800-488-8075. Stockholders calling from outside the U.S. and Canada can call collect at 1-212-269-5550. Office hours are weekdays from 8:00 a.m. to 9:00 p.m., and Saturday from 8:00 a.m. to 3:30 p.m., Eastern time.

Your vote is important. Thank you for voting.

Proxy card must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

Proxy Solicited by The Board of Directors For the Special Meeting of Stockholders

on Tuesday, May 18, 2004.

Lee M. Smith and Bart R. Schwartz, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of MONY common stock owned on the record date by the undersigned at the Special Meeting of Stockholders to be held at the New York Marriott Marquis hotel, New York, New York, at 10:30 a.m., local time, on Tuesday, May 18, 2004, or any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form, as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement.

Your shares of MONY common stock will not be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or via the Internet, the shares are voted in person at the Special Meeting, or other arrangements are made to have the shares represented at the meeting.

SEE REVERSE SIDE